Exhibit 99.1
Altria Group, Inc. and Subsidiaries
Consolidated Financial Statements as of
December 31, 2013 and 2012, and for Each of the
Three Years in the Period Ended December 31, 2013

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions of dollars)
________________________

at December 31,	2013	2012
Assets
Cash and cash equivalents	$3,175	$2,900
Receivables	115	193
Inventories:
Leaf tobacco	933	876
Other raw materials	180	173
Work in process	394	349
Finished product	372	348
	1,879	1,746
Deferred income taxes	1,100	1,216
Other current assets	321	260
Total current assets	6,590	6,315

Property, plant and equipment, at cost:
Land and land improvements	291	292
Buildings and building equipment	1,308	1,276
Machinery and equipment	3,111	3,068
Construction in progress	107	114
	4,817	4,750
Less accumulated depreciation	2,789	2,648
	2,028	2,102

Goodwill	5,174	5,174
Other intangible assets, net	12,058	12,078
Investment in SABMiller	6,455	6,637
Finance assets, net	1,997	2,581
Other assets	557	442
Total Assets	$34,859	$35,329

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Balance Sheets (Continued)
(in millions of dollars, except share and per share data)
____________________________________________

at December 31,	2013	2012
Liabilities
Current portion of long-term debt	$525	$1,459
Accounts payable	409	451
Accrued liabilities:
Marketing	512	568
Employment costs	255	184
Settlement charges	3,391	3,616
Other	1,007	1,093
Dividends payable	959	888
Total current liabilities	7,058	8,259

Long-term debt	13,992	12,419
Deferred income taxes	6,854	6,652
Accrued pension costs	212	1,735
Accrued postretirement health care costs	2,155	2,504
Other liabilities	435	556
Total liabilities	30,706	32,125
Contingencies (Note 18)	—	—
Redeemable noncontrolling interest	35	34
Stockholders’ Equity
Common stock, par value $0.33 1/3 per share (2,805,961,317 shares issued)	935	935
Additional paid-in capital	5,714	5,688
Earnings reinvested in the business	25,168	24,316
Accumulated other comprehensive losses	(1,378)	(2,040)
Cost of repurchased stock (812,482,035 shares in 2013 and 796,221,021 shares in 2012)	(26,320)	(25,731)
Total stockholders’ equity attributable to Altria Group, Inc.	4,119	3,168
Noncontrolling interests	(1)	2
Total stockholders’ equity	4,118	3,170
Total Liabilities and Stockholders’ Equity	$34,859	$35,329

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(in millions of dollars, except per share data)
____________________________________

for the years ended December 31,	2013	2012	2011
Net revenues	$24,466	$24,618	$23,800
Cost of sales	7,206	7,937	7,680
Excise taxes on products	6,803	7,118	7,181
Gross profit	10,457	9,563	8,939
Marketing, administration and research costs	2,320	2,281	2,643
Changes to Mondelēz and PMI tax-related receivables/payables	22	(52)	(14)
Asset impairment and exit costs	11	61	222
Amortization of intangibles	20	20	20
Operating income	8,084	7,253	6,068
Interest and other debt expense, net	1,049	1,126	1,216
Loss on early extinguishment of debt	1,084	874	—
Earnings from equity investment in SABMiller	(991)	(1,224)	(730)
Earnings before income taxes	6,942	6,477	5,582
Provision for income taxes	2,407	2,294	2,189
Net earnings	4,535	4,183	3,393
Net earnings attributable to noncontrolling interests	—	(3)	(3)
Net earnings attributable to Altria Group, Inc.	$4,535	$4,180	$3,390
Per share data:
Basic and diluted earnings per share attributable to Altria Group, Inc.	$2.26	$2.06	$1.64

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Earnings
(in millions of dollars)
_______________________

for the years ended December 31,	2013	2012	2011
Net earnings	$4,535	$4,183	$3,393
Other comprehensive earnings (losses), net of deferred income taxes:
Currency translation adjustments	(2)	—	(2)
Benefit plans	1,141	(352)	(251)
SABMiller	(477)	199	(150)
Other comprehensive earnings (losses), net of deferred income taxes	662	(153)	(403)

Comprehensive earnings	5,197	4,030	2,990
Comprehensive earnings attributable to noncontrolling interests	—	(3)	(3)
Comprehensive earnings attributable to Altria Group, Inc.	$5,197	$4,027	$2,987

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions of dollars)
__________________

for the years ended December 31,	2013	2012	2011
Cash Provided by (Used in) Operating Activities
Net earnings	$4,535	$4,183	$3,393
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	212	225	253
Deferred income tax benefit	(86)	(929)	(443)
Earnings from equity investment in SABMiller	(991)	(1,224)	(730)
Dividends from SABMiller	439	402	357
PMCC leveraged lease charges	—	7	490
Asset impairment and exit costs, net of cash paid	(35)	(73)	178
IRS payment related to the Closing Agreement	—	(456)	—
Loss on early extinguishment of debt	1,084	874	—
Cash effects of changes:
Receivables, net	78	202	(19)
Inventories	(133)	33	24
Accounts payable	(76)	(13)	(92)
Income taxes	(95)	883	147
Accrued liabilities and other current assets	(107)	(14)	21
Accrued settlement charges	(225)	103	(22)
Pension plan contributions	(393)	(557)	(240)
Pension provisions and postretirement, net	177	192	243
Other	(9)	47	21
Net cash provided by operating activities	4,375	3,885	3,581

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(in millions of dollars)
__________________

for the years ended December 31,	2013	2012	2011
Cash Provided by (Used in) Investing Activities
Capital expenditures	$(131)	$(124)	$(105)
Proceeds from finance assets	716	1,049	490
Other	17	(5)	2
Net cash provided by investing activities	602	920	387
Cash Provided by (Used in) Financing Activities
Long-term debt issued	4,179	2,787	1,494
Long-term debt repaid	(3,559)	(2,600)	—
Repurchases of common stock	(634)	(1,082)	(1,327)
Dividends paid on common stock	(3,612)	(3,400)	(3,222)
Issuances of common stock	—	—	29
Financing fees and debt issuance costs	(39)	(22)	(24)
Tender premiums and fees related to early extinguishment of debt	(1,054)	(864)	—
Other	17	6	38
Net cash used in financing activities	(4,702)	(5,175)	(3,012)
Cash and cash equivalents:
Increase (decrease)	275	(370)	956
Balance at beginning of year	2,900	3,270	2,314
Balance at end of year	$3,175	$2,900	$3,270
Cash paid: Interest	$1,099	$1,219	$1,154
Income taxes	$2,448	$3,338	$2,865

 See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
(in millions of dollars, except per share data)
____________________________________

	Attributable to Altria Group, Inc.
	Common Stock	Additional Paid-in Capital	Earnings Reinvested in the Business	Accumulated Other Comprehensive Losses	Cost of Repurchased Stock	Non- controlling Interests	Total Stockholders’ Equity
Balances, December 31, 2010	$935	$5,751	$23,459	$(1,484)	$(23,469)	$3	$5,195
Net earnings (a)	—	—	3,390	—	—	1	3,391
Other comprehensive losses, net of deferred income taxes	—	—	—	(403)	—	—	(403)
Stock award activity	—	(77)	—	—	171	—	94
Cash dividends declared ($1.58 per share)	—	—	(3,266)	—	—	—	(3,266)
Repurchases of common stock	—	—	—	—	(1,327)	—	(1,327)
Other	—	—	—	—	—	(1)	(1)
Balances, December 31, 2011	935	5,674	23,583	(1,887)	(24,625)	3	3,683
Net earnings (a)	—	—	4,180	—	—	—	4,180
Other comprehensive losses, net of deferred income taxes	—	—	—	(153)	—	—	(153)
Stock award activity	—	14	—	—	10	—	24
Cash dividends declared ($1.70 per share)	—	—	(3,447)	—	—	—	(3,447)
Repurchases of common stock	—	—	—	—	(1,116)	—	(1,116)
Other	—	—	—	—	—	(1)	(1)
Balances, December 31, 2012	935	5,688	24,316	(2,040)	(25,731)	2	3,170
Net earnings (losses) (a)	—	—	4,535	—	—	(3)	4,532
Other comprehensive earnings, net of deferred income taxes	—	—	—	662	—	—	662
Stock award activity	—	26	—	—	11	—	37
Cash dividends declared ($1.84 per share)	—	—	(3,683)	—	—	—	(3,683)
Repurchases of common stock	—	—	—	—	(600)	—	(600)
Balances, December 31, 2013	$935	$5,714	$25,168	$(1,378)	$(26,320)	$(1)	$4,118

(a) Net earnings/losses attributable to noncontrolling interests for the years ended December 31, 2013, 2012 and 2011 exclude net earnings of $3 million, $3 million and $2 million, respectively, due to the redeemable noncontrolling interest related to Stag’s Leap Wine Cellars, which is reported in the mezzanine equity section in the consolidated balance sheets at December 31, 2013, 2012 and 2011, respectively. See Note 18.

See notes to consolidated financial statements.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 1.     Background and Basis of Presentation
▪Background: At December 31, 2013, Altria Group, Inc.’s direct and indirect wholly-owned subsidiaries included Philip Morris USA Inc. (“PM USA”), which is engaged in the manufacture and sale of cigarettes and certain smokeless tobacco products in the United States; John Middleton Co. (“Middleton”), which is engaged in the manufacture and sale of machine-made large cigars and pipe tobacco, and is a wholly-owned subsidiary of PM USA; and UST LLC (“UST”), which through its direct and indirect wholly-owned subsidiaries, including U.S. Smokeless Tobacco Company LLC (“USSTC”) and Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”), is engaged in the manufacture and sale of smokeless tobacco products and wine. Nu Mark LLC (“Nu Mark”), an indirect wholly-owned subsidiary of Altria Group, Inc., is engaged in the development and marketing of innovative tobacco products for adult tobacco consumers. Philip Morris Capital Corporation (“PMCC”), another wholly-owned subsidiary of Altria Group, Inc., maintains a portfolio of leveraged and direct finance leases. In addition, Altria Group, Inc. held approximately 26.8% of the economic and voting interest of SABMiller plc (“SABMiller”) at December 31, 2013, which Altria Group, Inc. accounts for under the equity method of accounting. Altria Group, Inc.’s access to the operating cash flows of its wholly-owned subsidiaries consists of cash received from the payment of dividends and distributions, and the payment of interest on intercompany loans by its subsidiaries. At December 31, 2013, Altria Group, Inc.’s principal wholly-owned subsidiaries were not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their common stock. In addition, Altria Group, Inc. receives cash dividends on its interest in SABMiller if and when SABMiller pays such dividends.

▪
Dividends and Share Repurchases: During the third quarter of 2013, Altria Group, Inc.’s Board of Directors (the “Board of Directors”) approved a 9.1% increase in the quarterly dividend rate to $0.48 per common share versus the previous rate of $0.44 per common share. The current annualized dividend rate is $1.92 per Altria Group, Inc. common share. Future dividend payments remain subject to the discretion of the Board of Directors.

In January 2011, the Board of Directors authorized a $1.0 billion one-year share repurchase program (the “January 2011 share repurchase program”). Altria Group, Inc. completed the January 2011 share repurchase program during the third quarter of 2011. Under the January 2011 share repurchase program, Altria Group, Inc. repurchased a total of 37.6 million shares of its common stock at an average price of $26.62 per share.
The Board of Directors authorized a $1.0 billion share repurchase program in October 2011 and expanded it to $1.5 billion in October 2012 (as expanded, the “October 2011 share repurchase program”). During the first quarter of 2013, Altria Group, Inc. completed the October 2011 share repurchase program. Under the October 2011 share repurchase program, Altria Group, Inc. repurchased a total of 48.3 million shares of its common stock at an average price of $31.06 per share.
The Board of Directors authorized a $300 million share repurchase program in April 2013 and expanded it to $1.0 billion in August 2013 (as expanded, the “April 2013 share repurchase program”). Altria Group, Inc. expects to complete the April 2013 share repurchase program by the end of the third quarter of 2014. During 2013, Altria Group, Inc. repurchased 15.0 million shares of its common stock (at an aggregate cost of approximately $543 million, and at an average price of $36.27 per share) under the April 2013 share repurchase program. At December 31, 2013, Altria Group, Inc. had approximately $457 million remaining in the April 2013 share repurchase program. The timing of share repurchases under the April 2013 share repurchase program depends upon marketplace conditions and other factors. The April 2013 share repurchase program remains subject to the discretion of the Board of Directors.
For the years ended December 31, 2013, 2012 and 2011, Altria Group, Inc.’s total share repurchase activity was as follows:

	2013	2012	2011
	(in millions, except per share data)
Total number of shares repurchased	16.7	34.9	49.3
Aggregate cost of shares repurchased	$600	$1,116	$1,327
Average price per share of shares repurchased	$36.05	$32.00	$26.91
▪Basis of Presentation: The consolidated financial statements include Altria Group, Inc., as well as its wholly-owned and majority-owned subsidiaries. Investments in which Altria Group, Inc. exercises significant influence are accounted for under the equity method of accounting. All intercompany transactions and balances have been eliminated.
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions, lives and valuation assumptions for goodwill and other intangible assets, marketing programs, income taxes, and the allowance for losses and estimated residual values of finance leases. Actual results could differ from those estimates.
Effective January 1, 2013, Altria Group, Inc.’s reportable segments are smokeable products, smokeless products and wine. The financial services and the alternative products businesses have been combined in an all other category due to the continued reduction of the lease portfolio of PMCC and the

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

relative financial contribution of Altria Group, Inc.’s alternative products businesses to Altria Group, Inc.’s consolidated results. In addition, due to the continued reduction of the lease portfolio of PMCC, Altria Group, Inc.’s balance sheet accounts are no longer segregated by consumer products and financial services, and all balance sheet accounts are classified as either current or non-current.
Certain prior years’ amounts have been reclassified to conform with the current year’s presentation due primarily to Altria Group, Inc.’s revised reportable segments.
Effective January 2013, Altria Group, Inc. adopted new authoritative guidance that requires an entity to provide additional information by component concerning the amounts reclassified out of accumulated other comprehensive earnings/losses. Altria Group, Inc. has included the additional disclosures in Note 13. Other Comprehensive Earnings/Losses.
Note 2. Summary of Significant Accounting Policies
▪Cash and Cash Equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less. Cash equivalents are stated at cost plus accrued interest, which approximates fair value.
▪Depreciation, Amortization, Impairment Testing and Asset Valuation: Property, plant and equipment are stated at historical costs and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods up to 25 years, and buildings and building improvements over periods up to 50 years. Definite-lived intangible assets are amortized over their estimated useful lives up to 25 years.
Altria Group, Inc. reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be fully recoverable. Altria Group, Inc. performs undiscounted operating cash flow analyses to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, Altria Group, Inc. groups assets and liabilities at the lowest level for which cash flows are separately identifiable. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.
Altria Group, Inc. conducts a required annual review of goodwill and indefinite-lived intangible assets for potential impairment, and more frequently if an event occurs or circumstances change that would require Altria Group, Inc. to perform an interim review. If the carrying value of goodwill exceeds its fair value, which is determined using discounted cash flows, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and implied fair value. If the carrying value of an indefinite-lived intangible asset exceeds its fair value, which is determined using discounted cash flows, the intangible asset is considered impaired and is reduced to fair value. During 2013, 2012 and 2011, Altria Group, Inc. completed its quantitative annual impairment test of goodwill and indefinite-lived intangible assets, and no impairment charges resulted.
▪Employee Benefit Plans: Altria Group, Inc. provides a range of benefits to its employees and retired employees, including pensions, postretirement health care and postemployment benefits (primarily severance). Altria Group, Inc. records annual amounts relating to these plans based on calculations specified by U.S. GAAP, which include various actuarial assumptions, such as discount rates, assumed rates of return on plan assets, compensation increases, turnover rates and health care cost trend rates.
Altria Group, Inc. recognizes the funded status of its defined benefit pension and other postretirement plans on the consolidated balance sheet and records as a component of other comprehensive earnings (losses), net of deferred income taxes, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost.
▪Environmental Costs: Altria Group, Inc. is subject to laws and regulations relating to the protection of the environment. Altria Group, Inc. provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.
Compliance with environmental laws and regulations, including the payment of any remediation and compliance costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria Group, Inc.’s consolidated results of operations, capital expenditures, financial position or cash flows (see Note 18. Contingencies — Environmental Regulation).
▪Fair Value Measurements: Altria Group, Inc. measures certain assets and liabilities at fair value. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Altria Group, Inc. uses a fair value hierarchy, which gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used to measure fair value are:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
The fair value of substantially all of Altria Group, Inc.’s pension assets is based on observable inputs, including readily available quoted market prices, which meet the definition of a Level 1 or Level 2 input. For the fair value disclosure of the pension plan assets, see Note 16. Benefit Plans.
▪Finance Leases: Income attributable to leveraged leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at constant after-tax rates of return on the positive net investment balances. Investments in leveraged leases are stated net of related nonrecourse debt obligations.
Income attributable to direct finance leases is initially recorded as unearned income and subsequently recognized as revenue over the terms of the respective leases at constant pre-tax rates of return on the net investment balances.
Finance leases include unguaranteed residual values that represent PMCC’s estimates at lease inception as to the fair values of assets under lease at the end of the non-cancelable lease terms. The estimated residual values are reviewed annually by PMCC’s management. This review includes analysis of a number of factors, including activity in the relevant industry. If necessary, revisions are recorded to reduce the residual values. Such reviews resulted in a decrease of $8 million in 2012 to PMCC’s net revenues and results of operations. There were no adjustments in 2013 and 2011.
PMCC considers rents receivable past due when they are beyond the grace period of their contractual due date. PMCC stops recording income (“non-accrual status”) on rents receivable when contractual payments become 90 days past due or earlier if management believes there is significant uncertainty of collectability of rent payments, and resumes recording income when collectability of rent payments is reasonably certain. Payments received on rents receivable that are on non-accrual status are used to reduce the rents receivable balance. Write-offs to the allowance for losses are recorded when amounts are deemed to be uncollectible.
▪Guarantees: Altria Group, Inc. recognizes a liability for the fair value of the obligation of qualifying guarantee activities. See Note 18. Contingencies for a further discussion of guarantees.
▪Income Taxes: Significant judgment is required in determining income tax provisions and in evaluating tax positions.
Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Altria Group, Inc. records a valuation allowance when it is more-likely-than-not that some portion or all of a deferred tax asset will not be realized.
Altria Group, Inc. recognizes a benefit for uncertain tax

positions when a tax position taken or expected to be taken in a tax return is more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Altria Group, Inc. recognizes accrued interest and penalties associated with uncertain tax positions as part of the provision for income taxes on its consolidated statements of earnings.
▪Inventories: Inventories are stated at the lower of cost or market. The last-in, first-out (“LIFO”) method is used to determine the cost of substantially all tobacco inventories. The cost of the remaining inventories is determined using the first-in, first-out and average cost methods. It is a generally recognized industry practice to classify leaf tobacco and wine inventories as current assets although part of such inventory, because of the duration of the curing and aging process, ordinarily would not be used within one year.
▪Litigation Contingencies and Costs: Altria Group, Inc. and its subsidiaries record provisions in the consolidated financial statements for pending litigation when it is determined that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. Litigation defense costs are expensed as incurred and included in marketing, administration and research costs on the consolidated statements of earnings.
▪Marketing Costs: Altria Group, Inc.’s businesses promote their products with consumer engagement programs, consumer incentives and trade promotions. Such programs include, but are not limited to, discounts, coupons, rebates, in-store display incentives, event marketing and volume-based incentives. Consumer engagement programs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues, a portion of which is based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates. For interim reporting purposes, consumer engagement programs and certain consumer incentive expenses are charged to operations as a percentage of sales, based on estimated sales and related expenses for the full year.
▪Revenue Recognition: Altria Group, Inc.’s businesses recognize revenues, net of sales incentives and sales returns, and including shipping and handling charges billed to customers, upon shipment or delivery of goods when title and risk of loss pass to customers. Payments received in advance of revenue recognition are deferred and recorded in other accrued liabilities until revenue is recognized. Altria Group, Inc.’s businesses also include excise taxes billed to customers in net revenues. Shipping and handling costs are classified as part of cost of sales.
▪Stock-Based Compensation: Altria Group, Inc. measures compensation cost for all stock-based awards at fair value on date of grant and recognizes compensation expense over the service periods for awards expected to vest. The fair value of restricted stock and deferred stock is determined based on the number of shares granted and the market value at date of grant.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 3. Goodwill and Other Intangible Assets, net
Goodwill and other intangible assets, net, by segment were as follows:

	Goodwill		Other Intangible Assets, net
(in millions)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Smokeable products	$77	$77	$2,954	$2,971
Smokeless products	5,023	5,023	8,836	8,839
Wine	74	74	268	268
Total	$5,174	$5,174	$12,058	$12,078
Goodwill relates to Altria Group, Inc.’s 2009 acquisition of UST and 2007 acquisition of Middleton.
Other intangible assets consisted of the following:

	December 31, 2013		December 31, 2012
(in millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Indefinite-lived intangible assets	$11,701	$—	$11,701	$—
Definite-lived intangible assets	464	107	464	87
Total other intangible assets	$12,165	$107	$12,165	$87
Indefinite-lived intangible assets consist substantially of trademarks from Altria Group, Inc.’s 2009 acquisition of UST ($9.1 billion) and 2007 acquisition of Middleton ($2.6 billion). Definite-lived intangible assets, which consist primarily of customer relationships and certain cigarette trademarks, are amortized over periods up to 25 years. Pre-tax amortization expense for definite-lived intangible assets during each of the years ended December 31, 2013, 2012 and 2011, was $20 million. Annual amortization expense for each of the next five years is estimated to be approximately $20 million, assuming no additional transactions occur that require the amortization of intangible assets.
There have been no changes in goodwill and the gross carrying amount of other intangible assets since the acquisitions of UST and Middleton.

Note 4. Asset Impairment, Exit, Implementation and Integration Costs
Pre-tax asset impairment, exit, implementation and integration costs for the years ended December 31, 2013, 2012 and 2011 consisted of the following:

	For the Year Ended December 31, 2013
(in millions)	Asset Impairment and Exit Costs	Implementation Costs	Total
Smokeable products	$3	$1	$4
Smokeless products	3	—	3
All other	5	—	5
Total	$11	$1	$12

	For the Year Ended December 31, 2012
(in millions)	Asset Impairment and Exit Costs	Implementation (Gain) Costs	Total
Smokeable products	$38	$(10)	$28
Smokeless products	22	6	28
General corporate	1	(1)	—
Total	$61	$(5)	$56

	For the Year Ended December 31, 2011
(in millions)	Asset Impairment and Exit Costs	Implementation Costs	Integration Costs	Total
Smokeable products	$182	$1	$—	$183
Smokeless products	32	—	3	35
General corporate	8	—	—	8
Total	$222	$1	$3	$226
     The pre-tax asset impairment, exit, implementation and integration costs for 2013, 2012 and 2011 shown above are primarily related to the cost reduction program discussed below.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

▪2011 Cost Reduction Program: In October 2011, Altria Group, Inc. announced a cost reduction program (the “2011 Cost Reduction Program”) for its tobacco and service company subsidiaries, reflecting Altria Group, Inc.’s objective to reduce cigarette-related infrastructure ahead of PM USA’s cigarettes volume declines. Since the inception of the 2011 Cost Reduction Program, Altria Group, Inc. incurred total net pre-tax charges of $275 million as of December 31, 2013 related to this program. The net pre-tax charges included employee separation costs, primarily severance, of $212 million and other net charges of $63 million. These other net charges included lease termination and asset impairments, partially offset by a curtailment gain related to amendments made to an Altria Group, Inc. postretirement benefit plan. Total pre-tax charges, net, incurred related to the 2011 Cost Reduction Program are complete. Substantially all of these charges have resulted or will result in cash expenditures.
Cash payments related to the 2011 Cost Reduction Program of $41 million, $135 million and $9 million were made during the years ended December 31, 2013, 2012 and 2011, respectively, for total cash payments of $185 million since inception.
The severance liability related to the 2011 Cost Reduction program was $37 million at December 31, 2012, substantially all of which was paid as of December 31, 2013.

Note 5. Inventories
The cost of approximately 68% of inventories at December 31, 2013 and 2012, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $0.7 billion and $0.6 billion lower than the current cost of inventories at December 31, 2013 and 2012, respectively.
Note 6. Investment in SABMiller
At December 31, 2013, Altria Group, Inc. held approximately 26.8% of the economic and voting interest of SABMiller. Altria Group, Inc. accounts for its investment in SABMiller under the equity method of accounting.
Pre-tax earnings from Altria Group, Inc.’s equity investment in SABMiller consisted of the following:

	For the Years Ended December 31,
(in millions)	2013	2012	2011
Equity earnings	$906	$1,181	$703
Gains resulting from issuances of common stock by SABMiller	85	43	27
	$991	$1,224	$730
Altria Group, Inc.’s equity earnings for the year ended December 31, 2012 included its share of pre-tax non-cash gains of $342 million resulting from SABMiller’s strategic alliance transactions with Anadolu Efes and Castel.

Summary financial data of SABMiller is as follows:

	At December 31,
(in millions)	2013	2012
Current assets	$5,833	$5,742
Long-term assets	$48,460	$51,733
Current liabilities	$8,177	$8,944
Long-term liabilities	$20,315	$22,000
Noncontrolling interests	$1,202	$1,105

	For the Years Ended December 31,
(in millions)	2013	2012	2011
Net revenues	$22,684	$23,449	$20,780
Operating profit	$4,201	$5,243	$3,603
Net earnings	$3,375	$4,362	$2,596
The fair value of Altria Group, Inc.’s equity investment in SABMiller is based on unadjusted quoted prices in active markets and is classified in Level 1 of the fair value hierarchy. The fair value of Altria Group, Inc.’s equity investment in SABMiller at December 31, 2013 and 2012, was $22.1 billion and $19.8 billion, respectively, as compared with its carrying value of $6.5 billion and $6.6 billion, respectively.
At December 31, 2013, Altria Group, Inc.’s earnings reinvested in the business on its consolidated balance sheet included approximately $2.7 billion of undistributed earnings from its equity investment in SABMiller.
Note 7. Finance Assets, net
In 2003, PMCC ceased making new investments and began focusing exclusively on managing its portfolio of finance assets in order to maximize its operating results and cash flows from its existing lease portfolio activities and asset sales. Accordingly, PMCC’s operating companies income will fluctuate over time as investments mature or are sold.
     At December 31, 2013, finance assets, net, of $1,997 million were comprised of investments in finance leases of $2,049 million, reduced by the allowance for losses of $52 million. At December 31, 2012, finance assets, net, of $2,581 million were comprised of investments in finance leases of $2,680 million, reduced by the allowance for losses of $99 million.
During the second quarter of 2012, Altria Group, Inc. entered into a closing agreement (the “Closing Agreement”) with the Internal Revenue Service (the “IRS”) that conclusively resolved the federal income tax treatment for all prior and future tax years of certain leveraged lease transactions entered into by PMCC. As a result of the Closing Agreement, Altria Group, Inc. recorded a one-time net earnings benefit of $68 million during the second quarter of 2012 due primarily to lower than estimated interest on tax underpayments. During the second quarter of 2011, Altria Group, Inc. recorded a charge of $627 million related to the federal income tax treatment of these transactions (the “2011 PMCC Leveraged Lease Charge”). Approximately 50% of the charge ($315 million) represented a reduction in cumulative lease earnings recorded as of the date of the

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

charge that will be recaptured over the remainder of the terms of the affected leases. The remaining portion of the charge
($312 million) primarily represented a permanent charge for interest on tax underpayments.
    For the years ended December 31, 2012 and 2011, the benefit/charge associated with PMCC’s leveraged lease transactions was recorded in Altria Group, Inc.’s consolidated statements of earnings as follows:

(in millions)	For the Year Ended December 31, 2012			For the Year Ended December 31, 2011
	Net Revenues	Benefit for Income Taxes	Total	Net Revenues	(Benefit) Provision for Income Taxes	Total
Reduction to cumulative lease earnings	$7	$(2)	$5	$490	$(175)	$315
Interest on tax underpayments	—	(73)	(73)	—	312	312
Total	$7	$(75)	$(68)	$490	$137	$627
See Note 14. Income Taxes for a further discussion of the Closing Agreement.
A summary of the net investments in finance leases at December 31, 2013 and 2012 before allowance for losses was as follows:

	Leveraged Leases		Direct Finance Leases		Total
(in millions)	2013	2012	2013	2012	2013	2012
Rents receivable, net	$1,423	$2,378	$72	$116	$1,495	$2,494
Unguaranteed residual values	1,040	1,068	87	87	1,127	1,155
Unearned income	(572)	(968)	(1)	(1)	(573)	(969)
Investments in finance leases	1,891	2,478	158	202	2,049	2,680
Deferred income taxes	(1,376)	(1,654)	(64)	(89)	(1,440)	(1,743)
Net investments in finance leases	$515	$824	$94	$113	$609	$937
For leveraged leases, rents receivable, net, represent unpaid rents, net of principal and interest payments on third-party nonrecourse debt. PMCC’s rights to rents receivable are subordinate to the third-party nonrecourse debtholders and the leased equipment is pledged as collateral to the debtholders. The repayment of the nonrecourse debt is collateralized by lease payments receivable and the leased property, and is nonrecourse to the general assets of PMCC. As required by U.S. GAAP, the third-party nonrecourse debt of $2.8 billion and $3.9 billion at December 31, 2013 and 2012, respectively, has been offset against the related rents receivable. There were no leases with contingent rentals in 2013 and 2012.
At December 31, 2013, PMCC’s investments in finance leases were principally comprised of the following investment categories: aircraft (39%), rail and surface transport (23%), electric power (19%), real estate (15%) and manufacturing (4%). There were no investments located outside the United States at December 31, 2013 and 2012.

Rents receivable in excess of debt service requirements on third-party nonrecourse debt related to leveraged leases and rents receivable from direct finance leases at December 31, 2013 were as follows:

(in millions)	Leveraged Leases	Direct Finance Leases	Total
2014	$92	$45	$137
2015	229	—	229
2016	53	—	53
2017	81	—	81
2018	170	—	170
Thereafter	798	27	825
Total	$1,423	$72	$1,495

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Included in net revenues for the years ended December 31, 2013, 2012 and 2011 were leveraged lease revenues of $209 million, $149 million and $(314) million, which includes a reduction to cumulative lease earnings of $490 million as a result of the 2011 PMCC Leveraged Lease Charge, respectively, and direct finance lease revenues of $1 million for each of the years ended December 31, 2013, 2012 and 2011. Income tax expense (benefit), excluding interest on tax underpayments, on leveraged lease revenues for the years ended December 31, 2013, 2012 and 2011 was $80 million, $54 million and $(112) million, respectively.
Income from investment tax credits on leveraged leases, and initial direct and executory costs on direct finance leases, were not significant during 2013, 2012 and 2011.
PMCC maintains an allowance for losses that provides for estimated losses on its investments in finance leases. PMCC’s portfolio consists of leveraged and direct finance leases to a diverse base of lessees participating in a wide variety of industries. Losses on such leases are recorded when probable and estimable. PMCC regularly performs a systematic assessment of each individual lease in its portfolio to determine potential credit or collection issues that might indicate impairment. Impairment takes into consideration both the probability of default and the likelihood of recovery if default were to occur. PMCC considers both quantitative and qualitative factors of each investment when performing its assessment of the allowance for losses.
Quantitative factors that indicate potential default are tied most directly to public debt ratings. PMCC monitors all publicly available information on its obligors, including financial statements and credit rating agency reports. Qualitative factors that indicate the likelihood of recovery if default were to occur include, but are not limited to, underlying collateral value, other forms of credit support, and legal/structural considerations impacting each lease. Using all available information, PMCC calculates potential losses for each lease in its portfolio based on its default and recovery assumption for each lease. The aggregate of these potential losses forms a range of potential losses which is used as a guideline to determine the adequacy of PMCC’s allowance for losses.
PMCC assesses the adequacy of its allowance for losses relative to the credit risk of its leasing portfolio on an ongoing basis. PMCC believes that, as of December 31, 2013, the allowance for losses of $52 million was adequate. PMCC continues to monitor economic and credit conditions, and the individual situations of its lessees and their respective industries, and may increase or decrease its allowance for losses if such conditions change in the future.

The activity in the allowance for losses on finance assets for the years ended December 31, 2013, 2012 and 2011 was as follows:

(in millions)	2013	2012	2011
Balance at beginning of year	$99	$227	$202
(Decrease) increase to allowance	(47)	(10)	25
Amounts written-off	—	(118)	—
Balance at end of year	$52	$99	$227
During 2013 and 2012, PMCC determined that its allowance for losses exceeded the amount required based on management’s assessment of the credit quality and size of PMCC’s leasing portfolio. As a result, for the years ended December 31, 2013 and 2012, PMCC reduced its allowance for losses by $47 million and $10 million, respectively. These decreases to the allowance for losses were recorded as a reduction to marketing, administration and research costs on Altria Group, Inc.’s consolidated statements of earnings.
The net increase to PMCC’s allowance for losses of $25 million in 2011 was comprised of a $60 million increase to the allowance for losses during the fourth quarter of 2011 related to American Airlines, Inc.’s (“American”) bankruptcy filing in November 2011. This increase to the allowance for losses was partially offset by a $35 million reduction to the allowance for losses recorded during the third quarter of 2011, when PMCC determined that its allowance for losses exceeded the amount required based on management’s assessment of the credit quality of PMCC’s leasing portfolio at that time, including reductions in exposure to below investment grade lessees. The net increase to the allowance for losses was recorded as an increase to marketing, administration and research costs on Altria Group, Inc.’s consolidated statement of earnings.
In addition, as a result of developments related to the American bankruptcy, PMCC wrote off $118 million of the related investment in finance lease balance against its allowance for losses during 2012. Also during 2012, PMCC recorded $34 million of pre-tax income primarily related to recoveries from the sale of bankruptcy claims on, as well as the sale of aircraft under, its leases to American. During the first quarter of 2013, PMCC sold its remaining interest in the American aircraft leases.
All PMCC lessees were current on their lease payment obligations as of December 31, 2013.
The credit quality of PMCC’s investments in finance leases as assigned by Standard & Poor’s Ratings Services (“Standard & Poor’s”) and Moody’s Investors Service, Inc. (“Moody’s”) at December 31, 2013 and 2012 was as follows:

(in millions)	2013	2012
Credit Rating by Standard & Poor’s/Moody’s:
“AAA/Aaa” to “A-/A3”	$464	$961
“BBB+/Baa1” to “BBB-/Baa3”	927	938
“BB+/Ba1” and Lower	658	781
Total	$2,049	$2,680

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 8. Short-Term Borrowings and Borrowing Arrangements
At December 31, 2013 and December 31, 2012, Altria Group, Inc. had no short-term borrowings. The credit line available to Altria Group, Inc. at December 31, 2013 under the Credit Agreement (as defined below) was $3.0 billion.
During the third quarter of 2013, Altria Group, Inc. amended and restated its $3.0 billion senior unsecured 5-year revolving credit agreement to extend the expiration date to August 19, 2018, with an option, subject to certain conditions, for Altria Group, Inc. to extend the expiration date for two additional one-year periods (as amended and restated, the “Credit Agreement”). All other terms of the Credit Agreement remain substantially the same.
The Credit Agreement provides for borrowings up to an aggregate principal amount of $3.0 billion. Pricing for interest and fees under the Credit Agreement may be modified in the event of a change in the rating of Altria Group, Inc.’s long-term senior unsecured debt. Interest rates on borrowings under the Credit Agreement are expected to be based on the London Interbank Offered Rate (“LIBOR”) plus a percentage based on the higher of the ratings of Altria Group, Inc.’s long-term senior unsecured debt from Standard & Poor’s and Moody’s. The applicable percentage based on Altria Group, Inc.’s long-term senior unsecured debt ratings at December 31, 2013 for borrowings under the Credit Agreement was 1.25%. The Credit Agreement does not include any other rating triggers, nor does it contain any provisions that could require the posting of collateral.
The Credit Agreement is used for general corporate purposes and to support Altria Group, Inc.’s commercial paper issuances. The Credit Agreement requires that Altria Group, Inc. maintain (i) a ratio of debt to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of not more than 3.0 to 1.0 and (ii) a ratio of consolidated EBITDA to consolidated interest expense of not less than 4.0 to 1.0, each calculated as of the end of the applicable quarter on a rolling four quarters basis. At December 31, 2013, the ratios of debt to consolidated EBITDA and consolidated EBITDA to consolidated interest expense, calculated in accordance with the Credit Agreement, were 1.7 to 1.0 and 8.4 to 1.0, respectively. Altria Group, Inc. expects to continue to meet its covenants associated with the Credit Agreement. The terms “consolidated EBITDA,” “debt” and “consolidated interest expense,” as defined in the Credit Agreement, include certain adjustments.
Any commercial paper issued by Altria Group, Inc. and borrowings under the Credit Agreement are guaranteed by PM USA as further discussed in Note 19. Condensed Consolidating Financial Information.

Note 9. Long-Term Debt
At December 31, 2013 and 2012, Altria Group, Inc.’s long-term debt consisted of the following:

(in millions)	2013	2012
Notes, 2.85% to 10.20%, interest payable semi-annually, due through 2044 (a)	$14,475	$13,836
Debenture, 7.75%, interest payable semi-annually, due 2027	42	42
	14,517	13,878
Less current portion of long-term debt	525	1,459
	$13,992	$12,419
(a) Weighted-average coupon interest rate of 5.9% and 7.2% at December 31, 2013 and 2012, respectively.
Aggregate maturities of long-term debt are as follows:

(in millions)	Altria Group, Inc.	UST	Total Long-Term Debt
2014	$525	$—	$525
2015	1,000	—	1,000
2018	1,656	300	1,956
2019	1,144	—	1,144
2021	1,500	—	1,500
Thereafter	8,442	—	8,442
Altria Group, Inc.’s estimate of the fair value of its debt is based on observable market information derived from a third party pricing source and is classified in Level 2 of the fair value hierarchy. The aggregate fair value of Altria Group, Inc.’s total long-term debt at December 31, 2013 and 2012, was $16.1 billion and $17.6 billion, respectively, as compared with its carrying value of $14.5 billion and $13.9 billion, respectively.
▪Altria Group, Inc. Senior Notes: On October 31, 2013, Altria Group, Inc. issued $1.4 billion aggregate principal amount of 4.0% senior unsecured long-term notes due 2024 and $1.8 billion aggregate principal amount of 5.375% senior unsecured long-term notes due 2044. Interest on these notes is payable semi-annually. The net proceeds from the issuance of these senior unsecured notes were added to Altria Group, Inc.’s general funds and were used to repurchase certain of its senior unsecured notes in connection with the 2013 debt tender offer described below and for other general corporate purposes.
On May 2, 2013, Altria Group, Inc. issued $350 million aggregate principal amount of 2.95% senior unsecured long-term notes due 2023 and $650 million aggregate principal amount of 4.50% senior unsecured long-term notes due 2043. Interest on

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

these notes is payable semi-annually. The net proceeds from the issuance of these senior unsecured notes were added to Altria Group, Inc.’s general funds and were used for general corporate purposes.
The notes of Altria Group, Inc. are senior unsecured obligations and rank equally in right of payment with all of Altria Group, Inc.’s existing and future senior unsecured indebtedness. Upon the occurrence of both (i) a change of control of Altria Group, Inc. and (ii) the notes ceasing to be rated investment grade by each of Moody’s, Standard & Poor’s and Fitch Ratings Ltd. within a specified time period, Altria Group, Inc. will be required to make an offer to purchase the notes at a price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the date of repurchase as and to the extent set forth in the terms of the notes.
With respect to $4,725 million aggregate principal amount of Altria Group, Inc.’s senior unsecured long-term notes issued in 2009 and 2008, the interest rate payable on each series of notes is subject to adjustment from time to time if the rating assigned to the notes of such series by Moody’s or Standard & Poor’s is downgraded (or subsequently upgraded) as and to the extent set forth in the terms of the notes.
During the fourth quarter of 2013, senior unsecured notes issued by Altria Group, Inc. in the aggregate principal amount of $1,459 million matured and were repaid in full.
The obligations of Altria Group, Inc. under the notes are guaranteed by PM USA as further discussed in Note 19. Condensed Consolidating Financial Information.

▪
Debt Tender Offers for Altria Group, Inc. Senior Notes: During the fourth quarter of 2013 and the third quarter of 2012, Altria Group, Inc. completed debt tender offers to purchase for cash aggregate principal amounts of $2.1 billion and $2.0 billion, respectively, of certain of its senior unsecured notes. Details of these debt tender offers and the associated pre-tax losses on early extinguishment of debt recorded by Altria Group, Inc. were as follows:

(in millions)	2013	2012

Notes Purchased
9.95% Notes due 2038	$818	$—
10.20% Notes due 2039	782	—
9.70% Notes due 2018	293	1,151
9.25% Notes due 2019	207	849
Total	$2,100	$2,000

Pre-tax Loss On Early Extinguishment of Debt
Debt tender premiums and fees	$1,054	$864
Write-off of unamortized debt discounts and debt issuance costs	30	10
Total	$1,084	$874

Note 10. Capital Stock
At December 31, 2013, Altria Group, Inc.’s shares of authorized common stock were 12 billion; issued, repurchased and outstanding shares of common stock were as follows:

	Shares Issued	Shares Repurchased	Shares Outstanding
Balances, December 31, 2010	2,805,961,317	(717,221,651)	2,088,739,666
Stock award activity	—	5,004,502	5,004,502
Repurchases of common stock	—	(49,324,883)	(49,324,883)
Balances, December 31, 2011	2,805,961,317	(761,542,032)	2,044,419,285
Stock award activity	—	181,011	181,011
Repurchases of common stock	—	(34,860,000)	(34,860,000)
Balances, December 31, 2012	2,805,961,317	(796,221,021)	2,009,740,296
Stock award activity	—	391,899	391,899
Repurchases of common stock	—	(16,652,913)	(16,652,913)
Balances, December 31, 2013	2,805,961,317	(812,482,035)	1,993,479,282
At December 31, 2013, 45,843,751 shares of common stock were reserved for stock-based awards under Altria Group, Inc.’s stock plans, and 10 million shares of serial preferred stock, $1.00 par value, were authorized. No shares of serial preferred stock have been issued.
Note 11. Stock Plans
Under the Altria Group, Inc. 2010 Performance Incentive Plan (the “2010 Plan”), Altria Group, Inc. may grant to eligible employees stock options, stock appreciation rights, restricted stock, restricted and deferred stock units, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Up to 50 million shares of common stock may be issued under the 2010 Plan. In addition, Altria Group, Inc. may grant up to one million shares of common stock to members of the Board of Directors who are not employees of Altria Group, Inc. under the Stock Compensation Plan for Non-Employee Directors (the “Directors Plan”). Shares available to be granted under the 2010 Plan and the Directors Plan at December 31, 2013, were 45,254,733 and 534,576, respectively.
▪Restricted and Deferred Stock: Altria Group, Inc. may grant shares of restricted stock and deferred stock to eligible employees. During the vesting period, these shares include nonforfeitable rights to dividends or dividend equivalents and may not be sold, assigned, pledged or otherwise encumbered. Such shares are subject to forfeiture if certain employment

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

conditions are not met. Shares of restricted stock and deferred stock generally vest three years after the grant date.
The fair value of the shares of restricted stock and deferred stock at the date of grant is amortized to expense ratably over the restriction period, which is generally three years. Altria Group, Inc. recorded pre-tax compensation expense related to restricted stock and deferred stock granted to employees for the years ended December 31, 2013, 2012 and 2011 of $49 million, $46 million and $47 million, respectively. The deferred tax benefit recorded related to this compensation expense was $19 million, $18 million and $18 million for the years ended December 31, 2013, 2012 and 2011, respectively. The unamortized compensation expense related to Altria Group, Inc. restricted stock and deferred stock was $58 million at December 31, 2013 and is expected to be recognized over a weighted-average period of approximately two years.
Altria Group, Inc.’s restricted stock and deferred stock activity was as follows for the year ended December 31, 2013:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Balance at December 31, 2012	6,581,983	$23.55
Granted	1,443,460	33.76
Vested	(2,573,491)	20.35
Forfeited	(119,090)	27.61
Balance at December 31, 2013	5,332,862	27.77
     The weighted-average grant date fair value of Altria Group, Inc. restricted stock and deferred stock granted during the years ended December 31, 2013, 2012 and 2011 was $49 million, $53 million and $54 million, respectively, or $33.76, $28.77 and

$24.34 per restricted or deferred share, respectively. The total fair value of Altria Group, Inc. restricted stock and deferred stock vested during the years ended December 31, 2013, 2012 and 2011 was $89 million, $81 million and $56 million, respectively.
▪Stock Options: Altria Group, Inc. has not granted stock options since 2002, and there have been no stock options outstanding since February 29, 2012. The total intrinsic value of options exercised during the year ended December 31, 2012 was insignificant. The total intrinsic value of options exercised during the year ended December 31, 2011 was $37 million.
Note 12. Earnings per Share
Basic and diluted earnings per share (“EPS”) were calculated using the following:

	For the Years Ended December 31,
(in millions)	2013	2012	2011
Net earnings attributable to Altria Group, Inc.	$4,535	$4,180	$3,390
Less: Distributed and undistributed earnings attributable to unvested restricted and deferred shares	(12)	(13)	(13)
Earnings for basic and diluted EPS	$4,523	$4,167	$3,377
Weighted-average shares for basic and diluted EPS	1,999	2,024	2,064
Since February 29, 2012, there have been no stock options outstanding. For the 2012 and 2011 computations, there were no antidilutive stock options.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 13. Other Comprehensive Earnings/Losses
The following tables set forth the changes in each component of accumulated other comprehensive losses, net of deferred income taxes, attributable to Altria Group, Inc.:

(in millions)	Currency Translation Adjustments	Benefit Plans	SABMiller	Accumulated Other Comprehensive Losses
Balances, December 31, 2010	$4	$(1,811)	$323	$(1,484)
Other comprehensive losses before reclassifications	(2)	(634)	(249)	(885)
Deferred income taxes	—	249	87	336
Other comprehensive losses before reclassifications, net of deferred income taxes	(2)	(385)	(162)	(549)

Amounts reclassified to net earnings	—	219	18	237
Deferred income taxes	—	(85)	(6)	(91)
Amounts reclassified to net earnings, net of deferred income taxes	—	134	12	146

Other comprehensive losses, net of deferred income taxes	(2)	(251)	(150)	(403)
Balances, December 31, 2011	2	(2,062)	173	(1,887)
Other comprehensive (losses) earnings before reclassifications	—	(815)	303	(512)
Deferred income taxes	—	315	(106)	209
Other comprehensive (losses) earnings before reclassifications, net of deferred income taxes	—	(500)	197	(303)

Amounts reclassified to net earnings	—	241	3	244
Deferred income taxes	—	(93)	(1)	(94)
Amounts reclassified to net earnings, net of deferred income taxes	—	148	2	150
Other comprehensive (losses) earnings, net of deferred income taxes	—	(352)	199	(153)

Balances, December 31, 2012	2	(2,414)	372	(2,040)
Other comprehensive (losses) earnings before reclassifications	(2)	1,559	(740)	817
Deferred income taxes	—	(609)	259	(350)
Other comprehensive (losses) earnings before reclassifications, net of deferred income taxes	(2)	950	(481)	467

Amounts reclassified to net earnings	—	311	6	317
Deferred income taxes	—	(120)	(2)	(122)
Amounts reclassified to net earnings, net of deferred income taxes	—	191	4	195

Other comprehensive (losses) earnings, net of deferred income taxes	(2)	1,141	(477)	662
Balances, December 31, 2013	$—	$(1,273)	$(105)	$(1,378)

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The following table sets forth pre-tax amounts by component, reclassified from accumulated other comprehensive losses to net earnings:

	For the Years Ended December 31,
(in millions)	2013	2012	2011
Benefit Plans: (a)
Net loss	$346	$302	$226
Prior service cost/credit	(35)	(61)	(7)
	311	241	219
SABMiller (b)	6	3	18
Pre-tax amounts reclassified from accumulated other comprehensive losses to net earnings	$317	$244	$237

(a) Amounts are included in net defined benefit plan costs. For further details, see Note 16. Benefit Plans.

(b) Amounts are included in earnings from equity investment in SABMiller. For further information on Altria Group, Inc.’s equity investment in SABMiller, see Note 6. Investment in SABMiller.

Note 14. Income Taxes
Earnings before income taxes and provision for income taxes consisted of the following for the years ended December 31, 2013, 2012 and 2011:

(in millions)	2013	2012	2011
Earnings before income taxes:
United States	$6,929	$6,461	$5,568
Outside United States	13	16	14
Total	$6,942	$6,477	$5,582
Provision for income taxes:
Current:
Federal	$2,066	$2,870	$2,353
State and local	423	348	275
Outside United States	4	5	4
	2,493	3,223	2,632
Deferred:
Federal	(77)	(920)	(458)
State and local	(9)	(9)	15
	(86)	(929)	(443)
Total provision for income taxes	$2,407	$2,294	$2,189
Altria Group, Inc.’s U.S. subsidiaries join in the filing of a U.S. federal consolidated income tax return. The U.S. federal statute of limitations remains open for the year 2007 and forward, with years 2007 to 2009 currently under examination by the IRS as part of a routine audit conducted in the ordinary course of business. State jurisdictions have statutes of limitations generally ranging from three to four years. Certain of Altria Group, Inc.’s state tax returns are currently under examination by various states as part of routine audits conducted in the ordinary course of business.

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2013, 2012 and 2011 was as follows:

(in millions)	2013	2012	2011
Balance at beginning of year	$262	$381	$399
Additions based on tax positions related to the current year	15	15	22
Additions for tax positions of prior years	35	170	71
Reductions for tax positions due to lapse of statutes of limitations	(1)	(16)	(39)
Reductions for tax positions of prior years	—	(102)	(67)
Settlements	(84)	(186)	(5)
Balance at end of year	$227	$262	$381
     Unrecognized tax benefits and Altria Group, Inc.’s consolidated liability for tax contingencies at December 31, 2013 and 2012, were as follows:

(in millions)	2013	2012
Unrecognized tax benefits — Altria Group, Inc.	$188	$156
Unrecognized tax benefits — Mondelēz	9	9
Unrecognized tax benefits — PMI	30	97
Unrecognized tax benefits	227	262
Accrued interest and penalties	48	66
Tax credits and other indirect benefits	(14)	(20)
Liability for tax contingencies	$261	$308

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2013 was $212 million, along with $15 million affecting deferred taxes. However, the impact on net earnings at December 31, 2013 would be $173 million, as a result of net receivables from Altria Group, Inc.’s former subsidiaries Kraft Foods Inc. (now known as Mondelēz International, Inc. (“Mondelēz”)) and Philip Morris International Inc. (“PMI”) of $9 million and $30 million, respectively, discussed below. The amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at December 31, 2012 was $242 million, along with $20 million affecting deferred taxes. However, the impact on net earnings at December 31, 2012 would be $136 million, as a result of receivables from Mondelēz and PMI of $9 million and $97 million, respectively, discussed below.
Under tax sharing agreements entered into in connection with the 2007 and 2008 spin-offs between Altria Group, Inc. and its former subsidiaries Mondelēz and PMI, respectively, Mondelēz and PMI are responsible for their respective pre-spin-off tax obligations. Altria Group, Inc., however, remains severally liable for Mondelēz’s and PMI’s pre-spin-off federal tax obligations pursuant to regulations governing federal consolidated income tax returns, and continues to include the pre-spin-off federal income tax reserves of Mondelēz and PMI of $9 million and $30 million, respectively, in its liability for uncertain tax positions. Altria Group, Inc. also includes corresponding receivables/payables from/to Mondelēz and PMI in its other assets and other liabilities on Altria Group, Inc.’s consolidated balance sheet at December 31, 2013.
During 2013, Altria Group, Inc. recorded a net tax benefit of $22 million for Mondelēz tax matters, primarily relating to the IRS audit of Altria Group, Inc. and its consolidated subsidiaries’ 2007-2009 tax years.
During 2012, Altria Group, Inc. recorded an additional income tax provision of $52 million for Mondelēz and PMI tax matters, primarily as a result of the closure in August 2012 of the IRS audit of Altria Group, Inc. and its consolidated subsidiaries’ 2004-2006 tax years (“IRS 2004-2006 Audit”).
During 2011, the IRS, Mondelēz and Altria Group, Inc. executed a closing agreement that resolved certain Mondelēz tax matters arising out of the IRS’s examination of Altria Group, Inc.’s consolidated federal income tax returns for the years ended 2004-2006. As a result of this closing agreement and the resolution of various other Mondelēz tax matters, during 2011, Altria Group, Inc. recorded an additional income tax provision and associated interest of $14 million.
The net tax benefit of $22 million for the year ended December 31, 2013 was offset by the recording of a corresponding net payable to Mondelēz, which was recorded as a decrease to operating income on Altria Group, Inc.’s consolidated statement of earnings for the year ended December 31, 2013. The additional income tax provisions of $52 million and $14 million for the years ended December 31, 2012 and 2011, respectively, were offset by increases to the corresponding receivables from Mondelēz and PMI, which were recorded as increases to operating income on Altria Group, Inc.’s consolidated statements of earnings for the years ended December 31, 2012 and 2011, respectively. Due to these offsets, the Mondelēz and PMI tax matters had no impact on Altria Group, Inc.’s net earnings for the years ended December 31, 2013, 2012 and 2011.
Altria Group, Inc. recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision. At December 31, 2013, Altria Group, Inc. had $48 million of accrued interest and penalties, of which approximately $2 million and $6 million related to Mondelēz and PMI, respectively, for which Mondelēz and PMI are responsible under their respective tax sharing agreements. At December 31, 2012, Altria Group, Inc. had $66 million of accrued interest and penalties, of which approximately $2 million and $18 million related to Mondelēz and PMI, respectively. The corresponding receivables/payables from/to Mondelēz and PMI are included in assets and liabilities on Altria Group, Inc.’s consolidated balance sheets at December 31, 2013 and 2012.
For the years ended December 31, 2013, 2012 and 2011, Altria Group, Inc. recognized in its consolidated statements of earnings $5 million, $(88) million and $496 million, respectively, of gross interest expense (income) associated with uncertain tax positions, which in 2011 primarily relates to the 2011 PMCC Leveraged Lease Charge.
Altria Group, Inc. is subject to income taxation in many jurisdictions. Uncertain tax positions reflect the difference between tax positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions with the relevant tax authorities may take many years to complete, and such timing is not entirely within the control of Altria Group, Inc. It is reasonably possible that within the next 12 months certain examinations will be resolved, which could result in a decrease in unrecognized tax benefits of approximately $120 million, a portion of which would relate to the unrecognized tax benefits of Mondelēz and PMI, for which Altria Group, Inc. is indemnified by Mondelēz and PMI under their respective tax sharing agreements.
The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
U.S. federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	3.8	3.5	3.8
Uncertain tax positions	0.7	(0.7)	5.5
SABMiller dividend benefit	(2.0)	(0.1)	(2.0)
Domestic manufacturing deduction	(2.7)	(2.0)	(2.4)
Other	(0.1)	(0.3)	(0.7)
Effective tax rate	34.7%	35.4%	39.2%
The tax provision in 2013 included net tax benefits of (i) $39 million from the reversal of tax accruals no longer required that

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

was recorded during the third quarter of 2013 ($25 million) and fourth quarter of 2013 ($14 million); (ii) $25 million related to the recognition of previously unrecognized foreign tax credits primarily associated with SABMiller dividends that were recorded during the fourth quarter of 2013; and (iii) $22 million for Mondelēz tax matters discussed above. The tax provision in 2013 also included a reduction in certain consolidated tax benefits resulting from the 2013 debt tender offer that is discussed further in Note 9. Long-Term Debt.
The tax provision in 2012 included (i) a $73 million interest benefit resulting primarily from lower than estimated interest on tax underpayments related to the Closing Agreement; (ii) the reversal of tax reserves and associated interest of $53 million due primarily to the closure of the IRS 2004-2006 Audit that was recorded during the third quarter of 2012; and (iii) an additional tax provision of $52 million related to the resolution of various Mondelēz and PMI tax matters. These amounts are primarily reflected in uncertain tax positions shown in the table above. The 2012 SABMiller dividend benefit and domestic manufacturing deduction shown in the table above includes a reduction in consolidated tax benefits resulting from the 2012 debt tender offer that is discussed further in Note 9. Long-Term Debt.
In addition, as a result of the Closing Agreement, Altria Group, Inc. paid, in June 2012, $456 million in federal income taxes and related estimated interest on tax underpayments. The tax component of these payments represents an acceleration of federal income taxes that Altria Group, Inc. would have otherwise paid over the lease terms of the subject lease transactions. Altria Group, Inc. previously paid a total of approximately $1.1 billion ($945 million in 2010) in federal income taxes and interest with respect to these transactions. Altria Group, Inc. treated the $1.1 billion paid to the IRS as deposits for financial reporting purposes pending the ultimate outcomes of the litigation and did not include such amounts in the supplemental disclosure of cash paid for income taxes on the consolidated statements of cash flows in the years paid. During the years ended December 31, 2012 and 2011, Altria Group, Inc. relinquished its right to seek refunds of the deposits and included approximately $750 million and $362 million, respectively, in the supplemental disclosure of cash paid for income taxes on the consolidated statements of cash flows.
The tax provision in 2011 included a $312 million charge that primarily represents a permanent charge for interest, net of income tax benefit, on tax underpayments, associated with the 2011 PMCC Leveraged Lease Charge. The tax provision in 2011 also included tax benefits of $77 million primarily attributable to the reversal of tax reserves and associated interest related to the expiration of statutes of limitations, closure of tax audits and the reversal of tax accruals no longer required. These amounts are primarily reflected in uncertain tax positions shown in the table above.
For further discussion of the Closing Agreement and the 2011 PMCC Leveraged Lease Charge, see Note 7. Finance Assets, net.

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2013 and 2012:

(in millions)	2013	2012
Deferred income tax assets:
Accrued postretirement and postemployment benefits	$934	$1,109
Settlement charges	1,338	1,419
Accrued pension costs	33	549
Net operating losses and tax credit carryforwards	331	208
Total deferred income tax assets	2,636	3,285
Deferred income tax liabilities:
Property, plant and equipment	(462)	(475)
Intangible assets	(3,848)	(3,787)
Investment in SABMiller	(2,135)	(2,198)
Finance assets, net	(1,424)	(1,706)
Other	(190)	(167)
Total deferred income tax liabilities	(8,059)	(8,333)
Valuation allowances	(195)	(184)
Net deferred income tax liabilities	$(5,618)	$(5,232)
At December 31, 2013, Altria Group, Inc. had estimated gross state tax net operating losses of $553 million that, if unused, will expire in 2014 through 2033, state tax credit carryforwards of $68 million that, if unused, will expire in 2014 through 2017, and foreign tax credit carryforwards of $261 million that, if unused, will expire in 2020 through 2023. Realization of these benefits is dependent upon various factors such as generating sufficient taxable income in the applicable states and receiving sufficient amounts of lower-taxed foreign dividends from SABMiller. A valuation allowance of $195 million has been established for these benefits that more-likely-than-not will not be realized.
Note 15. Segment Reporting
The products of Altria Group, Inc.’s subsidiaries include smokeable products comprised of cigarettes manufactured and sold by PM USA and machine-made large cigars and pipe tobacco manufactured and sold by Middleton; smokeless products manufactured and sold by or on behalf of USSTC and PM USA; and wine produced and/or distributed by Ste. Michelle. The products and services of these subsidiaries constitute Altria Group, Inc.’s reportable segments of smokeable products, smokeless products and wine. The financial services and the alternative products businesses are included in all other.
As discussed in Note 1. Background and Basis of Presentation, beginning with the first quarter of 2013, Altria Group, Inc. revised its reportable segments. Prior years’ segment data have been recast to conform with the current year’s segment presentation.
Altria Group, Inc.’s chief operating decision maker reviews operating companies income to evaluate the performance of and allocate resources to the segments. Operating companies income

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

for the segments excludes general corporate expenses and amortization of intangibles. Interest and other debt expense, net and provision for income taxes are centrally managed at the corporate level and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by Altria Group, Inc.’s chief operating decision maker. Information about total assets by segment is not disclosed because such information is not reported to or used by Altria Group, Inc.’s chief operating decision maker. Segment goodwill and other intangible assets, net, are disclosed in Note 3. Goodwill and Other Intangible Assets, net. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.
Segment data were as follows:

	For the Years Ended December 31,
(in millions)	2013	2012	2011
Net revenues:
Smokeable products	$21,868	$22,216	$21,970
Smokeless products	1,778	1,691	1,627
Wine	609	561	516
All other	211	150	(313)
Net revenues	$24,466	$24,618	$23,800
Earnings before income taxes:
Operating companies income (loss):
Smokeable products	$7,063	$6,239	$5,737
Smokeless products	1,023	931	859
Wine	118	104	91
All other	157	176	(349)
Amortization of intangibles	(20)	(20)	(20)
General corporate expenses	(235)	(229)	(264)
Changes to Mondelēz and PMI tax-related receivables/payables	(22)	52	14
Operating income	8,084	7,253	6,068
Interest and other debt expense, net	(1,049)	(1,126)	(1,216)
Loss on early extinguishment of debt	(1,084)	(874)	—
Earnings from equity investment in SABMiller	991	1,224	730
Earnings before income taxes	$6,942	$6,477	$5,582
The smokeable products segment included net revenues of $21,308 million, $21,615 million and $21,403 million for the years ended December 31, 2013, 2012 and 2011, respectively, related to cigarettes and net revenues of $560 million, $601 million and $567 million for the years ended December 31, 2013, 2012 and 2011, respectively, related to cigars.
PM USA, USSTC and Middleton’s largest customer, McLane Company, Inc., accounted for approximately 27% of Altria Group, Inc.’s consolidated net revenues for each of the years ended December 31, 2013, 2012 and 2011. These net revenues were reported in the smokeable products and smokeless products segments. Sales to three distributors accounted for approximately 66% of net revenues for the wine segment for each of the years ended December 31, 2013, 2012 and 2011.
Details of Altria Group, Inc.’s depreciation expense and capital expenditures were as follows:

	For the Years Ended December 31,
(in millions)	2013	2012	2011
Depreciation expense:
Smokeable products	$113	$125	$145
Smokeless products	25	26	31
Wine	30	27	25
Corporate and other	24	27	32
Total depreciation expense	$192	$205	$233
Capital expenditures:
Smokeable products	$39	$48	$46
Smokeless products	32	36	24
Wine	42	30	25
Corporate and other	18	10	10
Total capital expenditures	$131	$124	$105
Items affecting the comparability of net revenues and/or operating companies income for the reportable segments were as follows:
▪Non-Participating Manufacturer (“NPM”) Adjustment Items: For the year ended December 31, 2013, PM USA recorded pre-tax income of $664 million, which increased operating companies income in the smokeable products segment. This recording of pre-tax income resulted from the following:

▪
a reduction to cost of sales of $519 million for the settlement of disputes with certain states and territories related to the NPM adjustment provision under the 1998 Master Settlement Agreement (the “MSA”) for the years 2003 - 2012; and

▪	a reduction to cost of sales of $145 million for the September 11, 2013 diligent enforcement rulings of the arbitration panel presiding over the NPM adjustment dispute for 2003.
For further discussion of these items (which are referred to collectively as the “NPM Adjustment Items”), see Possible Adjustments in MSA Payments for 2003 - 2012, in Note 18. Contingencies.
▪Tobacco and Health Judgments: See Note 18. Contingencies for pre-tax charges related to tobacco and health judgments recorded in operating companies income in the smokeable products segment.
▪Asset Impairment, Exit, Implementation and Integration Costs: See Note 4. Asset Impairment, Exit, Implementation and Integration Costs for a breakdown of these costs by segment.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 16. Benefit Plans
Subsidiaries of Altria Group, Inc. sponsor noncontributory defined benefit pension plans covering the majority of all employees of Altria Group, Inc. However, employees hired on or after a date specific to their employee group are not eligible to participate in these noncontributory defined benefit pension plans but are instead eligible to participate in a defined contribution plan with enhanced benefits. This transition for new hires occurred from October 1, 2006 to January 1, 2008. In addition, effective January 1, 2010, certain employees of UST and Middleton who were participants in noncontributory defined benefit pension plans ceased to earn additional benefit service under those plans and became eligible to participate in a defined contribution plan with enhanced benefits. Altria Group, Inc. and its subsidiaries also provide health care and other benefits to the majority of retired employees.
The plan assets and benefit obligations of Altria Group, Inc.’s pension plans and the benefit obligations of Altria Group, Inc.’s postretirement plans are measured at December 31 of each year.
Pension Plans
▪Obligations and Funded Status: The projected benefit obligations, plan assets and funded status of Altria Group, Inc.’s pension plans at December 31, 2013 and 2012, were as follows:

(in millions)	2013	2012
Projected benefit obligation at beginning of year	$7,924	$6,965
Service cost	86	79
Interest cost	314	344
Benefits paid	(410)	(420)
Actuarial (gains) losses	(784)	956
Other	7	—
Projected benefit obligation at end of year	7,137	7,924
Fair value of plan assets at beginning of year	6,167	5,275
Actual return on plan assets	927	755
Employer contributions	393	557
Benefits paid	(410)	(420)
Fair value of plan assets at end of year	7,077	6,167
Funded status at December 31	$(60)	$(1,757)
Amounts recognized in Altria Group, Inc.’s consolidated balance sheets at December 31, 2013 and 2012, were as follows:

(in millions)	2013	2012
Other assets	$173	$—
Other accrued liabilities	(21)	(22)
Accrued pension costs	(212)	(1,735)
	$(60)	$(1,757)
The accumulated benefit obligation, which represents benefits earned to date, for the pension plans was $6.8 billion and $7.5 billion at December 31, 2013 and 2012, respectively.

For plans with accumulated benefit obligations in excess of plan assets at December 31, 2013, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $299 million, $261 million and $66 million, respectively. These amounts were primarily related to plans for salaried employees that cannot be funded under IRS regulations. At December 31, 2012, the accumulated benefit obligations were in excess of plan assets for all pension plans.
The following assumptions were used to determine Altria Group, Inc.’s benefit obligations under the plans at December 31:

	2013	2012
Discount rate	4.9%	4.0%
Rate of compensation increase	4.0	4.0
The discount rates for Altria Group, Inc.’s plans were developed from a model portfolio of high-quality corporate bonds with durations that match the expected future cash flows of the benefit obligations.
▪Components of Net Periodic Benefit Cost: Net periodic pension cost consisted of the following for the years ended December 31, 2013, 2012 and 2011:

(in millions)	2013	2012	2011
Service cost	$86	$79	$74
Interest cost	314	344	351
Expected return on plan assets	(493)	(442)	(422)
Amortization:
Net loss	271	224	171
Prior service cost	10	10	14
Termination, settlement and curtailment	7	21	41
Net periodic pension cost	$195	$236	$229
Termination, settlement and curtailment shown in the table above primarily include charges related to the 2011 Cost Reduction Program. For more information on the 2011 Cost Reduction Program, see Note 4. Asset Impairment, Exit, Implementation and Integration Costs.
The amounts included in termination, settlement and curtailment in the table above were comprised of the following changes:

(in millions)	2013	2012	2011
Benefit obligation	$1	$—	$39
Other comprehensive earnings/losses:
Net loss	6	21	—
Prior service cost	—	—	2
	$7	$21	$41
For the pension plans, the estimated net loss and prior service cost that are expected to be amortized from accumulated other comprehensive losses into net periodic benefit cost during 2014 are $153 million and $10 million, respectively.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The following weighted-average assumptions were used to determine Altria Group, Inc.’s net pension cost for the years ended December 31:

	2013	2012	2011
Discount rate	4.0%	5.0%	5.5%
Expected rate of return on plan assets	8.0	8.0	8.0
Rate of compensation increase	4.0	4.0	4.0
Altria Group, Inc. sponsors deferred profit-sharing plans covering certain salaried, non-union and union employees. Contributions and costs are determined generally as a percentage of earnings, as defined by the plans. Amounts charged to expense for these defined contribution plans totaled $80 million, $81 million and $106 million in 2013, 2012 and 2011, respectively.
▪Plan Assets: Altria Group, Inc.’s pension plans investment strategy is based on an expectation that equity securities will outperform debt securities over the long term. Altria Group, Inc. believes that it implements the investment strategy in a prudent and risk-controlled manner, consistent with the fiduciary requirements of the Employee Retirement Income Security Act of 1974, by investing retirement plan assets in a well-diversified mix of equities, fixed income and other securities that reflects the impact of the demographic mix of plan participants on the benefit obligation using a target asset allocation between equity securities and fixed income investments of 55%/45%. The composition of Altria Group, Inc.’s plan assets at December 31, 2013 was broadly characterized as an allocation between equity securities (60%), corporate bonds (26%), U.S. Treasury and foreign government securities (7%) and all other types of investments (7%). Virtually all pension assets can be used to make monthly benefit payments.
Altria Group, Inc.’s pension plans investment objective is accomplished by investing in U.S. and international equity index strategies that are intended to mirror indices such as the Standard & Poor’s 500 Index, Russell Small Cap Completeness Index, Research Affiliates Fundamental Index (“RAFI”) Low Volatility U.S. Index, and Morgan Stanley Capital International (“MSCI”) Europe, Australasia, and the Far East (“EAFE”) Index. Altria Group, Inc.’s pension plans also invest in actively managed international equity securities of large, mid and small cap companies located in developed and emerging markets, as well as long duration fixed income securities that primarily include corporate bonds of companies from diversified industries. The allocation to below investment grade securities represented 18% of the fixed income holdings or 7% of total plan assets at December 31, 2013. The allocation to emerging markets represented 4% of the equity holdings or 3% of total plan assets at December 31, 2013. The allocation to real estate and private equity investments was immaterial at December 31, 2013.

Altria Group, Inc.’s pension plans risk management practices include ongoing monitoring of asset allocation, investment performance and investment managers’ compliance with their investment guidelines, periodic rebalancing between equity and debt asset classes and annual actuarial re-measurement of plan liabilities.
Altria Group, Inc.’s expected rate of return on pension plan assets is determined by the plan assets’ historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class. The forward-looking estimates are consistent with the overall long-term averages exhibited by returns on equity and fixed income securities.
The fair values of Altria Group, Inc.’s pension plan assets by asset category were as follows:
Investments at Fair Value as of December 31, 2013

(in millions)	Level 1	Level 2	Level 3	Total
Common/collective trusts:
U.S. large cap	$—	$1,971	$—	$1,971
U.S. small cap	—	546	—	546
International developed markets	—	159	—	159
U.S. and foreign government securities or their agencies:
U.S. government and agencies	—	226	—	226
U.S. municipal bonds	—	127	—	127
Foreign government and agencies	—	275	—	275
Corporate debt instruments:
Above investment grade	—	1,371	1	1,372
Below investment grade and no rating	—	380	—	380
Common stock:
International equities	1,050	—	1	1,051
U.S. equities	506	—	—	506
Registered investment companies	159	137	—	296
Other, net	108	47	13	168
Total investments at fair value, net	$1,823	$5,239	$15	$7,077

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Investments at Fair Value as of December 31, 2012

(in millions)	Level 1	Level 2	Level 3	Total
Common/collective trusts:
U.S. large cap	$—	$1,566	$—	$1,566
U.S. small cap	—	499	—	499
International developed markets	—	179	—	179
Long duration fixed income	—	494	—	494
U.S. and foreign government securities or their agencies:
U.S. government and agencies	—	625	—	625
U.S. municipal bonds	—	71	—	71
Foreign government and agencies	—	311	—	311
Corporate debt instruments:
Above investment grade	—	714	—	714
Below investment grade and no rating	—	391	—	391
Common stock:
International equities	759	—	—	759
U.S. equities	300	—	—	300
Registered investment companies	128	50	—	178
Other, net	25	41	14	80
Total investments at fair value, net	$1,212	$4,941	$14	$6,167
Level 3 holdings and transactions were immaterial to total plan assets at December 31, 2013 and 2012.
For a description of the fair value hierarchy and the three levels of inputs used to measure fair value, see Note 2. Summary of Significant Accounting Policies.
Following is a description of the valuation methodologies used for investments measured at fair value.

▪
Common/Collective Trusts: Common/collective trusts consist of funds that are intended to mirror indices such as Standard & Poor’s 500 Index, Russell Small Cap Completeness Index, State Street Global Advisor’s Fundamental Index and MSCI EAFE Index. They are valued on the basis of the relative interest of each participating investor in the fair value of the underlying assets of each of the respective common/collective trusts. The underlying assets are valued based on the net asset value (“NAV”) as provided by the investment account manager.

▪
U.S. and Foreign Government Securities: U.S. and foreign government securities consist of investments in Treasury Nominal Bonds and Inflation Protected Securities, investment grade municipal securities and unrated or non-investment grade municipal securities. Government securities are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. In addition, matrix pricing, yield curves and indices are used when broker quotes are not available.

▪
Corporate Debt Instruments: Corporate debt instruments are valued at a price that is based on a compilation of primarily observable market information, such as broker quotes. In addition, matrix pricing, yield curves and indices are used when broker quotes are not available.

▪	Common Stock: Common stocks are valued based on the price of the security as listed on an open active exchange on last trade date.

▪
Registered Investment Companies: Investments in mutual funds sponsored by a registered investment company are valued based on exchange listed prices and are classified in Level 1. Registered investment company funds that are designed specifically to meet Altria Group, Inc.’s pension plans investment strategies, but are not traded on an active market, are valued based on the NAV of the underlying securities as provided by the investment account manager and are classified in Level 2.

▪Cash Flows: Altria Group, Inc. makes contributions to the pension plans to the extent that the contributions are tax deductible and pays benefits that relate to plans for salaried employees that cannot be funded under IRS regulations. Currently, Altria Group, Inc. anticipates making employer contributions to its pension plans of approximately $20 million to $50 million in 2014 based on current tax law. However, this estimate is subject to change as a result of changes in tax and other benefit laws, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets, or changes in interest rates.
The estimated future benefit payments from the Altria Group, Inc. pension plans at December 31, 2013, were as follows:

(in millions)
2014	$414
2015	416
2016	421
2017	429
2018	434
2019-2023	2,257

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Postretirement Benefit Plans
Net postretirement health care costs consisted of the following for the years ended December 31, 2013, 2012 and 2011:

(in millions)	2013	2012	2011
Service cost	$18	$18	$34
Interest cost	99	115	139
Amortization:
Net loss	51	40	39
Prior service credit	(45)	(45)	(21)
Termination and curtailment	—	(26)	(4)
Net postretirement health care costs	$123	$102	$187
Termination and curtailment shown in the table above are related to the 2011 Cost Reduction Program. For further information on the 2011 Cost Reduction Program, see Note 4. Asset Impairment, Exit, Implementation and Integration Costs.
The amounts included in termination and curtailment shown in the table above were comprised of the following changes:

(in millions)	2012	2011
Accrued postretirement health care costs	$—	$11
Other comprehensive earnings/losses:
Prior service credit	(26)	(15)
	$(26)	$(4)
For the postretirement benefit plans, the estimated net loss and prior service credit that are expected to be amortized from accumulated other comprehensive losses into net postretirement health care costs during 2014 are $29 million and $(43) million, respectively.
The following assumptions were used to determine Altria Group, Inc.’s net postretirement cost for the years ended December 31:

	2013	2012	2011
Discount rate	3.9%	4.9%	5.5%
Health care cost trend rate	7.5	8.0	8.0
Altria Group, Inc.’s postretirement health care plans are not funded. The changes in the accumulated postretirement benefit obligation at December 31, 2013 and 2012, were as follows:

(in millions)	2013	2012
Accrued postretirement health care costs at beginning of year	$2,663	$2,505
Service cost	18	18
Interest cost	99	115
Benefits paid	(138)	(135)
Actuarial (gains) losses	(327)	160
Other	2	—
Accrued postretirement health care costs at end of year	$2,317	$2,663
The current portion of Altria Group, Inc.’s accrued postretirement health care costs of $162 million and $159 million at December 31, 2013 and 2012, respectively, is included in other accrued liabilities on the consolidated balance sheets.
The Patient Protection and Affordable Care Act (“PPACA”), as amended by the Health Care and Education Reconciliation Act of 2010, was signed into law in March 2010. The PPACA mandates health care reforms with staggered effective dates from 2010 to 2018, including the imposition of an excise tax on high cost health care plans effective in 2018. The additional accumulated postretirement liability resulting from the PPACA, which is not material to Altria Group, Inc., has been included in Altria Group, Inc.’s accumulated postretirement benefit obligation at December 31, 2013 and 2012. Given the complexity of the PPACA and the extended time period during which implementation is expected to occur, future adjustments to Altria Group, Inc.’s accumulated postretirement benefit obligation may be necessary.
The following assumptions were used to determine Altria Group, Inc.’s postretirement benefit obligations at December 31:

	2013	2012
Discount rate	4.8%	3.9%
Health care cost trend rate assumed for next year	7.0	7.5
Ultimate trend rate	5.0	5.0
Year that the rate reaches the ultimate trend rate	2018	2018
     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2013:

	One-Percentage-Point Increase	One-Percentage-Point Decrease
Effect on total of service and interest cost	6.8%	(6.0)%
Effect on postretirement benefit obligation	6.7	(5.8)
Altria Group, Inc.’s estimated future benefit payments for its postretirement health care plans at December 31, 2013, were as follows:

(in millions)
2014	$162
2015	168
2016	171
2017	171
2018	169
2019-2023	774
Postemployment Benefit Plans
Altria Group, Inc. sponsors postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working life of the covered employees. Net

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

postemployment costs consisted of the following for the years ended December 31, 2013, 2012 and 2011:

(in millions)	2013	2012	2011
Service cost	$1	$1	$1
Interest cost	1	1	2
Amortization of net loss	18	17	16
Other	(17)	(7)	121
Net postemployment costs	$3	$12	$140
For the year ended December 31, 2011, “other” postemployment cost shown in the table above primarily reflects incremental severance costs related to the 2011 Cost Reduction Program. For further information on the 2011 Cost Reduction Program, see Note 4. Asset Impairment, Exit, Implementation and Integration Costs.
For the postemployment benefit plans, the estimated net loss that is expected to be amortized from accumulated other comprehensive losses into net postemployment costs during 2014 is approximately $16 million.
Altria Group, Inc.’s postemployment benefit plans are not funded. The changes in the benefit obligations of the plans at December 31, 2013 and 2012, were as follows:

(in millions)	2013	2012
Accrued postemployment costs at beginning of year	$149	$270
Service cost	1	1
Interest cost	1	1
Benefits paid	(65)	(143)
Actuarial (gains) losses and assumption changes	(4)	27
Other	(17)	(7)
Accrued postemployment costs at end of year	$65	$149
The accrued postemployment costs were determined using a weighted-average discount rate of 3.7% and 2.4% in 2013 and 2012, respectively, an assumed weighted-average ultimate annual turnover rate of 0.5% in 2013 and 2012, assumed compensation cost increases of 4.0% in 2013 and 2012, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.
Comprehensive Earnings/Losses
The amounts recorded in accumulated other comprehensive losses at December 31, 2013 consisted of the following:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Net loss	$(1,691)	$(539)	$(128)	$(2,358)
Prior service (cost) credit	(33)	307	—	274
Deferred income taxes	673	90	48	811
Amounts recorded in accumulated other comprehensive losses	$(1,051)	$(142)	$(80)	$(1,273)
The amounts recorded in accumulated other comprehensive losses at December 31, 2012 consisted of the following:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Net loss	$(3,186)	$(917)	$(169)	$(4,272)
Prior service (cost) credit	(36)	354	—	318
Deferred income taxes	1,254	221	65	1,540
Amounts recorded in accumulated other comprehensive losses	$(1,968)	$(342)	$(104)	$(2,414)

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

The movements in other comprehensive earnings/losses during the year ended December 31, 2013 were as follows:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$271	$51	$18	$340
Prior service cost/credit	10	(45)	—	(35)
Other expense:
Net loss	6	—	—	6
Deferred income taxes	(111)	(2)	(7)	(120)
	176	4	11	191
Other movements during the year:
Net loss	1,218	327	23	1,568
Prior service cost/credit	(7)	(2)	—	(9)
Deferred income taxes	(470)	(129)	(10)	(609)
	741	196	13	950
Total movements in other comprehensive earnings/losses	$917	$200	$24	$1,141
The movements in other comprehensive earnings/losses during the year ended December 31, 2012 were as follows:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$224	$40	$17	$281
Prior service cost/credit	10	(45)	—	(35)
Other expense (income):
Net loss	21	—	—	21
Prior service cost/credit	—	(26)	—	(26)
Deferred income taxes	(99)	12	(6)	(93)
	156	(19)	11	148
Other movements during the year:
Net loss	(643)	(161)	(11)	(815)
Deferred income taxes	249	63	3	315
	(394)	(98)	(8)	(500)
Total movements in other comprehensive earnings/losses	$(238)	$(117)	$3	$(352)
The movements in other comprehensive earnings/losses during the year ended December 31, 2011 were as follows:

(in millions)	Pensions	Post- retirement	Post- employment	Total
Amounts reclassified to net earnings as components of net periodic benefit cost:
Amortization:
Net loss	$171	$39	$16	$226
Prior service cost/credit	14	(21)	—	(7)
Deferred income taxes	(72)	(7)	(6)	(85)
	113	11	10	134
Other movements during the year:
Net loss	(672)	(188)	(40)	(900)
Prior service cost/credit	2	264	—	266
Deferred income taxes	262	(27)	14	249
	(408)	49	(26)	(385)
Total movements in other comprehensive earnings/losses	$(295)	$60	$(16)	$(251)

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 17. Additional Information

	For the Years Ended December 31,
(in millions)	2013	2012	2011
Research and development expense	$153	$136	$128
Advertising expense	$7	$6	$5
Interest and other debt expense, net:
Interest expense	$1,053	$1,128	$1,220
Interest income	(4)	(2)	(4)
	$1,049	$1,126	$1,216
Rent expense	$49	$49	$63
     Minimum rental commitments and sublease income under non-cancelable operating leases in effect at December 31, 2013, were as follows:

(in millions)	Rental Commitments	Sublease Income
2014	$54	$3
2015	45	5
2016	39	5
2017	29	4
2018	25	5
Thereafter	90	23
	$282	$45
Note 18. Contingencies
Legal proceedings covering a wide range of matters are pending or threatened in various United States and foreign jurisdictions against Altria Group, Inc. and its subsidiaries, including PM USA and UST and its subsidiaries, as well as their respective indemnitees. Various types of claims may be raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of distributors.
Litigation is subject to uncertainty and it is possible that there could be adverse developments in pending or future cases. An unfavorable outcome or settlement of pending tobacco-related or other litigation could encourage the commencement of additional litigation. Damages claimed in some tobacco-related and other litigation are or can be significant and, in certain cases, range in the billions of dollars. The variability in pleadings in multiple jurisdictions, together with the actual experience of management in litigating claims, demonstrate that the monetary relief that may be specified in a lawsuit bears little relevance to the ultimate outcome. In certain cases, plaintiffs claim that defendants’ liability is joint and several. In such cases, Altria Group, Inc. or its subsidiaries may face the risk that one or more co-defendants decline or otherwise fail to participate in the bonding required for an appeal or to pay their proportionate or jury-allocated share of a judgment.  As a result, Altria Group, Inc. or its subsidiaries under certain circumstances may have to pay more than their proportionate share of any bonding- or judgment-related amounts.  Furthermore, in those cases where plaintiffs are successful,

Altria Group, Inc. or its subsidiaries may also be required to pay interest and attorneys’ fees.
Although PM USA has historically been able to obtain required bonds or relief from bonding requirements in order to prevent plaintiffs from seeking to collect judgments while adverse verdicts have been appealed, there remains a risk that such relief may not be obtainable in all cases. This risk has been substantially reduced given that 45 states and Puerto Rico limit the dollar amount of bonds or require no bond at all. As discussed below, however, tobacco litigation plaintiffs have challenged the constitutionality of Florida’s bond cap statute in several cases and plaintiffs may challenge state bond cap statutes in other jurisdictions as well. Such challenges may include the applicability of state bond caps in federal court. Although Altria Group, Inc. cannot predict the outcome of such challenges, it is possible that the consolidated results of operations, cash flows or financial position of Altria Group, Inc., or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome of one or more such challenges.
Altria Group, Inc. and its subsidiaries record provisions in the consolidated financial statements for pending litigation when they determine that an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. At the present time, while it is reasonably possible that an unfavorable outcome in a case may occur, except to the extent discussed elsewhere in this Note 18. Contingencies: (i) management has concluded that it is not probable that a loss has been incurred in any of the pending tobacco-related cases; (ii) management is unable to estimate the possible loss or range of loss that could result from an unfavorable

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

outcome in any of the pending tobacco-related cases; and (iii) accordingly, management has not provided any amounts in the consolidated financial statements for unfavorable outcomes, if any. Legal defense costs are expensed as incurred.
Altria Group, Inc. and its subsidiaries have achieved substantial success in managing litigation. Nevertheless, litigation is subject to uncertainty and significant challenges remain. It is possible that the consolidated results of operations, cash flows or financial position of Altria Group, Inc., or one or more of its subsidiaries, could be materially affected in a particular fiscal quarter or fiscal year by an unfavorable outcome or settlement of certain pending litigation. Altria Group, Inc. and each of its subsidiaries named as a defendant believe, and each has been so advised by counsel handling the respective cases, that it has valid defenses to the litigation pending against it, as well as valid bases for appeal of adverse verdicts. Each of the companies has defended, and will continue to defend, vigorously against litigation challenges. However, Altria Group, Inc. and its subsidiaries may enter into settlement discussions in particular cases if they believe it is in the best interests of Altria Group, Inc. to do so.

Overview of Altria Group, Inc. and/or PM USA Tobacco-Related Litigation
▪Types and Number of Cases: Claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs; (ii) smoking and health cases primarily alleging personal injury or seeking court-supervised programs for ongoing medical monitoring and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding; (iii) health care cost recovery cases brought by governmental (both domestic and foreign) plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits; (iv) class action suits alleging that the uses of the terms “Lights” and “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment, breach of warranty or violations of the Racketeer Influenced and Corrupt Organizations Act (“RICO”); and (v) other tobacco-related litigation described below. Plaintiffs’ theories of recovery and the defenses raised in pending smoking and health, health care cost recovery and “Lights/Ultra Lights” cases are discussed below.

The table below lists the number of certain tobacco-related cases pending in the United States against PM USA and, in some instances, Altria Group, Inc. as of December 31, 2013, December 31, 2012 and December 31, 2011.

Type of Case	Number of Cases Pending as of December 31, 2013	Number of Cases Pending as of December 31, 2012	Number of Cases Pending as of December 31, 2011
Individual Smoking and Health Cases (1)	67	77	82
Smoking and Health Class Actions and Aggregated Claims Litigation (2)	6	7	7
Health Care Cost Recovery Actions (3)	1	1	1
“Lights/Ultra Lights” Class Actions	15	14	17
Tobacco Price Cases	1	1	1

(1) Does not include 2,572 cases brought by flight attendants seeking compensatory damages for personal injuries allegedly caused by exposure to environmental tobacco smoke (“ETS”). The flight attendants allege that they are members of an ETS smoking and health class action in Florida, which was settled in 1997 (Broin). The terms of the court-approved settlement in that case allow class members to file individual lawsuits seeking compensatory damages, but prohibit them from seeking punitive damages. Also, does not include individual smoking and health cases brought by or on behalf of plaintiffs in Florida state and federal courts following the decertification of the Engle case (discussed below in Smoking and Health Litigation - Engle Class Action).
(2) Includes as one case the 600 civil actions (of which 346 were actions against PM USA) that were to be tried in a single proceeding in West Virginia (In re: Tobacco Litigation). The West Virginia Supreme Court of Appeals has ruled that the United States Constitution did not preclude a trial in two phases in this case. Issues related to defendants’ conduct and whether punitive damages are permissible were tried in the first phase. Trial in the first phase of this case began in April 2013. In May 2013, the jury returned a verdict in favor of defendants on the claims for design defect, negligence, failure to warn, breach of warranty, and concealment and declined to find that the defendants’ conduct warranted punitive damages. Plaintiffs prevailed on their claim that ventilated filter cigarettes should have included use instructions for the period 1964 - 1969. The second phase, if any, will consist of individual trials to determine liability and compensatory damages on that claim only. In July 2013, plaintiffs filed a renewed motion for judgment as a matter of law and a motion for a new trial. Also in July 2013, defendants filed a motion for judgment notwithstanding the verdict. In August 2013, the trial court denied all post-trial motions. The trial court entered final judgment on October 28, 2013. On November 26, 2013, plaintiffs filed their notice of appeal to the West Virginia Supreme Court of Appeals.
(3) See Health Care Cost Recovery Litigation - Federal Government’s Lawsuit below.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

▪International Tobacco-Related Cases: As of January 27, 2014, PM USA is a named defendant in Israel in one “Lights” class action. PM USA is a named defendant in nine health care cost recovery actions in Canada, seven of which also name Altria Group, Inc. as a defendant. PM USA and Altria Group, Inc. are also named defendants in seven smoking and health class actions filed in various Canadian provinces. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.

▪Tobacco-Related Cases Set for Trial: As of January 27, 2014, 51 Engle progeny cases and four individual smoking and health cases against PM USA are set for trial in 2014. Cases against other companies in the tobacco industry are also scheduled for trial in 2014. Trial dates are subject to change.

▪Trial Results: Since January 1999, excluding the Engle progeny cases (separately discussed below), verdicts have been returned in 56 smoking and health, “Lights/Ultra Lights” and health care cost recovery cases in which PM USA was a defendant. Verdicts in favor of PM USA and other defendants were returned in 38 of the 56 cases. These 38 cases were tried in Alaska (1), California (6), Florida (10), Louisiana (1), Massachusetts (1), Mississippi (1), Missouri (3), New Hampshire (1), New Jersey (1), New York (5), Ohio (2), Pennsylvania (1), Rhode Island (1), Tennessee (2) and West Virginia (2). A motion for a new trial was granted in one of the cases in Florida and in the case in Alaska. In the Alaska case (Hunter), the trial court withdrew its order for a new trial upon PM USA’s motion for reconsideration. Plaintiff’s notice of appeal of this ruling remains pending. See Types and

Number of Cases above for a discussion of the trial results in In re: Tobacco Litigation (West Virginia consolidated cases).
Of the 18 non-Engle progeny cases in which verdicts were returned in favor of plaintiffs, 14 have reached final resolution. A verdict against defendants in one health care cost recovery case (Blue Cross/Blue Shield) was reversed and all claims were dismissed with prejudice. In addition, a verdict against defendants in a purported “Lights” class action in Illinois (Price) was reversed and the case was dismissed with prejudice in December 2006. The plaintiff in Price is seeking to reopen the judgment dismissing this case and to reinstate the original verdict. See “Lights/Ultra Lights” Cases - The Price Case below for a discussion of developments in Price.
As of January 27, 2014, 50 state and federal Engle progeny cases involving PM USA have resulted in verdicts since the Florida Supreme Court’s Engle decision. Twenty-five verdicts were returned in favor of plaintiffs and 25 verdicts were returned in favor of PM USA. See Smoking and Health Litigation - Engle Progeny Trial Results below for a discussion of these verdicts.

▪Judgments Paid and Provisions for Tobacco and Health Litigation (Including Engle Progeny Litigation):
After exhausting all appeals in those cases resulting in adverse verdicts associated with tobacco-related litigation, since October 2004, PM USA has paid in the aggregate judgments (and related costs and fees) totaling approximately $261 million and interest totaling approximately $142 million as of December 31, 2013. These amounts include payments for Engle progeny judgments (and related costs and fees) totaling approximately $7.8 million and interest totaling approximately $900,000.

The changes in Altria Group, Inc.’s accrued liability for tobacco and health judgments, including related interest costs, for the periods specified below were as follows:

	For the Years Ended December 31,
	2013	2012	2011
	(in millions)
Accrued liability for tobacco and health judgments at beginning of period	$—	$122	$30
Pre-tax charges for tobacco and health judgments	18	4	98
Pre-tax charges for related interest costs	4	1	64
Payments	(19)	(127)	(70)
Accrued liability for tobacco and health judgments at end of period	$3	$—	$122
The accrued liability for tobacco and health judgments, including related interest costs, was included in other accrued liabilities on Altria Group, Inc.’s consolidated balance sheets. Pre-tax charges for tobacco and health judgments were included in marketing, administration and research costs on Altria Group, Inc.’s consolidated statements of earnings. Pre-tax charges for related interest costs were included in interest and other debt expense, net on Altria Group, Inc.’s consolidated statements of earnings.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

▪Security for Judgments: To obtain stays of judgments pending current appeals, as of December 31, 2013, PM USA has posted various forms of security totaling approximately $27 million, the majority of which has been collateralized with cash deposits that are included in other assets on the consolidated balance sheet.
Smoking and Health Litigation
▪Overview: Plaintiffs’ allegations of liability in smoking and health cases are based on various theories of recovery, including negligence, gross negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, nuisance, breach of express and implied warranties, breach of special duty, conspiracy, concert of action, violations of deceptive trade practice laws and consumer protection statutes, and claims under the federal and state anti-racketeering statutes. Plaintiffs in the smoking and health cases seek various forms of relief, including compensatory and punitive damages, treble/multiple damages and other statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and equitable relief. Defenses raised in these cases include lack of proximate cause, assumption of the risk, comparative fault and/or contributory negligence, statutes of limitations and preemption by the Federal Cigarette Labeling and Advertising Act.

▪Non-Engle Progeny Trial Results: Summarized below are the non-Engle progeny smoking and health cases pending during 2013 or 2014 in which verdicts were returned in favor of plaintiffs and against PM USA. Charts listing the verdicts for plaintiffs in the Engle progeny cases can be found in Smoking and Health Litigation - Engle Progeny Trial Results below.

▪
Mulholland: In July 2013, a jury in the U.S. District Court for the Southern District of New York returned a verdict in favor of plaintiff and awarded $5.5 million in compensatory damages against PM USA. In August 2013, after taking into account a prior recovery by the plaintiff against third parties, the court entered final judgment in the amount of $4.9 million. In September 2013, PM USA filed a renewed motion for judgment as a matter of law and plaintiff moved to modify the amount of the judgment. On December 9, 2013, the trial court denied the parties’ post-trial motions. On January 7, 2014, PM USA filed a notice of appeal to the U.S. Court of Appeals for the Second Circuit and on January 21, 2014, plaintiff cross appealed. On January 24, 2014, PM USA posted a bond in the amount of $5.5 million.

▪
D. Boeken: This litigation has concluded. In August 2011, a California jury returned a verdict in favor of plaintiff, awarding $12.8 million in compensatory damages against PM USA. PM USA’s motions for judgment notwithstanding the verdict and for a new trial were denied in October 2011. PM USA appealed and posted a bond in the amount of $12.8 million in November 2011. In July 2013, the California Court of Appeal affirmed the judgment. PM USA sought a petition for rehearing, which the California Court of Appeal denied in July 2013. In the third quarter of 2013, PM USA recorded a pre-tax provision of $12.8 million related to damages and costs and $2.8 million related to interest. In September 2013, PM USA paid an amount of approximately $15.6 million in satisfaction of the judgment and associated costs and interest.

▪
Schwarz: In March 2002, an Oregon jury awarded $168,500 in compensatory damages and $150 million in punitive damages against PM USA. In May 2002, the trial court reduced the punitive damages award to $100 million. In May 2006, the Oregon Court of Appeals affirmed the compensatory damages verdict, reversed the award of punitive damages and remanded the case to the trial court for a second trial to determine the amount of punitive damages, if any. In June 2006, plaintiff petitioned the Oregon Supreme Court to review the portion of the court of appeals’ decision reversing and remanding the case for a new trial on punitive damages. In June 2010, the Oregon Supreme Court affirmed the court of appeals’ decision and remanded the case to the trial court for a new trial limited to the question of punitive damages. In December 2010, the Oregon Supreme Court reaffirmed its earlier ruling and awarded PM USA approximately $500,000 in costs. In March 2011, PM USA filed a claim against the plaintiff for its costs and disbursements on appeal, plus interest. Trial on the amount of punitive damages began in January 2012. In February 2012, the jury awarded plaintiff $25 million in punitive damages. In September 2012, PM USA filed a notice of appeal from the trial court’s judgment with the Oregon Court of Appeals. On January 27, 2014, plaintiff filed a motion to certify the appeal to the Oregon Supreme Court.

See Federal Government’s Lawsuit below for a discussion of the verdict and post-trial developments in the United States of America healthcare cost recovery case.

Engle Class Action
In July 2000, in the second phase of the Engle smoking and health class action in Florida, a jury returned a verdict assessing punitive damages totaling approximately $145 billion against various defendants, including $74 billion against PM USA. Following entry of judgment, PM USA appealed.
In May 2001, the trial court approved a stipulation providing that execution of the punitive damages component

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

of the Engle judgment will remain stayed against PM USA and the other participating defendants through the completion of all judicial review. As a result of the stipulation, PM USA placed $500 million into an interest-bearing escrow account that, regardless of the outcome of the judicial review, was to be paid to the court and the court was to determine how to allocate or distribute it consistent with Florida Rules of Civil Procedure. In May 2003, the Florida Third District Court of Appeal reversed the judgment entered by the trial court and instructed the trial court to order the decertification of the class. Plaintiffs petitioned the Florida Supreme Court for further review.
In July 2006, the Florida Supreme Court ordered that the punitive damages award be vacated, that the class approved by the trial court be decertified and that members of the decertified class could file individual actions against defendants within one year of issuance of the mandate. The court further declared the following Phase I findings are entitled to res judicata effect in such individual actions brought within one year of the issuance of the mandate: (i) that smoking causes various diseases; (ii) that nicotine in cigarettes is addictive; (iii) that defendants’ cigarettes were defective and unreasonably dangerous; (iv) that defendants concealed or omitted material information not otherwise known or available knowing that the material was false or misleading or failed to disclose a material fact concerning the health effects or addictive nature of smoking; (v) that defendants agreed to misrepresent information regarding the health effects or addictive nature of cigarettes with the intention of causing the public to rely on this information to their detriment; (vi) that defendants agreed to conceal or omit information regarding the health effects of cigarettes or their addictive nature with the intention that smokers would rely on the information to their detriment; (vii) that all defendants sold or supplied cigarettes that were defective; and (viii) that defendants were negligent. The court also reinstated compensatory damages awards totaling approximately $6.9 million to two individual plaintiffs and found that a third plaintiff’s claim was barred by the statute of limitations. In February 2008, PM USA paid approximately $3 million, representing its share of compensatory damages and interest, to the two individual plaintiffs identified in the Florida Supreme Court’s order.
In August 2006, PM USA sought rehearing from the Florida Supreme Court on parts of its July 2006 opinion, including the ruling (described above) that certain jury findings have res judicata effect in subsequent individual trials timely brought by Engle class members. The rehearing motion also asked, among other things, that legal errors that were raised but not expressly ruled upon in the Florida Third District Court of Appeal or in the Florida Supreme Court now be addressed. Plaintiffs also filed a motion for rehearing in August 2006 seeking clarification of the applicability of the statute of limitations to non-members of the decertified class. In December 2006, the Florida Supreme Court refused to revise its July 2006 ruling, except that it revised the set of Phase I findings entitled to res judicata effect by excluding finding (v) listed above (relating to agreement to misrepresent information), and added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations of fact made by defendants. In January 2007, the Florida Supreme Court issued the mandate from its revised opinion. Defendants then filed a motion with the Florida Third District Court of Appeal requesting that the court address legal errors that were previously raised by defendants but have not yet been addressed either by the Florida Third District Court of Appeal or by the Florida Supreme Court. In February 2007, the Florida Third District Court of Appeal denied defendants’ motion. In May 2007, defendants’ motion for a partial stay of the mandate pending the completion of appellate review was denied by the Florida Third District Court of Appeal. In May 2007, defendants filed a petition for writ of certiorari with the United States Supreme Court. In October 2007, the United States Supreme Court denied defendants’ petition. In November 2007, the United States Supreme Court denied defendants’ petition for rehearing from the denial of their petition for writ of certiorari.
In February 2008, the trial court decertified the class, except for purposes of the May 2001 bond stipulation, and formally vacated the punitive damages award pursuant to the Florida Supreme Court’s mandate. In April 2008, the trial court ruled that certain defendants, including PM USA, lacked standing with respect to allocation of the funds escrowed under the May 2001 bond stipulation and would receive no credit at that time from the $500 million paid by PM USA against any future punitive damages awards in cases brought by former Engle class members.
In May 2008, the trial court, among other things, decertified the limited class maintained for purposes of the May 2001 bond stipulation and, in July 2008, severed the remaining plaintiffs’ claims except for those of Howard Engle. The only remaining plaintiff in the Engle case, Howard Engle, voluntarily dismissed his claims with prejudice.
The deadline for filing Engle progeny cases, as required by the Florida Supreme Court’s decision, expired in January 2008. As of December 31, 2013, approximately 3,200 state court cases were pending against PM USA or Altria Group, Inc. asserting individual claims by or on behalf of approximately 4,400 state court plaintiffs.  Furthermore, as of December 31, 2013, approximately 1,200 cases were pending against PM USA in federal district court asserting individual claims by or on behalf of a similar number of federal court plaintiffs. Because of a number of factors, including, but not limited to, docketing delays, duplicated filings and overlapping dismissal orders, these numbers are estimates. The U.S. District Court for the Middle District of Florida (Jacksonville) dismissed 521 and 306 Engle progeny cases with prejudice in January 2013 and in June 2013,

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

respectively. In February 2013, plaintiffs appealed the January dismissal to the U.S Court of Appeals for the Eleventh Circuit.

▪Federal Engle Progeny Cases: Three federal district courts (in the Merlob, B. Brown and Burr cases) ruled in 2008 that the findings in the first phase of the Engle proceedings cannot be used to satisfy elements of plaintiffs’ claims, and two of those rulings (B. Brown and Burr) were certified by the trial court for interlocutory review. The certification in both cases was granted by the U.S. Court of Appeals for the Eleventh Circuit and the appeals were consolidated. In February 2009, the appeal in Burr was dismissed for lack of prosecution, and, in September 2012, the district court dismissed the case on statute of limitations grounds. Plaintiff is appealing the dismissal. In July 2010, the Eleventh Circuit ruled in B. Brown that, as a matter of Florida law, plaintiffs do not have an unlimited right to use the findings from the original Engle trial to meet their burden of establishing the elements of their claims at trial. The Eleventh Circuit did not reach the issue of whether the use of the Engle findings violates defendants’ due process rights. Rather, the court held that plaintiffs may only use the findings to establish those specific facts, if any, that they demonstrate with a reasonable degree of certainty were actually decided by the original Engle jury. The Eleventh Circuit remanded the case to the district court to determine what specific factual findings the Engle jury actually made.
After the remand of B. Brown, the Eleventh Circuit’s ruling on Florida state law was superseded by state appellate rulings (discussed below and in Appeals of Engle Progeny Verdicts), which initially included Martin, an Engle progeny case against R.J. Reynolds Tobacco Company (“R.J. Reynolds”) in Escambia County, and J. Brown, an Engle progeny case against R.J. Reynolds in Broward County. More recently, the Eleventh Circuit’s ruling on Florida state law has been superseded by the Florida Supreme Court’s decision in Douglas, discussed below.
Following Martin and J. Brown, in the Waggoner case, the U.S. District Court for the Middle District of Florida (Jacksonville) ruled in December 2011 that application of the Engle findings to establish the wrongful conduct elements of plaintiffs’ claims consistent with Martin or J. Brown did not violate defendants’ due process rights.  PM USA and the other defendants sought appellate review of the due process ruling. In February 2012, the district court denied the motion for interlocutory appeal, but did apply the ruling to all active pending federal Engle progeny cases. As a result, R.J. Reynolds appealed the rulings in the Walker and Duke cases to the Eleventh Circuit, which, in September 2013, rejected the due process defense and affirmed the underlying judgments. In October 2013, R.J. Reynolds filed a petition for rehearing or rehearing en banc. Thereafter, the Eleventh Circuit vacated its decision and substituted a new opinion on October 31, 2013. On November 7, 2013, the Eleventh

Circuit denied R.J. Reynolds’ initial petition for rehearing and, on November 13, 2013, R.J. Reynolds filed a petition for rehearing en banc or panel rehearing of the substituted decision, which was denied on January 6, 2014.
Most of the Engle progeny cases pending against PM USA in the U.S. District Court for the Middle District of Florida (Jacksonville) asserting individual claims by or on behalf of approximately 1,200 plaintiffs remain stayed. There are currently approximately 750 active cases pending in federal court, including cases that became active in August 2013 and in January 2014. In January 2013, the district court ordered the parties to negotiate an aggregate settlement mediation of all pending cases. In April 2013, the mediators reported to the district court that the cases have not been resolved and that the parties have not agreed to a mechanism for settlement. In July 2013, the district court issued an order transferring, for case management purposes, all the Middle District of Florida Engle progeny cases to a judge presiding in the District of Massachusetts. The district court directed that the cases will remain in the Middle District of Florida and that such judge will be designated a judge of that district for purposes of managing the cases.

▪Florida Bond Cap Statute: In June 2009, Florida amended its existing bond cap statute by adding a $200 million bond cap that applies to all state Engle progeny lawsuits in the aggregate and establishes individual bond caps for individual Engle progeny cases in amounts that vary depending on the number of judgments in effect at a given time. Plaintiffs in three state Engle progeny cases against R.J. Reynolds in Alachua County, Florida (Alexander, Townsend and Hall) and one case in Escambia County (Clay) challenged the constitutionality of the bond cap statute. The Florida Attorney General intervened in these cases in defense of the constitutionality of the statute.
Trial court rulings were rendered in Clay, Alexander, Townsend and Hall rejecting the plaintiffs’ bond cap statute challenges in those cases. The plaintiffs unsuccessfully appealed these rulings. In Alexander, Clay and Hall, the District Court of Appeal for the First District of Florida affirmed the trial court decisions and certified the decision in Hall for appeal to the Florida Supreme Court, but declined to certify the question of the constitutionality of the bond cap statute in Clay and Alexander. The Florida Supreme Court granted review of the Hall decision, but, in September 2012, the court dismissed the appeal as moot. In October 2012, the Florida Supreme Court denied the plaintiffs’ rehearing petition. In August 2013, in Calloway, discussed further below, plaintiff filed a motion in the trial court to determine the sufficiency of the bond posted by defendants on the ground that the bond cap statute is unconstitutional, which was denied. No federal court has yet addressed the constitutionality of the bond cap statute or the applicability of the bond cap to Engle progeny cases tried in federal court. However, in April 2013, PM USA, R.J. Reynolds and

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Lorillard Tobacco Company (“Lorillard”) filed a motion in the U.S. District Court for the Middle District of Florida (Jacksonville) to have the court apply the Florida bond cap statute to all federal Engle progeny cases. In August 2013, the court denied the motion without prejudice on the grounds that it was premature to adjudicate such issue.

▪Engle Progeny Trial Results: As of January 27, 2014, 50 federal and state Engle progeny cases involving PM USA have resulted in verdicts since the Florida Supreme Court Engle decision. Twenty-five verdicts were returned in favor of plaintiffs.
Twenty-five verdicts were returned in favor of PM USA (Gelep, Kalyvas, Gil de Rubio, Warrick, Willis, Russo (formerly Frazier), C. Campbell, Rohr, Espinosa, Oliva, Weingart, Junious, Szymanski, Gollihue, McCray, Denton, Hancock, Wilder, D. Cohen, LaMotte, J. Campbell, Dombey, Haldeman, Jacobson and Blasco). While the juries in the Weingart and Hancock cases returned verdicts against PM USA awarding no damages, the trial court in each case granted an additur. In the Russo case (formerly Frazier), the Florida Third District Court of Appeal reversed the judgment in defendants’ favor in April 2012 and remanded the case for a new trial. Defendants sought review of the case in the Florida Supreme Court, which was granted in September 2013. Oral argument is scheduled for April 10, 2014 in the Florida Supreme Court. In addition, there have been a number of mistrials, only some of which have resulted in new trials as of January 27, 2014.
In Lukacs, a case that was tried to verdict before the Florida Supreme Court Engle decision, the Florida Third District Court of Appeal in March 2010 affirmed per curiam the trial court decision without issuing an opinion. Under Florida procedure, further review of a per curiam affirmance without opinion by the Florida Supreme Court is generally prohibited. Subsequently in 2010, after defendants’ petition for rehearing with the Court of Appeal was denied, defendants paid the judgment.
The charts below list the verdicts and post-trial developments in the Engle progeny cases that were pending during 2013 or 2014 in which verdicts were returned in favor of plaintiffs (including Weingart and Hancock, where the verdicts originally were returned in favor of PM USA). The first chart lists such cases that are currently pending; the second chart lists such cases that are concluded.

Currently-Pending Cases
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Plaintiff: Cuculino
Date:    January 17, 2014

Verdict:
On January 17, 2014, a Miami-Dade County jury returned a verdict in favor of plaintiff and against PM USA. The jury awarded plaintiff $12,500,000 in compensatory damages and allocated 40% of the fault to PM USA (an amount of $5,000,000).

Post-Trial Developments:
On January 27, 2014, PM USA filed post-trial motions, including motions to set aside the verdict and for a new trial.
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Plaintiff: Rizzuto
Date:    August 2013

Verdict:
In August 2013, a Hernando County jury returned a verdict in favor of plaintiff and against PM USA and Liggett Group LLC (“Liggett Group”). The jury awarded plaintiff $12,550,000 in compensatory damages.

Post-Trial Developments:
In September 2013, defendants filed post-trial motions, including motions to set aside the verdict and for a new trial. Also in September 2013, the court granted a remittitur in part on economic damages, which the court reduced from $2.55 million to $1.1 million for a total award of $11.1 million in compensatory damages. The court declined defendants’ request to reduce the compensatory damages award by the jury’s assessment of comparative fault, imposing joint and several liability for the compensatory damages. The court denied all other motions except for defendants’ motion for a juror interview, which was granted. On October 24, 2013, defendants filed a notice of appeal to the Florida Fifth District Court of Appeal, which ordered resolution of the juror issue prior to appeal. On December 10, 2013, subsequent to the juror interview, the court entered an order that granted no relief with respect to the alleged misconduct of the juror. Plaintiff agreed to waive the bond for the appeal.

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Plaintiff: Skolnick
Date:    June 2013

Verdict:
In June 2013, a Palm Beach County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded plaintiff $2,555,000 in compensatory damages and allocated 30% of the fault to each defendant (an amount of $766,500).

Post-Trial Developments:
In June 2013, defendants and plaintiff filed post-trial motions. The court entered final judgment against defendants in July 2013. On November 15, 2013, the trial court denied plaintiff’s post-trial motion and, on December 4, 2013, denied defendants’ post-trial motions. On December 16, 2013, defendants filed a notice of appeal to the Florida Fourth District Court of Appeal and, on December 23, 2013, plaintiffs cross-appealed. On December 19, 2013, PM USA posted a bond in the amount of $766,500.
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Plaintiff: Starr-Blundell
Date:    June 2013

Verdict:
In June 2013, a Duval County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded plaintiff $500,000 in compensatory damages and allocated 10% of the fault to each defendant (an amount of $50,000).

Post-Trial Developments:
In June 2013, the defendants filed a motion to set aside the verdict and to enter judgment in accordance with their motion for directed verdict or, in the alternative, for a new trial, which was denied on October 29, 2013. On November 27, 2013, final judgment was entered in favor of plaintiff affirming the compensatory damages award. On December 12, 2013, plaintiff filed a notice of appeal to the Florida First District Court of Appeal and, on December 13, 2013, defendants cross appealed. Plaintiff agreed to waive the bond for the appeal.
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Plaintiff: Ruffo
Date:    May 2013

Verdict:
In May 2013, a Miami-Dade County jury returned a verdict in favor of plaintiff and against PM USA and Lorillard. The jury awarded plaintiff $1,500,000 in compensatory damages and allocated 12% of the fault to PM USA (an amount of $180,000).

Post-Trial Developments:
In May 2013, defendants filed several post-trial motions, including motions for a new trial and to set aside the verdict, which the trial court denied in October 2013 and entered final judgment in favor of plaintiff. On October 24, 2013, PM USA and Lorillard appealed to the Florida Third District Court of Appeal. On October 25, 2013, PM USA posted a bond in the amount of $180,000.
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Plaintiff: Graham
Date:    May 2013

Verdict:
In May 2013, a jury in the U.S. District Court for the Middle District of Florida (Jacksonville) returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $2.75 million in compensatory damages and allocated 10% of the fault to PM USA (an amount of $275,000).

Post-Trial Developments:
In June 2013, defendants filed several post-trial motions, including motions for judgment as a matter of law and for a new trial, which the trial court denied in September 2013. In October 2013, defendants filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit. Also, in October 2013, PM USA posted a bond in the amount of $277,750.

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Plaintiff: Searcy
Date:    April 2013

Verdict:
In April 2013, a jury in the U.S. District Court for the Middle District of Florida (Orlando) returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $6 million in compensatory damages and $10 million in punitive damages against each defendant.

Post-Trial Developments:
In June 2013, the trial court entered final judgment declining defendants’ request to reduce the compensatory damages award by the jury’s assessment of comparative fault and imposing joint and several liability for the compensatory damages. In July 2013, defendants filed various post-trial motions, including motions requesting reductions in damages. In September 2013, the district court reduced the compensatory damages award to $1 million and the punitive damages award to $1.67 million against each defendant. The district court denied all other post-trial motions. Plaintiffs filed a motion to reconsider the district court’s remittitur and, in the alternative, to certify the issue to the U.S. Court of Appeals for the Eleventh Circuit, both of which the court denied on October 28, 2013. On November 15, 2013, defendants filed a notice of appeal to the U.S. Court of Appeals for the Eleventh Circuit. On December 16, 2013, after the district court corrected a clerical error in the final judgment, defendants filed an amended notice of appeal. On December 3, 2013, PM USA posted a bond in the amount of approximately $2.2 million.
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Plaintiff: Buchanan
Date:     December 2012

Verdict:
In December 2012, a Leon County jury returned a verdict in favor of plaintiff and against PM USA and Liggett Group. The jury awarded $5.5 million in compensatory damages and allocated 37% of the fault to each of the defendants (an amount of approximately $2 million).

Post-Trial Developments:
In December 2012, defendants filed several post-trial motions, including motions for a new trial and to set aside the verdict. In March 2013, the trial court denied all motions and entered final judgment against PM USA and Liggett Group refusing to reduce the compensatory damages award by plaintiff’s comparative fault and holding PM USA and Liggett Group jointly and severally liable for $5.5 million. In April 2013, defendants filed a notice of appeal to the Florida First District Court of Appeal and PM USA posted a bond in the amount of $2.5 million.
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Plaintiff: Lock
Date:     October 2012

Verdict:
A Pinellas County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $1.15 million in compensatory damages and allocated 9% of the fault to each of the defendants (an amount of $103,500).

Post-Trial Developments:
In November 2012, defendants filed several post-trial motions, including motions for a new trial, to set aside the verdict and to reduce the damages award by the amount of economic damages paid by third parties. In January 2013, the trial court orally denied all post-trial motions. In February 2013, the trial court entered final judgment. PM USA’s portion of the damages was $103,500. In March 2013, defendants filed a notice of appeal to the Florida Second District Court of Appeal. In March 2013, PM USA posted bonds in the amount of $103,500.
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Plaintiff: Hancock
Date:     August 2012

Verdict:
A Broward County jury returned a verdict in the amount of zero damages and allocated 5% of the fault to each of the defendants (PM USA and R.J. Reynolds). The trial court granted an additur of approximately $110,000, which is subject to the jury’s comparative fault

Altria Group, Inc. and Subsidiaries
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finding.

Post-Trial Developments:
In August 2012, defendants moved to set aside the verdict and to enter judgment in accordance with their motion for directed verdict. Defendants also moved to reduce damages, which motion the court granted. The trial court granted defendants’ motion to set off the damages award by the amount of economic damages paid by third parties, which will reduce further any final award. In October 2012, the trial court entered final judgment. PM USA’s portion of the damages was approximately $700. In November 2012, both sides filed notices of appeal to the Florida Fourth District Court of Appeal.
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Plaintiff: Calloway
Date:     May 2012

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA, R.J. Reynolds, Lorillard and Liggett Group. The jury awarded approximately $21 million in compensatory damages and allocated 25% of the fault against PM USA, but the trial court ruled that it will not apply the comparative fault allocations because the jury found against each defendant on the intentional tort claims. The jury also awarded approximately $17 million in punitive damages against PM USA, approximately $17 million in punitive damages against R.J. Reynolds, approximately $13 million in punitive damages against Lorillard and approximately $8 million in punitive damages against Liggett Group.

Post-Trial Developments:
In May and June, 2012, defendants filed motions to set aside the verdict and for a new trial. In August 2012, the trial court denied the remaining post-trial motions and entered final judgment, reducing the total compensatory damages award to $16.1 million but leaving undisturbed the separate punitive damages awards. In September 2012, PM USA posted a bond in an amount of $1.5 million and defendants filed a notice of appeal to the Florida Fourth District Court of Appeal. In August 2013, plaintiff filed a motion to determine the sufficiency of the bond in the trial court on the ground that the bond cap statute is unconstitutional, which the court denied.
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Plaintiff: Hallgren
Date:     January 2012

Verdict:
A Highland County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded approximately $2 million in compensatory damages and allocated 25% of the fault to PM USA (an amount of approximately $500,000). The jury also awarded $750,000 in punitive damages against each of the defendants.

Post-Trial Developments:
The trial court entered final judgment in March 2012. In April 2012, PM USA posted a bond in an amount of approximately $1.25 million. In May 2012, defendants filed a notice of appeal to the Florida Second District Court of Appeal. In October 2013, the Second District Court of Appeal affirmed the judgment, but certified the question of availability of punitive damages on plaintiff’s negligence and strict liability claims to the Florida Supreme Court as a matter of public importance. On November 18, 2013, defendants filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court.
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Plaintiff: Allen
Date:     April 2011

Verdict:
A Duval County jury returned a verdict in favor of plaintiffs and against PM USA and R.J. Reynolds. The jury awarded a total of $6 million in compensatory damages and allocated 15% of the fault to PM USA (an amount of $900,000). The jury also awarded $17 million in punitive damages against each of the defendants.

Post-Trial Developments:
In May 2011, the trial court entered final judgment. In October 2011, the trial court granted defendants’ motion for remittitur, reducing the punitive damages award against PM USA to $2.7 million, and denied defendants’ remaining post-trial motions. PM USA filed a notice of appeal to the Florida First District Court of Appeal and posted a bond in the amount of $1.25 million in

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November 2011. In May 2013, the First District Court of Appeal reversed and remanded the case for a new trial on the basis that the trial court erred in failing to submit the question of addiction causation to the jury. In June 2013, the plaintiff filed a motion for rehearing or rehearing en banc, which the First District Court of Appeal denied in July 2013. In August 2013, plaintiff filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In October 2013, the $1.25 million bond was returned to PM USA as a result of the First District Court of Appeal’s remand for a new trial.
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Plaintiff: Tullo
Date:     April 2011

Verdict:
A Palm Beach County jury returned a verdict in favor of plaintiff and against PM USA, Lorillard and Liggett Group. The jury awarded a total of $4.5 million in compensatory damages and allocated 45% of the fault to PM USA (an amount of $2,025,000).

Post-Trial Developments:
In April 2011, the trial court entered final judgment. In July 2011, PM USA filed its notice of appeal to the Florida Fourth District Court of Appeal and posted a $2 million bond. In August 2013, the Fourth District Court of Appeal affirmed the judgment. In October 2013, defendants filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court.
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Plaintiff: Kayton (formerly Tate)
Date:     July 2010

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA. The jury awarded $8 million in compensatory damages and allocated 64% of the fault to PM USA (an amount of approximately $5.1 million). The jury also awarded approximately $16.2 million in punitive damages against PM USA.

Post-Trial Developments:
In August 2010, the trial court entered final judgment, and PM USA filed its notice of appeal and posted a $5 million bond. In November 2012, the Florida Fourth District Court of Appeal reversed the punitive damages award and remanded the case for a new trial on plaintiff’s conspiracy claim. Upon retrial, if the jury finds in plaintiff’s favor on that claim, the original $16.2 million punitive damages award will be reinstated. PM USA filed a motion for rehearing, which was denied in January 2013. In January 2013, plaintiff and defendant each filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. PM USA filed a motion to stay the mandate, which was denied in March 2013. The Fourth District issued its mandate in April 2013. In June 2013, plaintiff moved to consolidate with Hess and R. Cohen, which PM USA did not oppose, but on October 30, 2013, plaintiff withdrew the motion for consolidation.
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Plaintiff: Putney
Date:     April 2010

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA, R.J. Reynolds and Liggett Group. The jury awarded approximately $15.1 million in compensatory damages and allocated 15% of the fault to PM USA (an amount of approximately $2.3 million). The jury also awarded $2.5 million in punitive damages against PM USA.

Post-Trial Developments:
In August 2010, the trial court entered final judgment. PM USA filed its notice of appeal to the Florida Fourth District Court of Appeal and posted a $1.6 million bond. In June 2013, the Fourth District Court of Appeal reversed and remanded the case for further proceedings, holding that the trial court erred in (1) not reducing the compensatory damages award as excessive and (2) not instructing the jury on the statute-of-repose in connection with plaintiff’s conspiracy claim that resulted in the $2.5 million punitive damages award. In July 2013, plaintiff filed a motion for rehearing, which the Fourth District Court of Appeal denied in August 2013. In September 2013, both parties filed notices to invoke the discretionary jurisdiction of the Florida Supreme Court. On December 31, 2013, the Florida Supreme Court stayed the appeal pending the outcome of the Hess case.

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Plaintiff: R. Cohen
Date:     March 2010

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $10 million in compensatory damages and allocated 33 1/3% of the fault to PM USA (an amount of approximately $3.3 million). The jury also awarded a total of $20 million in punitive damages, assessing separate $10 million awards against each defendant.

Post-Trial Developments:
In July 2010, the trial court entered final judgment and, in August 2010, PM USA filed its notice of appeal. In October 2010, PM USA posted a $2.5 million bond. In September 2012, the Florida Fourth District Court of Appeal affirmed the compensatory damages award but reversed and remanded the punitive damages verdict. The Fourth District returned the case to the trial court for a new jury trial on plaintiff’s fraudulent concealment claim. If the jury finds in plaintiff’s favor on that claim, the $10 million punitive damages award against each defendant will be reinstated. In January 2013, plaintiff and defendants each filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In February 2013, the Fourth District granted defendants’ motion to stay the mandate. In March 2013, plaintiff filed a motion for review of the stay order with the Florida Supreme Court, which was denied in April 2013. In June 2013, plaintiff moved to consolidate with Hess and Kayton, which defendants did not oppose, but on October 30, 2013, plaintiff withdrew the motion for consolidation.
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Plaintiff: Naugle
Date:     November 2009

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA. The jury awarded approximately $56.6 million in compensatory damages and $244 million in punitive damages. The jury allocated 90% of the fault to PM USA.

Post-Trial Developments:
In March 2010, the trial court entered final judgment reflecting a reduced award of approximately $13 million in compensatory damages and $26 million in punitive damages. In April 2010, PM USA filed its notice of appeal and posted a $5 million bond. In August 2010, upon the motion of PM USA, the trial court entered an amended final judgment of approximately $12.3 million in compensatory damages and approximately $24.5 million in punitive damages to correct a clerical error. In June 2012, the Fourth District Court of Appeal affirmed the amended final judgment. In July 2012, PM USA filed a motion for rehearing. In December 2012, the Fourth District withdrew its prior decision, reversed the verdict as to compensatory and punitive damages and returned the case to the trial court for a new trial on the question of damages. In December 2012, plaintiff filed a motion for rehearing en banc or for certification to the Florida Supreme Court, which was denied in January 2013. In February 2013, plaintiff and PM USA each filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In May 2013, the Florida Supreme Court consolidated the parties’ petitions and ordered PM USA to show cause as to why the Florida Supreme Court’s decision in Douglas is not controlling in this case. PM USA filed its response to the order in June 2013. Upon retrial on the question of damages, in October 2013, the new jury awarded approximately $3.7 million in compensatory damages and $7.5 million in punitive damages. On October 28, 2013, PM USA filed post-trial motions and gave notice of the results of the retrial to the Florida Supreme Court. On January 8, 2014, the trial court granted PM USA's post-trial motion to interview one of the jurors in the case. On January 13, 2014, the trial court granted a stay in the proceedings so that plaintiff could seek emergency appellate review of the court's decision to grant the juror interview.
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Plaintiff: Barbanell
Date:     August 2009

Verdict:
A Broward County jury returned a verdict in favor of plaintiff, awarding $5.3 million in compensatory damages. The judge had previously dismissed the punitive damages claim. In September 2009, the trial court entered final judgment and awarded plaintiff $1.95 million in actual damages. The judgment reduced the jury’s $5.3 million award of compensatory damages due to the jury allocating 36.5% of the fault to PM USA.

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Post-Trial Developments:
A notice of appeal was filed by PM USA in September 2009, and PM USA posted a $1.95 million bond. In February 2012, the Florida Fourth District Court of Appeal reversed the judgment, holding that the statute of limitations barred plaintiff’s claims. In October 2012, on motion for rehearing, the Fourth District withdrew its prior decision and affirmed the trial court’s judgment. In November 2012, PM USA filed a notice to invoke the jurisdiction of the Florida Supreme Court. In December 2012, the Florida Supreme Court granted a partial stay pending its disposition of the J. Brown case against R.J. Reynolds and the Fourth District issued its mandate. In April 2013, the Florida Supreme Court ordered PM USA to show cause as to why the Florida Supreme Court’s decision in Douglas is not controlling in this case. In May 2013, defendants submitted their response arguing that the statute of limitations is not controlled by Douglas; also in May 2013, plaintiff submitted a response arguing the appeal should be dismissed.
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Plaintiff: Hess
Date:     February 2009

Verdict:
A Broward County jury found in favor of plaintiff and against PM USA. The jury awarded $3 million in compensatory damages and $5 million in punitive damages. In June 2009, the trial court entered final judgment and awarded plaintiff $1.26 million in actual damages and $5 million in punitive damages. The judgment reduced the jury’s $3 million award of compensatory damages due to the jury allocating 42% of the fault to PM USA.

Post-Trial Developments:
PM USA filed a notice of appeal to the Florida Fourth District Court of Appeal in July 2009. In May 2012, the Fourth District reversed and vacated the punitive damages award and affirmed the judgment in all other respects, upholding the compensatory damages award of $1.26 million. In June 2012, both parties filed rehearing motions with the Fourth District, which were denied in September 2012. In October 2012, PM USA and plaintiff filed notices to invoke the Florida Supreme Court’s discretionary jurisdiction. In the first quarter of 2013, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $3.2 million for the judgment plus interest and associated costs. In June 2013, the Florida Supreme Court accepted jurisdiction of plaintiff’s petition for review, but declined to accept jurisdiction of PM USA’s petition. Also in June 2013, plaintiff moved to consolidate with R. Cohen and Kayton, which PM USA did not oppose, but on October 30, 2013, plaintiff withdrew the motion for consolidation.
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Concluded Cases
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Plaintiff: Douglas
Date:     March 2010

Verdict:
A Hillsborough County jury returned a verdict in favor of the plaintiff and against PM USA, R.J. Reynolds and Liggett Group. The jury awarded $5 million in compensatory damages. Punitive damages were dismissed prior to trial. The jury allocated 18% of the fault to PM USA, resulting in an award of $900,000.

Post-Trial Developments:
In June 2010, PM USA filed its notice of appeal and posted a $900,000 bond. In March 2012, the Florida Second District Court of Appeal issued a decision affirming the judgment and upholding the use of the Engle jury findings but certified to the Florida Supreme Court the question of whether granting res judicata effect to the Engle jury findings violates defendants’ federal due process rights. In April 2012, defendants filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. In May 2012, the Florida Supreme Court accepted jurisdiction of the case. In March 2013, the Florida Supreme Court affirmed the final judgment entered in favor of the plaintiff and issued its mandate in April 2013. In the first quarter of 2013, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $2.2 million for the judgment plus interest and associated costs. PM USA filed its petition for writ of certiorari to the United States Supreme Court in August 2013, which the court denied in October 2013. PM USA paid the judgment plus interest and associated costs in the amount of approximately $2.2 million on October 31, 2013. On December 23, 2013, PM USA paid additional associated costs of approximately $500,000.
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Plaintiff: Hatziyannakis
Date:     February 2011

Verdict:
A Broward County jury returned a verdict in favor of plaintiff and against PM USA.  The jury awarded approximately $270,000 in compensatory damages and allocated 32% of the fault to PM USA (an amount of approximately $86,000).

Post-Trial Developments:
In January 2013, the Florida Fourth District Court of Appeal affirmed per curiam the trial court’s decision without issuing an opinion. In the first quarter of 2013, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $174,000 for the judgment plus interest and associated costs. In August 2013, PM USA paid the judgment plus interest and associated costs in the amount of $178,000.
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Plaintiff: Giddens
Date:    March 2013

Verdict:
In March 2013, a jury in the U.S. District Court for the Middle District of Florida (Fort Myers) returned a verdict in favor of plaintiff and against PM USA. The jury awarded approximately $80,000 in compensatory damages and allocated 7% of the fault to PM USA (an amount of $5,600).

Post-Trial Developments:
In March 2013, the U.S. District Court for the Middle District of Florida (Fort Myers) entered its final judgment against PM USA in the amount of $5,600, plus post-judgment interest. In April 2013, the parties entered into an agreement not to pursue any appeal or cost claims and PM USA will not be required to pay the judgment.
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Plaintiff: Weingart
Date:     July 2011

Verdict:
A Palm Beach County jury returned a verdict in the amount of zero damages and allocated 3% of the fault to each of the defendants (PM USA, R.J. Reynolds and Lorillard).

Post-Trial Developments:
In September 2011, the trial court, on plaintiff’s motion, concluded that an additur of $150,000 is required for plaintiff’s pain and suffering. The trial court entered final judgment and, since PM USA was allocated 3% of the fault, its portion of the damages was $4,500. In October 2011, PM USA filed its notice of appeal to the Florida Fourth District Court of Appeal. In February 2013, the Florida Fourth District Court of Appeal affirmed per curiam the trial court’s decision. In the first quarter of 2013, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $50,000 for the judgment plus interest and associated costs. In June 2013, PM USA paid an amount of approximately $50,000 in satisfaction of the judgment and associated costs.
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Plaintiff: Piendle
Date:     August 2010

Verdict:
A Palm Beach County jury returned a verdict in favor of plaintiff and against PM USA and R.J. Reynolds. The jury awarded $4 million in compensatory damages and allocated 27.5% of the fault to PM USA (an amount of approximately $1.1 million). The jury also awarded $90,000 in punitive damages against PM USA.

Post-Trial Developments:
In June 2012, the Florida Fourth District Court of Appeal affirmed per curiam the trial court’s decision without issuing an opinion. In the third quarter of 2012, PM USA recorded a provision on its condensed consolidated balance sheet of approximately $2.7 million for the judgment plus interest and associated costs and paid such amount in November 2012. In the first quarter of 2013, PM USA paid related fees in the amount of approximately $100,000.
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▪Appeals of Engle Progeny Verdicts: Plaintiffs in various Engle progeny cases have appealed adverse rulings or verdicts and, in some cases, PM USA has cross-appealed. PM USA’s appeals of adverse verdicts are discussed in the charts above.
Since the remand of B. Brown (discussed above under the heading Federal Engle Progeny Cases), several state appellate rulings have superseded the Eleventh Circuit’s ruling on Florida state law. These cases include Martin, an Engle progeny case against R.J. Reynolds in Escambia County, and J. Brown, an Engle progeny case against R.J. Reynolds in Broward County. In Martin, the Florida First District Court of Appeal rejected the B. Brown ruling as a matter of state law and upheld the use of the Engle findings to relax plaintiffs’ burden of proof. R.J. Reynolds had sought Florida Supreme Court review in that case but, in July 2011, the Florida Supreme Court declined to hear the appeal. In December 2011, petitions for certiorari were filed with the United States Supreme Court by R.J. Reynolds in Campbell, Martin, Gray and Hall and by PM USA and Liggett Group in Campbell. The United States Supreme Court denied defendants’ certiorari petitions in March 2012.
In J. Brown, the Florida Fourth District Court of Appeal also rejected the B. Brown ruling as a matter of state law and upheld the use of the Engle findings to relax plaintiffs’ burden of proof. However, the Fourth District expressly disagreed with the First District’s Martin decision by ruling that Engle progeny plaintiffs must prove legal causation on their claims. In addition, the J. Brown court expressed concerns that using the Engle findings to reduce plaintiffs’ burden may violate defendants’ due process rights. In October 2011, the Fourth District denied R.J. Reynolds’ motion to certify J. Brown to the Florida Supreme Court for review. R.J. Reynolds is seeking review of the case by the Florida Supreme Court.
In Douglas, in March 2012, the Florida Second District Court of Appeal issued a decision affirming the judgment of the trial court in favor of the plaintiff and upholding the use of the Engle jury findings with respect to strict liability claims but certified to the Florida Supreme Court the question of whether granting res judicata effect to the Engle jury findings violates defendants’ federal due process rights. In March 2013, the Florida Supreme Court affirmed the final judgment entered in favor of plaintiff, upholding the use of the Engle jury findings with respect to strict liability and negligence claims. PM USA filed its petition for writ of certiorari with the United States Supreme Court in August 2013, which the court denied in October 2013.
In Koballa, in October 2012, the Florida Fifth District Court of Appeal issued a decision affirming the judgment of the trial court in favor of the plaintiff and upholding the use of the Engle jury findings with respect to negligence, concealment and conspiracy claims but, like Douglas, certified to the Florida Supreme Court the question of whether granting res judicata effect to the Engle jury findings violates defendants’ federal due process rights. In November

2012, R.J. Reynolds filed an appeal to the Florida Supreme Court and the court entered a stay in the case pending resolution of the Douglas case.

Other Smoking and Health Class Actions

Since the dismissal in May 1996 of a purported nationwide class action brought on behalf of allegedly addicted smokers, plaintiffs have filed numerous putative smoking and health class action suits in various state and federal courts. In general, these cases purport to be brought on behalf of residents of a particular state or states (although a few cases purport to be nationwide in scope) and raise addiction claims and, in many cases, claims of physical injury as well.
Class certification has been denied or reversed by courts in 59 smoking and health class actions involving PM USA in Arkansas (1), California (1), the District of Columbia (2), Florida (2), Illinois (3), Iowa (1), Kansas (1), Louisiana (1), Maryland (1), Michigan (1), Minnesota (1), Nevada (29), New Jersey (6), New York (2), Ohio (1), Oklahoma (1), Pennsylvania (1), Puerto Rico (1), South Carolina (1), Texas (1) and Wisconsin (1).
As of January 27, 2014, PM USA and Altria Group, Inc. are named as defendants, along with other cigarette manufacturers, in seven class actions filed in the Canadian provinces of Alberta, Manitoba, Nova Scotia, Saskatchewan, British Columbia and Ontario. In Saskatchewan, British Columbia (two separate cases) and Ontario, plaintiffs seek class certification on behalf of individuals who suffer or have suffered from various diseases, including chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after smoking defendants’ cigarettes. In the actions filed in Alberta, Manitoba and Nova Scotia, plaintiffs seek certification of classes of all individuals who smoked defendants’ cigarettes. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.

Medical Monitoring Class Actions

Two purported medical monitoring class actions are pending against PM USA. These two cases were brought in New York (Caronia, filed in January 2006 in the U.S. District Court for the Eastern District of New York) and Massachusetts (Donovan, filed in December 2006 in the U.S. District Court for the District of Massachusetts) on behalf of each state’s respective residents who: are age 50 or older; have smoked the Marlboro brand for 20 pack-years or more; and have neither been diagnosed with lung cancer nor are under investigation by a physician for suspected lung cancer. Plaintiffs in these cases seek to impose liability under various product-based causes of action and the creation of a court-

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supervised program providing members of the purported class Low Dose CT (“LDCT”) scanning in order to identify and diagnose lung cancer. Plaintiffs in these cases do not seek punitive damages. Two other cases (California (Xavier) and Florida (Gargano)) were dismissed in 2011.
In Caronia, in February 2010, the district court granted in part PM USA’s summary judgment motion, dismissing plaintiffs’ strict liability and negligence claims and certain other claims, granted plaintiffs leave to amend their complaint to allege a medical monitoring cause of action and requested further briefing on PM USA’s summary judgment motion as to plaintiffs’ implied warranty claim and, if plaintiffs amend their complaint, their medical monitoring claim. In March 2010, plaintiffs filed their amended complaint and PM USA moved to dismiss the implied warranty and medical monitoring claims. In January 2011, the district court granted PM USA’s motion, dismissed plaintiffs’ claims and declared plaintiffs’ motion for class certification moot in light of the dismissal of the case. The plaintiffs appealed that decision to the U.S. Court of Appeals for the Second Circuit. In May 2013, the U.S. Court of Appeals for the Second Circuit affirmed the dismissal of plaintiffs’ traditional negligence, strict liability and breach-of-warranty claims on the grounds of statute of limitations and the widespread knowledge regarding the risks of cigarette smoking, but certified to the New York State Court of Appeals the following questions: (1) whether New York would recognize an independent claim for medical monitoring, (2) if so, what would be the elements of such a claim, and (3) what would be the statute of limitations applicable to such a claim and when would it be triggered. In May 2013, the New York Court of Appeals accepted the certified questions and, on December 17, 2013, answered the first question ruling that New York law does not allow for an independent cause of action for medical monitoring.
In Donovan, the Supreme Judicial Court of Massachusetts, in answering questions certified to it by the district court, held in October 2009 that under certain circumstances state law recognizes a claim by individual smokers for medical monitoring despite the absence of an actual injury. The court also ruled that whether or not the case is barred by the applicable statute of limitations is a factual issue to be determined by the trial court. The case was remanded to federal court for further proceedings. In June 2010, the district court granted in part the plaintiffs’ motion for class certification, certifying the class as to plaintiffs’ claims for breach of implied warranty and violation of the Massachusetts Consumer Protection Act, but denying certification as to plaintiffs’ negligence claim. In July 2010, PM USA petitioned the U.S. Court of Appeals for the First Circuit for appellate review of the class certification decision. The petition was denied in September 2010. As a remedy, plaintiffs have proposed a 28-year medical monitoring program with an approximate cost of $190 million. In June 2011, plaintiffs filed various motions for summary judgment and to strike affirmative defenses, which the district court denied in March 2012 without prejudice. In October 2011, PM USA filed a motion for class decertification, which motion was denied in March 2012. In February 2013, the district court amended the class definition to extend to individuals who satisfy the class membership criteria through February 26, 2013, and to exclude any individual who was not a Massachusetts resident as of February 26, 2013. On January 6, 2014, plaintiffs renewed their previously filed summary judgment motions to strike affirmative defenses. A trial date has not been set.
Evolving medical standards and practices could have an impact on the defense of medical monitoring claims. For example, the first publication of the findings of the National Cancer Institute’s National Lung Screening Trial (NLST) in June 2011 reported a 20% reduction in lung cancer deaths among certain long-term smokers receiving LDCT Scanning for lung cancer. Since then, various public health organizations have begun to develop new lung cancer screening guidelines. Also, a number of hospitals have advertised the availability of screening programs and some insurance companies now cover screening for some individuals. Other studies in this area are ongoing. On December 30, 2013, the United States Preventative Services Task Force issued a recommendation that LDCT scanning be classified as a Class B screening for certain heavy smokers. As such, the LDCT scanning would be considered an “Essential Health Benefit” for those smokers under the Affordable Care Act.

Health Care Cost Recovery Litigation

▪Overview: In the health care cost recovery litigation, governmental entities seek reimbursement of health care cost expenditures allegedly caused by tobacco products and, in some cases, of future expenditures and damages. Relief sought by some but not all plaintiffs includes punitive damages, multiple damages and other statutory damages and penalties, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, additional disclosure of nicotine yields, and payment of attorney and expert witness fees.
The claims asserted include the claim that cigarette manufacturers were “unjustly enriched” by plaintiffs’ payment of health care costs allegedly attributable to smoking, as well as claims of indemnity, negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under federal and state statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal and state anti-racketeering statutes.
Defenses raised include lack of proximate cause, remoteness of injury, failure to state a valid claim, lack of benefit, adequate remedy at law, “unclean hands” (namely,

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that plaintiffs cannot obtain equitable relief because they participated in, and benefited from, the sale of cigarettes), lack of antitrust standing and injury, federal preemption, lack of statutory authority to bring suit and statutes of limitations. In addition, defendants argue that they should be entitled to “set off” any alleged damages to the extent the plaintiffs benefit economically from the sale of cigarettes through the receipt of excise taxes or otherwise. Defendants also argue that these cases are improper because plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer) can seek recovery of health care costs from a third party solely by “standing in the shoes” of the injured party. Defendants argue that plaintiffs should be required to bring any actions as subrogees of individual health care recipients and should be subject to all defenses available against the injured party.
Although there have been some decisions to the contrary, most judicial decisions in the United States have dismissed all or most health care cost recovery claims against cigarette manufacturers. Nine federal circuit courts of appeals and eight state appellate courts, relying primarily on grounds that plaintiffs’ claims were too remote, have ordered or affirmed dismissals of health care cost recovery actions. The United States Supreme Court has refused to consider plaintiffs’ appeals from the cases decided by five circuit courts of appeals. In 2011, in the health care cost recovery case brought against PM USA and other defendants by the City of St. Louis, Missouri and approximately 40 Missouri hospitals, a verdict was returned in favor of defendants.
Individuals and associations have also sued in purported class actions or as private attorneys general under the Medicare as Secondary Payer (“MSP”) provisions of the Social Security Act to recover from defendants Medicare expenditures allegedly incurred for the treatment of smoking-related diseases. Cases were brought in New York (2), Florida (2) and Massachusetts (1). All were dismissed by federal courts.
In addition to the cases brought in the United States, health care cost recovery actions have also been brought against tobacco industry participants, including PM USA and Altria Group, Inc., in Israel (dismissed), the Marshall Islands (dismissed) and Canada (9), and other entities have stated that they are considering filing such actions.
In September 2005, in the first of several health care cost recovery cases filed in Canada, the Canadian Supreme Court ruled that legislation passed in British Columbia permitting the lawsuit is constitutional, and, as a result, the case, which had previously been dismissed by the trial court, was permitted to proceed. PM USA’s and other defendants’ challenge to the British Columbia court’s exercise of jurisdiction was rejected by the Court of Appeals of British Columbia and, in April 2007, the Supreme Court of Canada denied review of that decision. In December 2009, the Court of Appeals of British Columbia ruled that certain defendants can proceed against the Federal Government of Canada as third parties on the theory that the Federal Government of Canada negligently misrepresented to defendants the efficacy of a low tar tobacco variety that the Federal Government of Canada developed and licensed to defendants. In May 2010, the Supreme Court of Canada granted leave to the Federal Government of Canada to appeal this decision and leave to defendants to cross-appeal the Court of Appeals’ decision to dismiss claims against the Federal Government of Canada based on other theories of liability. In July 2011, the Supreme Court of Canada dismissed the third-party claims against the Federal Government of Canada.
Since the beginning of 2008, the Canadian Provinces of New Brunswick, Ontario, Newfoundland and Labrador, Quebec, Alberta, Manitoba, Saskatchewan and Prince Edward Island have brought health care reimbursement claims against cigarette manufacturers. PM USA is named as a defendant in the British Columbia and Quebec cases, while both Altria Group, Inc. and PM USA are named as defendants in the New Brunswick, Ontario, Newfoundland and Labrador, Alberta, Manitoba, Saskatchewan and Prince Edward Island cases. The Province of Nova Scotia and the territory of Nunavut have enacted similar legislation or are in the process of enacting similar legislation. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.

▪Settlements of Health Care Cost Recovery Litigation:  In November 1998, PM USA and certain other United States tobacco product manufacturers entered into the MSA with 46 states, the District of Columbia, Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas to settle asserted and unasserted health care cost recovery and other claims. PM USA and certain other United States tobacco product manufacturers had previously entered into agreements to settle similar claims brought by Mississippi, Florida, Texas and Minnesota (together with the MSA, the “State Settlement Agreements”). The State Settlement Agreements require that the original participating manufacturers make annual payments of approximately $9.4 billion, subject to adjustments for several factors, including inflation, market share and industry volume. In addition, the original participating manufacturers are required to pay settling plaintiffs’ attorneys’ fees, subject to an annual cap of $500 million. For the years ended December 31, 2013, 2012 and 2011, the aggregate amount recorded in cost of sales with respect to the State Settlement Agreements and the Fair and Equitable Tobacco Reform Act of 2004 (“FETRA”) was approximately $4.2 billion, $4.9 billion and $4.8 billion, respectively. The 2013 amount includes reductions to cost of sales of $664 million related to the NPM Adjustment Items discussed below.

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The State Settlement Agreements also include provisions relating to advertising and marketing restrictions, public disclosure of certain industry documents, limitations on challenges to certain tobacco control and underage use laws, restrictions on lobbying activities and other provisions.
▪Possible Adjustments in MSA Payments for 2003 - 2012: Pursuant to the provisions of the MSA, PM USA and the other manufacturers that are original signatories to the MSA (the “Original Participating Manufacturers” or “OPMs”) are participating in proceedings with respect to claims for downward adjustments to the amounts paid by them to the states and territories that are parties to the MSA for each of the years 2003 - 2012. The proceedings relate to an adjustment based on the collective loss of market share for the relevant year by all participating manufacturers who are subject to the payment obligations and marketing restrictions of the MSA to NPMs who are not subject to such obligations and restrictions (the “NPM Adjustment”).
As part of these proceedings, an independent economic consulting firm is required to determine whether the disadvantages of the MSA were a “significant factor” contributing to the participating manufacturers’ collective loss of market share for the year in question. If the firm determines that the disadvantages of the MSA were such a “significant factor,” each state may avoid a downward adjustment to its share of the participating manufacturers’ annual MSA payments for that year by establishing that it diligently enforced a qualifying escrow statute during the entirety of that year. Such a state’s share of the downward adjustment would then be reallocated to any states that are found not to have established such diligent enforcement.
An independent economic consulting firm determined that the disadvantages of the MSA were such a significant factor for each of the years 2003 - 2006. Following the firm’s determination for 2006, the OPMs and the states agreed that the states would not contest that the disadvantages of the MSA were a significant factor contributing to the participating manufacturers’ collective loss of market share for the years 2007 - 2012 (the “significant factor agreement”). This agreement has become effective for 2007 - 2010 and will become effective for 2011 and 2012 on February 1, 2014 and 2015, respectively.
Once a significant factor determination in favor of the participating manufacturers for a particular year has been made, or the significant factor agreement has become effective for a particular year, PM USA has the right under the MSA to pay the disputed amount of the NPM Adjustment for that year into a disputed payments account (the “DPA”) or withhold the amount altogether. PM USA made its full MSA payment due in each year from 2006 - 2010 to the states (subject to a right to recoup the NPM Adjustment amount in the form of a credit against future MSA payments), even though it had the right to deduct the disputed amounts of the 2003 - 2007 NPM Adjustments from such MSA payments.

PM USA paid its share of the amount of the disputed 2008, 2009 and 2010 NPM Adjustments into the DPA in connection with its MSA payments due in 2011, 2012 and 2013, respectively.
An independent auditor appointed under the MSA (the “Independent Auditor”) is required to calculate the maximum amount, if any, of PM USA’s share of the NPM Adjustment for any year in respect of which such NPM Adjustment is potentially applicable. In accordance with such provisions, the Independent Auditor has calculated the following approximate amounts as PM USA’s maximum potential share of the NPM Adjustments for the years 2003 - 2012 (such amounts are exclusive of interest or earnings to which PM USA believes it would be entitled):

(in millions)	PM USA Potential Adjustment
2003	$337
2004	388
2005	181
2006	154
2007	185
2008	250
2009	205
2010	203
2011	159
2012	199
As discussed more fully below, PM USA has entered into a settlement with 22 of the 52 states and territories that are parties to the MSA, resolving those states’ respective shares of the amounts set forth in the table above for each of 2003 - 2012. For that and other reasons discussed below, the amounts of the 2003 - 2012 NPM Adjustments that remain potentially available to PM USA from the MSA states and territories that have not joined such settlement are lower than the maximum amounts calculated by the Independent Auditor and reflected in the table above.
Following the 2003 “significant factor” determination, 38 states filed actions in their respective state courts seeking a declaration that the state diligently enforced its escrow statute during 2003. The participating manufacturers responded to these actions by filing motions to compel arbitration in accordance with the terms of the MSA, including filing motions to compel arbitration in 11 MSA states and territories that did not file declaratory judgment actions. Courts in all but one of the 46 MSA states, as well as courts in the District of Columbia and Puerto Rico, have ruled that the question of whether a state had diligently enforced its escrow statute during 2003 is subject to arbitration. The Montana state courts have ruled that the diligent enforcement claims of that state may be litigated in state court, rather than in arbitration. In June 2012, the participating manufacturers and Montana entered into a consent decree

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pursuant to which Montana will not be subject to the 2003 NPM Adjustment.
PM USA, the other OPMs and approximately 25 other MSA-participating manufacturers entered into an agreement regarding arbitration with 45 MSA states and territories concerning the 2003 NPM Adjustment. The agreement provides for a partial liability reduction of 20% for the 2003 NPM Adjustment for states that entered into the agreement by January 30, 2009 and are determined in the arbitration not to have diligently enforced a qualifying escrow statute during 2003. The partial liability reduction will reduce the amount of PM USA’s 2003 NPM Adjustment by that percentage.
The selection of the arbitration panel for the 2003 NPM Adjustment was completed in July 2010. Following the completion of discovery, the participating manufacturers determined to continue to contest the 2003 diligent enforcement claims of 33 states, the District of Columbia and Puerto Rico (the “contested states”) and to no longer contest such claims by 12 states and four U.S. territories (the “non-contested states”). The non-contested states’ share of any such NPM Adjustment, along with the shares of any states found by the arbitration panel to have diligently enforced during 2003, will be reallocated in accordance with the MSA to those states found by the panel not to have diligently enforced during 2003.
Effective December 17, 2012, prior to the completion of the 2003 arbitration, PM USA, the other OPMs and certain other participating manufacturers entered into a term sheet (the “Term Sheet”) with 17 MSA states, the District of Columbia and Puerto Rico for settlement of the 2003 - 2012 NPM Adjustments with those states and territories. An additional MSA state joined the Term Sheet in April 2013 (prior to the date of PM USA’s April 2013 MSA payment), and two more MSA states joined the Term Sheet in May 2013 (after the date of PM USA’s April 2013 MSA payment). (These 20 states, the District of Columbia and Puerto Rico are collectively referred to as the “signatory states,” and the states and territories that have not joined the Term Sheet are collectively referred to as the “non-signatory states.”)
In March 2013, the arbitration panel in the NPM Adjustment arbitration issued a stipulated partial settlement and award (the “Stipulated Award”) permitting the Term Sheet to proceed. As a result, the number of contested states in the 2003 arbitration was reduced from 35 to the 15 contested states that did not join the Term Sheet. As part of the Stipulated Award, the arbitration panel ruled that the total 2003 NPM Adjustment claim is to be reduced pro rata by the aggregate allocable share of the signatory states (currently approximately 46%) to determine the maximum amount of the 2003 NPM Adjustment potentially available from the 15 remaining contested states, although any of those states may seek a more favorable reduction method as to it for the 2003 NPM Adjustment through review in its state court. Following the issuance of the Stipulated Award, 14 of the non-signatory states, including 12 of the 15 remaining contested states described above, filed motions in their state MSA courts to vacate and/or modify portions or all of the Stipulated Award. In October 2013, the Idaho state court denied Idaho’s motion to vacate the Stipulated Award, although Idaho has appealed this ruling. On November 1, 2013, Massachusetts dismissed its motion to vacate the Stipulated Award. Many of the remaining motions seek a more favorable reduction method than the pro rata reduction ordered by the arbitration panel in the Stipulated Award. Additional non-signatory states may also take action in state court to vacate or modify the Stipulated Award, although PM USA believes that the statutory deadline for the filing of such motions has now passed. No assurance can be given that this litigation or any other such attempts by other non-signatory states will be resolved in a manner favorable to PM USA, nor can PM USA predict the remedy that might be ordered if any such litigation were to be resolved unfavorably to PM USA.
The Term Sheet provides for the OPMs to receive reductions to their MSA payments in an amount equal to 46% of the signatory states’ aggregate allocable share of the OPMs’ aggregate 2003 - 2012 NPM Adjustments plus interest. The OPMs have agreed that, subject to certain conditions, PM USA will receive approximately 28% of such reductions (which is the maximum percentage allocation of the total 2003 - 2012 NPM Adjustments to which PM USA was entitled under the MSA); R.J. Reynolds will receive approximately 60% of such reductions; and Lorillard will receive approximately 12% of such reductions. Based on the identity of the signatory states on April 15, 2013, the reduction in PM USA’s April 2013 MSA payment obligation was approximately $483 million.
PM USA received all of its approximately $483 million reduction with respect to the signatory states that had joined the Term Sheet prior to the date of the April 2013 MSA payment through a credit against that MSA payment. PM USA expects to receive an additional $36 million credit to be applied to its April 2014 MSA payment as a result of the two additional states that joined the Term Sheet after the date of the 2013 MSA payment. R.J. Reynolds and Lorillard are expected to receive their respective reductions over a five-year period. PM USA recorded the $483 million, which it received as a credit against its April 2013 MSA payment as a reduction to cost of sales that increased its reported pre-tax earnings in the first quarter of 2013, and recorded the additional $36 million credit that it expects to receive in April 2014 as a reduction to cost of sales, which increased its reported pre-tax earnings in the second quarter of 2013.
As part of the settlement, each of the signatory states that had joined the Term Sheet prior to the date of the April 2013 MSA payment is to receive its portion of over $4.7 billion from the DPA. In this context, PM USA authorized release to the signatory states of their allocable share of the $658 million that PM USA has paid into the DPA (plus the accumulated earnings thereon), which amounted to approximately $272 million. In addition, PM USA authorized release of additional funds from the DPA to the two signatory states that joined the Term Sheet after the date of

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the April 2013 MSA payment in an amount of approximately $22 million. Furthermore, PM USA will deposit the signatory states’ allocable share of its portion of the 2011 - 2012 NPM Adjustments into the DPA in connection with its April 2014 - 2015 MSA payments and then, following such deposit, authorize the release of such share to the signatory states as provided in the Stipulated Award.
The Term Sheet also provides that the NPM Adjustment provision will be revised and streamlined as to the signatory states for years after 2012. In connection with the settlement, the formula for allocating among the OPMs the revised NPM Adjustments applicable in the future to the signatory states will be modified in a manner favorable to PM USA, although the extent to which it is favorable to PM USA will depend upon certain future events, including the future relative market shares of the OPMs.
In September 2013, the arbitration panel for the 2003 NPM Adjustment issued awards ruling that six of the 15 contested states that had not joined the Term Sheet did not diligently enforce their respective escrow statutes during 2003. Based on this ruling, the participating manufacturers are entitled to the entire 2003 NPM Adjustment remaining after the pro rata reduction ordered in light of the Term Sheet by the arbitration panel in the Stipulated Award. Based on the pro rata reduction method specified by the panel as described above and the 20% partial liability reduction applicable to signatories of the agreement regarding arbitration described above, PM USA is entitled to an NPM Adjustment for 2003, likely in the form of a credit against its April 2014 MSA payment, in the amount of approximately $145 million. PM USA also is entitled to interest on that amount, although a potential dispute has been raised as to how interest and earnings are to be allocated among the OPMs. PM USA recorded the $145 million credit that it expects to receive as a reduction to cost of sales, which increased its reported pre-tax earnings in the third quarter of 2013. This credit will be applied only to the non-diligent states. All six non-diligent states have filed motions in their state courts to vacate the panel’s rulings as to their diligence. Furthermore, as noted above, all six non-diligent states had already filed motions in their state courts to vacate and/or modify the Stipulated Award seeking a more favorable reduction method as to them than the pro rata reduction ordered by the panel in the Stipulated Award. While PM USA intends to contest these motions vigorously, no assurance can be given that one or more of these states will not be successful in vacating the panel’s ruling that it was not diligent and/or in seeking to have a more favorable reduction method applied as to it. If one or more states are successful with respect to any such motions, the amount of the 2003 NPM Adjustment to which PM USA is entitled could be lower than the amount described above.
PM USA continues to reserve all rights regarding the NPM Adjustments with respect to the non-signatory states and intends to continue to pursue vigorously the disputed

NPM Adjustments for 2004 - 2012 against them. No proceedings to determine state diligent enforcement claims for 2004 - 2012 have yet been scheduled. PM USA believes that the MSA requires state claims of diligent enforcement for 2004 - 2012 to be determined in a national arbitration, although a number of non-signatory states have filed motions in their state courts contending, or have reserved rights to contend, that such claims for those years are to be determined either in separate arbitrations for each state or in state court on a state-by-state basis. No assurance can be given as to if and when proceedings for 2004 - 2012 will be scheduled or the precise form those proceedings will take.
The amounts of the NPM Adjustments for 2004 - 2012 set forth in the table above will be reduced in light of the Term Sheet to determine the maximum amount of such adjustments potentially available from the non-signatory states. The Stipulated Award did not specify the reduction method applicable to the 2004 - 2012 NPM Adjustment claims.
The amounts in the table above may be recalculated by the MSA’s Independent Auditor if it receives information that is different from or in addition to the information on which it based these calculations, including, among other things, if it receives revised sales volumes from any participating manufacturer. Disputes among the manufacturers could also reduce the foregoing amounts. The availability and the precise amount of any NPM Adjustment for 2004 - 2012 obtained through such proceedings (as opposed to the Term Sheet) will not be finally determined until later in 2014 or thereafter. There is no certainty that the OPMs and other MSA-participating manufacturers would ultimately receive any adjustment from the non-signatory states as a result of these proceedings, and the amount of any adjustment received for a year could be less than the amount for that year listed above (even as reduced in light of the Term Sheet). If the OPMs do receive such an adjustment through these proceedings (apart from the Term Sheet), the adjustment amount would be allocated among the OPMs pursuant to the MSA’s provisions. It is expected that PM USA would receive its share of any adjustments for 2004 - 2007 likely in the form of a credit against future MSA payments and its share of any adjustment for 2008 - 2010 in the form of either a withdrawal from the DPA or a combination of a credit against future MSA payments and a withdrawal from the DPA.
▪Other Disputes Related to MSA Payments: In addition to the disputed NPM Adjustments described above, MSA states and participating manufacturers, including PM USA, conducted another arbitration to resolve certain other disputes related to the calculation of the participating manufacturers’ payments under the MSA. PM USA disputed the method by which ounces of “roll your own” tobacco had been converted to cigarettes for purposes of calculating the downward volume adjustments to its MSA payments. PM USA believed that, for the years 2004 - 2012, the use of an incorrect conversion method resulted in excess MSA payments by PM USA in those years of approximately $92 million in the aggregate. In

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February 2013, the arbitration panel issued a ruling in favor of the MSA states. Consequently, PM USA will not receive any credit against its future MSA payments on account of this dispute. This same arbitration panel also issued a ruling in the dispute over whether the “adjusted gross” or the “net” number of cigarettes on which federal excise tax is paid is the correct methodology for calculating MSA payments due from certain subsequent participating manufacturers. It is unclear precisely which past and future MSA payments may be affected by this ruling. PM USA also does not currently have access to the data that would be necessary to determine the magnitude and the direction of such effects, if any.

▪Other MSA-Related Litigation: Since the MSA’s inception, NPMs and/or their distributors or customers have filed a number of challenges to the MSA and related legislation. They have named as defendants the states and their officials, in an effort to enjoin enforcement of important parts of the MSA and related legislation, and/or participating manufacturers, in an effort to obtain damages. To date, no such challenge has been successful, and the U.S. Courts of Appeals for the Second, Third, Fourth, Fifth, Sixth, Eighth, Ninth and Tenth Circuits have affirmed judgments in favor of defendants in 16 such cases.

▪Federal Government’s Lawsuit: In 1999, the United States government filed a lawsuit in the U.S. District Court for the District of Columbia against various cigarette manufacturers, including PM USA, and others, including Altria Group, Inc., asserting claims under three federal statutes, namely the Medical Care Recovery Act (“MCRA”), the MSP provisions of the Social Security Act and the civil provisions of RICO. Trial of the case ended in June 2005. The lawsuit sought to recover an unspecified amount of health care costs for tobacco-related illnesses allegedly caused by defendants’ fraudulent and tortious conduct and paid for by the government under various federal health care programs, including Medicare, military and veterans’ health benefits programs, and the Federal Employees Health Benefits Program. The complaint alleged that such costs total more than $20 billion annually. It also sought what it alleged to be equitable and declaratory relief, including disgorgement of profits that arose from defendants’ allegedly tortious conduct, an injunction prohibiting certain actions by defendants, and a declaration that defendants are liable for the federal government’s future costs of providing health care resulting from defendants’ alleged past tortious and wrongful conduct. In September 2000, the trial court dismissed the government’s MCRA and MSP claims, but permitted discovery to proceed on the government’s claims for relief under the civil provisions of RICO.
     The government alleged that disgorgement by defendants of approximately $280 billion is an appropriate remedy. In May 2004, the trial court issued an order denying defendants’ motion for partial summary judgment limiting the disgorgement remedy. In February 2005, a panel of the U.S. Court of Appeals for the District of Columbia Circuit held that disgorgement is not a remedy available to the government under the civil provisions of RICO and entered summary judgment in favor of defendants with respect to the disgorgement claim. In July 2005, the government petitioned the United States Supreme Court for further review of the Court of Appeals’ ruling that disgorgement is not an available remedy, and in October 2005, the Supreme Court denied the petition.
     In June 2005, the government filed with the trial court its proposed final judgment seeking remedies of approximately $14 billion, including $10 billion over a five-year period to fund a national smoking cessation program and $4 billion over a 10-year period to fund a public education and counter-marketing campaign. Further, the government’s proposed remedy would have required defendants to pay additional monies to these programs if targeted reductions in the smoking rate of those under 21 were not achieved according to a prescribed timetable. The government’s proposed remedies also included a series of measures and restrictions applicable to cigarette business operations, including, but not limited to, restrictions on advertising and marketing, potential measures with respect to certain price promotional activities and research and development, disclosure requirements for certain confidential data and implementation of a monitoring system with potential broad powers over cigarette operations.
In August 2006, the federal trial court entered judgment in favor of the government. The court held that certain defendants, including Altria Group, Inc. and PM USA, violated RICO and engaged in seven of the eight “sub-schemes” to defraud that the government had alleged. Specifically, the court found that:

▪	defendants falsely denied, distorted and minimized the significant adverse health consequences of smoking;

▪	defendants hid from the public that cigarette smoking and nicotine are addictive;

▪	defendants falsely denied that they control the level of nicotine delivered to create and sustain addiction;

▪	defendants falsely marketed and promoted “low tar/light” cigarettes as less harmful than full-flavor cigarettes;

▪	defendants falsely denied that they intentionally marketed to youth;

▪	defendants publicly and falsely denied that ETS is hazardous to non-smokers; and

▪	defendants suppressed scientific research.

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The court did not impose monetary penalties on defendants, but ordered the following relief: (i) an injunction against “committing any act of racketeering” relating to the manufacturing, marketing, promotion, health consequences or sale of cigarettes in the United States; (ii) an injunction against participating directly or indirectly in the management or control of the Council for Tobacco Research, the Tobacco Institute, or the Center for Indoor Air Research, or any successor or affiliated entities of each; (iii) an injunction against “making, or causing to be made in any way, any material false, misleading, or deceptive statement or representation or engaging in any public relations or marketing endeavor that is disseminated to the United States public and that misrepresents or suppresses information concerning cigarettes”; (iv) an injunction against conveying any express or implied health message through use of descriptors on cigarette packaging or in cigarette advertising or promotional material, including “lights,” “ultra lights” and “low tar,” which the court found could cause consumers to believe one cigarette brand is less hazardous than another brand; (v) the issuance of “corrective statements” in various media regarding the adverse health effects of smoking, the addictiveness of smoking and nicotine, the lack of any significant health benefit from smoking “low tar” or “light” cigarettes, defendants’ manipulation of cigarette design to ensure optimum nicotine delivery and the adverse health effects of exposure to environmental tobacco smoke; (vi) the disclosure on defendants’ public document websites and in the Minnesota document repository of all documents produced to the government in the lawsuit or produced in any future court or administrative action concerning smoking and health until 2021, with certain additional requirements as to documents withheld from production under a claim of privilege or confidentiality; (vii) the disclosure of disaggregated marketing data to the government in the same form and on the same schedule as defendants now follow in disclosing such data to the Federal Trade Commission (“FTC”) for a period of 10 years; (viii) certain restrictions on the sale or transfer by defendants of any cigarette brands, brand names, formulas or cigarette businesses within the United States; and (ix) payment of the government’s costs in bringing the action.
Defendants appealed and, in May 2009, a three judge panel of the Court of Appeals for the District of Columbia Circuit issued a per curiam decision largely affirming the trial court’s judgment against defendants and in favor of the government. Although the panel largely affirmed the remedial order that was issued by the trial court, it vacated the following aspects of the order:

▪	its application to defendants’ subsidiaries;

▪	the prohibition on the use of express or implied health messages or health descriptors, but only to the extent of extraterritorial application;

▪	its point-of-sale display provisions; and

▪	its application to Brown & Williamson Holdings.

The Court of Appeals panel remanded the case for the trial court to reconsider these four aspects of the injunction and to reformulate its remedial order accordingly.
Furthermore, the Court of Appeals panel rejected all of the government’s and intervenors’ cross appeal arguments and refused to broaden the remedial order entered by the trial court. The Court of Appeals panel also left undisturbed its prior holding that the government cannot obtain disgorgement as a permissible remedy under RICO.
In July 2009, defendants filed petitions for a rehearing before the panel and for a rehearing by the entire Court of Appeals. Defendants also filed a motion to vacate portions of the trial court’s judgment on the grounds of mootness because of the passage of the Family Smoking Prevention and Tobacco Control Act (“FSPTCA”), granting the U.S. Food and Drug Administration (the “FDA”) broad authority over the regulation of tobacco products. In September 2009, the Court of Appeals entered three per curiam rulings. Two of them denied defendants’ petitions for panel rehearing or for rehearing en banc. In the third per curiam decision, the Court of Appeals denied defendants’ suggestion of mootness and motion for partial vacatur. In February 2010, PM USA and Altria Group, Inc. filed their certiorari petitions with the United States Supreme Court. In addition, the federal government and the intervenors filed their own certiorari petitions, asking the court to reverse an earlier Court of Appeals decision and hold that civil RICO allows the trial court to order disgorgement as well as other equitable relief, such as smoking cessation remedies, designed to redress continuing consequences of prior RICO violations. In June 2010, the United States Supreme Court denied all of the parties’ petitions. In July 2010, the Court of Appeals issued its mandate lifting the stay of the trial court’s judgment and remanding the case to the trial court. As a result of the mandate, except for those matters remanded to the trial court for further proceedings, defendants are now subject to the injunction discussed above and the other elements of the trial court’s judgment.
In February 2011, the government submitted its proposed corrective statements and the trial court referred issues relating to a document repository to a special master. Defendants filed a response to the government’s proposed corrective statements and filed a motion to vacate the trial court’s injunction in light of the FSPTCA, which motion was denied in June 2011. Defendants appealed the trial court’s ruling to the U.S. Court of Appeals for the District of Columbia Circuit. In July 2012, the Court of Appeals

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affirmed the district court’s denial of defendants’ motion to vacate the district court’s injunction.
Remaining issues pending include: (i) the specifics relating to the court-ordered corrective statements and (ii) the requirements related to point-of-sale signage. In November 2012, the district court issued its order specifying the content of the corrective statements described above. The district court’s order requires that the parties engage in negotiations with the special master regarding implementation of the corrective statements remedy. In January 2013, defendants filed a notice of appeal from the order on the content of the corrective statements and a motion to hold the appeal in abeyance pending completion of the negotiations, which the U.S. Court of Appeals granted in February 2013. On January 10, 2014, the parties submitted a motion for entry of a consent order in the district court, setting forth their agreement on the implementation details of the corrective communications remedy. The agreement provides that the “trigger date” for implementation is after the appeal on the content of the communications has been exhausted.
In December 2011, the parties to the lawsuit entered into an agreement as to the issues concerning the document repository. Pursuant to this agreement, PM USA agreed to deposit an amount of approximately $3.1 million into the district court in installments over a five-year period.

“Lights/Ultra Lights” Cases

▪Overview: Plaintiffs in certain pending matters seek certification of their cases as class actions and allege, among other things, that the uses of the terms “Lights” and/or “Ultra Lights” constitute deceptive and unfair trade practices, common law or statutory fraud, unjust enrichment or breach of warranty, and seek injunctive and equitable relief, including restitution and, in certain cases, punitive damages. These class actions have been brought against PM USA and, in certain instances, Altria Group, Inc. or its subsidiaries, on behalf of individuals who purchased and consumed various brands of cigarettes, including Marlboro Lights, Marlboro Ultra Lights, Virginia Slims Lights and Superslims, Merit Lights and Cambridge Lights. Defenses raised in these cases include lack of misrepresentation, lack of causation, injury and damages, the statute of limitations, non-liability under state statutory provisions exempting conduct that complies with federal regulatory directives, and the First Amendment. As of December 31, 2013, a total of 15 such cases are pending in the United States. Three of these cases are pending in U.S. federal courts as discussed below. The other cases are pending in various U.S. state courts. In addition, a purported “Lights” class action is pending against PM USA in Israel (El-Roy).
In El-Roy, hearings on plaintiffs’ motion for class certification were held in November and December 2008, and an additional hearing on class certification was held in November 2011. In November 2012, the trial court denied the plaintiffs’ motion for class certification and ordered the plaintiffs to pay defendants approximately $100,000 in attorney fees. Plaintiffs in that case have noticed an appeal. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement between Altria Group, Inc. and PMI that provides for indemnities for certain liabilities concerning tobacco products.

▪The Good Case: In May 2006, a federal trial court in Maine granted PM USA’s motion for summary judgment in Good, a purported “Lights” class action, on the grounds that plaintiffs’ claims are preempted by the Federal Cigarette Labeling and Advertising Act (“FCLAA”) and dismissed the case. In December 2008, the United States Supreme Court ruled that plaintiffs’ claims are not barred by federal preemption. Although the Court rejected the argument that the FTC’s actions were so extensive with respect to the descriptors that the state law claims were barred as a matter of federal law, the Court’s decision was limited: it did not address the ultimate merits of plaintiffs’ claim, the viability of the action as a class action or other state law issues. The case was returned to the federal court in Maine and consolidated with other federal cases in the multidistrict litigation proceeding discussed below. In June 2011, the plaintiffs voluntarily dismissed the case without prejudice after the district court denied plaintiffs’ motion for class certification, concluding the litigation.

▪Federal Multidistrict Proceeding and Subsequent Developments: Since the December 2008 United States Supreme Court decision in Good, and through January 27, 2014, 26 purported “Lights” class actions were served upon PM USA and, in certain cases, Altria Group, Inc. These cases were filed in 15 states, the U.S. Virgin Islands and the District of Columbia. All of these cases either were filed in federal court or were removed to federal court by PM USA and were transferred and consolidated by the Judicial Panel on Multidistrict Litigation (“JPMDL”) before the U.S. District Court for the District of Maine for pretrial proceedings (“MDL proceeding”).
In November 2010, the district court in the MDL proceeding denied plaintiffs’ motion for class certification in four cases, covering the jurisdictions of California, the District of Columbia, Illinois and Maine. These jurisdictions were selected by the parties as sample cases, with two selected by plaintiffs and two selected by defendants. Plaintiffs sought appellate review of this decision but, in February 2011, the U.S. Court of Appeals for the First Circuit denied plaintiffs’ petition for leave to appeal. Later that year, plaintiffs in 13 cases voluntarily dismissed without prejudice their cases. In April 2012, the JPMDL remanded the remaining four cases (Phillips, Tang, Wyatt and Cabbat) back to the federal district courts in which the suits originated. In Tang, which was pending in the U.S. District Court for the Eastern District of New York, the plaintiffs voluntarily

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dismissed the case without prejudice in July 2012, concluding the litigation.
In Phillips, which is now pending in the U.S. District Court for the Northern District of Ohio, defendants filed in June 2012 a motion for partial judgment on the pleadings on plaintiffs’ class action consumer sales practices claims and a motion for judgment on the pleadings on plaintiffs’ state deceptive trade practices claims. In March 2013, the court granted defendants’ motions, dismissing with prejudice the associated claims. In April 2013, defendants filed a motion for judgment on the pleadings on the class component of plaintiffs’ claims for fraud and unjust enrichment. If defendants’ motion is successful, the only remaining claims that could potentially be pursued on a class-wide basis would be claims for implied and express warranty. Plaintiffs filed a motion for class certification in August 2013, which the court heard on October 30, 2013. On November 5, 2013, the district court, upon agreement of the parties, dismissed Altria Group, Inc. without prejudice. PM USA is now the sole defendant in the case.
In Cabbat, which is pending in the U.S. District Court for the District of Hawaii, plaintiffs amended their complaint in July 2012, adding a claim for unjust enrichment and dropping their claims for breach of express and implied warranty. Plaintiffs filed a motion for class certification in April 2013, which the trial court denied on January 6, 2014. On January 13, 2014, the trial court vacated the trial date of February 10, 2014. A new trial date has not been set. On January 21, 2014, plaintiffs petitioned the U.S. Court of Appeals for the Ninth Circuit for appellate review of the class certification decision.
In Wyatt, which is pending in the U.S. District Court for the Eastern District of Wisconsin, plaintiffs filed a motion for class certification in January 2013, which the court denied in August 2013. Also in August 2013, plaintiffs filed a petition for appeal to the U.S. Court of Appeals for the Seventh Circuit, which the court denied in September 2013. In October 2013, plaintiffs filed a motion in the district court seeking reconsideration of the denial of class certification.

▪“Lights” Cases Dismissed, Not Certified or Ordered De-Certified: To date, in addition to the district court in the MDL proceeding, 18 courts in 19 “Lights” cases have refused to certify class actions, dismissed class action allegations, reversed prior class certification decisions or have entered judgment in favor of PM USA.
Trial courts in Arizona, Hawaii, Illinois, Kansas, New Jersey, New Mexico, Tennessee, Washington and Wisconsin have refused to grant class certification or have dismissed plaintiffs’ class action allegations. Plaintiffs voluntarily dismissed a case in Michigan after a trial court dismissed the claims plaintiffs asserted under the Michigan Unfair Trade and Consumer Protection Act.
Several appellate courts have issued rulings that either affirmed rulings in favor of Altria Group, Inc. and/or PM

USA or reversed rulings entered in favor of plaintiffs. In Florida, an intermediate appellate court overturned an order by a trial court that granted class certification in Hines. The Florida Supreme Court denied review in January 2008. The Supreme Court of Illinois has overturned a judgment that awarded damages to a certified class in the Price case. See The Price Case below for further discussion. In Louisiana, the U.S. Court of Appeals for the Fifth Circuit dismissed a purported “Lights” class action brought in Louisiana federal court (Sullivan) on the grounds that plaintiffs’ claims were preempted by the FCLAA. In New York, the U.S. Court of Appeals for the Second Circuit overturned a decision by a New York trial court in Schwab that granted plaintiffs’ motion for certification of a nationwide class of all U.S. residents that purchased cigarettes in the United States that were labeled “Light” or “Lights.” In July 2010, plaintiffs in Schwab voluntarily dismissed the case with prejudice. In Ohio, the Ohio Supreme Court overturned class certifications in the Marrone and Phillips cases. Plaintiffs voluntarily dismissed without prejudice both cases in August 2009, but refiled in federal court as the Phillips case (discussed above). The Supreme Court of Washington denied a motion for interlocutory review filed by the plaintiffs in the Davies case that sought review of an order by the trial court that refused to certify a class. Plaintiffs subsequently voluntarily dismissed the Davies case with prejudice. In August 2011, the U.S. Court of Appeals for the Seventh Circuit affirmed the Illinois federal district court’s dismissal of “Lights” claims brought against PM USA in the Cleary case. In Curtis, a certified class action, in May 2012, the Minnesota Supreme Court affirmed the trial court’s entry of summary judgment in favor of PM USA, concluding this litigation.
In Lawrence, in August 2012, the New Hampshire Supreme Court reversed the trial court’s order to certify a class and subsequently denied plaintiffs’ rehearing petition. In October 2012, the case was dismissed after plaintiffs filed a motion to dismiss the case with prejudice, concluding this litigation.

▪Other Developments: In Oregon (Pearson), a state court denied plaintiffs’ motion for interlocutory review of the trial court’s refusal to certify a class. In February 2007, PM USA filed a motion for summary judgment based on federal preemption and the Oregon statutory exemption. In September 2007, the district court granted PM USA’s motion based on express preemption under the FCLAA, and plaintiffs appealed this dismissal and the class certification denial to the Oregon Court of Appeals. Argument was held in April 2010. In June 2013, the Oregon Court of Appeals reversed the trial court’s denial of class certification and remanded to the trial court for further consideration of class certification. In July 2013, PM USA filed a petition for reconsideration with the Oregon Court of Appeals, which was denied in August 2013. PM USA filed its petition for review to the Oregon Supreme Court on October 25, 2013, which the court accepted on

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January 16, 2014. Oral argument is scheduled for June 23, 2014.
In December 2009, the state trial court in Carroll (formerly known as Holmes) (pending in Delaware) denied PM USA’s motion for summary judgment based on an exemption provision in the Delaware Consumer Fraud Act. In January 2011, the trial court allowed the plaintiffs to file an amended complaint substituting class representatives and naming Altria Group, Inc. and PMI as additional defendants. In July 2011, the parties stipulated to the dismissal without prejudice of Altria Group, Inc. and PMI. In February 2013, the trial court approved the parties’ stipulation to the dismissal without prejudice of Altria Group, Inc. and PMI. PM USA is now the sole defendant in the case.

▪The Price Case: Trial in Price commenced in state court in Illinois in January 2003 and, in March 2003, the judge found in favor of the plaintiff class and awarded $7.1 billion in compensatory damages and $3.0 billion in punitive damages against PM USA. In December 2005, the Illinois Supreme Court reversed the trial court’s judgment in favor of the plaintiffs. In November 2006, the United States Supreme Court denied plaintiffs’ petition for writ of certiorari and, in December 2006, the Circuit Court of Madison County enforced the Illinois Supreme Court’s mandate and dismissed the case with prejudice.
In December 2008, plaintiffs filed with the trial court a petition for relief from the final judgment that was entered in favor of PM USA. Specifically, plaintiffs sought to vacate the judgment entered by the trial court on remand from the 2005 Illinois Supreme Court decision overturning the verdict on the ground that the United States Supreme Court’s December 2008 decision in Good demonstrated that the Illinois Supreme Court’s decision was “inaccurate.” PM USA filed a motion to dismiss plaintiffs’ petition and, in February 2009, the trial court granted PM USA’s motion on the basis that the petition was not timely filed. In March 2009, the Price plaintiffs filed a notice of appeal with the Fifth Judicial District of the Appellate Court of Illinois. In February 2011, the intermediate appellate court ruled that the petition was timely filed and reversed the trial court’s dismissal of the plaintiffs’ petition and, in September 2011, the Illinois Supreme Court declined PM USA’s petition for review. As a result, the case was returned to the trial court for proceedings on whether the court should grant the plaintiffs’ petition to reopen the prior judgment. In February 2012, plaintiffs filed an amended petition, which PM USA opposed. Subsequently, in responding to PM USA’s opposition to the amended petition, plaintiffs asked the trial court to reinstate the original judgment.  The trial court denied plaintiffs’ petition in December 2012. In January 2013, plaintiffs filed a notice of appeal with the Fifth Judicial District. In January 2013, PM USA filed a motion asking the Illinois Supreme Court to immediately exercise its jurisdiction over the appeal. In February 2013, the Illinois Supreme Court denied PM USA’s motion. Oral argument on plaintiffs’ appeal to the Fifth Judicial District was heard in October 2013.
In June 2009, the plaintiff in an individual smoker lawsuit (Kelly) brought on behalf of an alleged smoker of “Lights” cigarettes in Madison County, Illinois state court filed a motion seeking a declaration that his claims under the Illinois Consumer Fraud Act are not (i) barred by the exemption in that statute based on his assertion that the Illinois Supreme Court’s decision in Price is no longer good law in light of the decisions by the United States Supreme Court in Good and Watson, and (ii) preempted in light of the United States Supreme Court’s decision in Good. In September 2009, the court granted plaintiff’s motion as to federal preemption, but denied it with respect to the state statutory exemption.

▪ State Trial Court Class Certifications: State trial courts have certified classes against PM USA in several jurisdictions. Over time, several such cases have been dismissed by the courts at the summary judgment stage. Certified class actions remain pending at the trial or appellate level in California (Brown), Massachusetts (Aspinall), Missouri (Larsen) and Arkansas (Miner). Significant developments in these cases include:

▪
Aspinall: In August 2004, the Massachusetts Supreme Judicial Court affirmed the class certification order. In August 2006, the trial court denied PM USA’s motion for summary judgment and granted plaintiffs’ cross-motion for summary judgment on the defenses of federal preemption and a state law exemption to Massachusetts’ consumer protection statute. On motion of the parties, the trial court subsequently reported its decision to deny summary judgment to the appeals court for review and stayed further proceedings pending completion of the appellate review. In March 2009, the Massachusetts Supreme Judicial Court affirmed the order denying summary judgment to PM USA and granting the plaintiffs’ cross-motion. In January 2010, plaintiffs moved for partial summary judgment as to liability claiming collateral estoppel from the findings in the case brought by the Department of Justice (see Health Care Cost Recovery Litigation - Federal Government’s Lawsuit described above). In March 2012, the trial court denied plaintiffs’ motion. In February 2013, the trial court, upon agreement of the parties, dismissed without prejudice plaintiffs’ claims against Altria Group, Inc. PM USA is now the sole defendant in the case. In September 2013, the case was transferred to the Business Litigation Session of the Massachusetts Superior Court. Also in September 2013, plaintiffs filed a motion for partial summary judgment on the scope of remedies available in the case.

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▪
Brown: In June 1997, plaintiffs filed suit in California state court alleging that domestic cigarette manufacturers, including PM USA and others, violated California law regarding unfair, unlawful and fraudulent business practices.  In May 2009, the California Supreme Court reversed an earlier trial court decision that decertified the class and remanded the case to the trial court.  The class consists of individuals who, at the time they were residents of California, (i) smoked in California one or more cigarettes manufactured by PM USA that were labeled and/or advertised with the terms or phrases “light,” “medium,” “mild,” “low tar,” and/or “lowered tar and nicotine,” but not including any cigarettes labeled or advertised with the terms or phrases “ultra light” or “ultra low tar,” and (ii) who were exposed to defendant’s marketing and advertising activities in California.  Plaintiffs are seeking restitution of a portion of the costs of “light” cigarettes purchased during the class period and injunctive relief ordering corrective communications. In September 2012, at the plaintiffs’ request, the trial court dismissed all defendants except PM USA from the lawsuit.  Trial began in April 2013. In May 2013 the plaintiffs redefined the class to include California residents who smoked in California one or more of defendant’s Marlboro Lights cigarettes between January 1, 1998 and April 23, 2001, and who were exposed to defendant’s marketing and advertising activities in California. In June 2013, PM USA filed a motion to decertify the class. Trial concluded in July 2013. In September 2013, the court issued a final Statement of Decision, in which the court found that PM USA violated California law, but that plaintiffs had not established a basis for relief. On this basis, the court granted judgment for PM USA. The court also denied PM USA’s motion to decertify the class. In October 2013, the court entered final judgment in favor of PM USA. PM USA filed a motion seeking $766,321 in costs as the prevailing party. On October 30, 2013, plaintiffs filed a motion for sanctions seeking to offset PM USA’s claimed costs in light of alleged discovery violations and, on November 8, 2013, filed a motion requesting the court deny or reduce such costs. On November 8, 2013, plaintiffs moved for a new trial, which the court denied on December 12, 2013. On December 13, 2013, plaintiffs filed a notice of appeal and, on January 2, 2014, PM USA filed a conditional cross appeal.

▪
Larsen: In August 2005, a Missouri Court of Appeals affirmed the class certification order. In December 2009, the trial court denied plaintiffs’ motion for reconsideration of the period during which potential class members can qualify to become part of the class. The class period remains 1995 - 2003. In June 2010, PM USA’s motion for partial summary judgment regarding plaintiffs’ request for punitive damages was denied. In

April 2010, plaintiffs moved for partial summary judgment as to an element of liability in the case, claiming collateral estoppel from the findings in the case brought by the Department of Justice (see Federal Government’s Lawsuit described above). The plaintiffs’ motion was denied in December 2010. In June 2011, PM USA filed various summary judgment motions challenging the plaintiffs’ claims. In August 2011, the trial court granted PM USA’s motion for partial summary judgment, ruling that plaintiffs could not present a damages claim based on allegations that Marlboro Lights are more dangerous than Marlboro Reds. The trial court denied PM USA’s remaining summary judgment motions. Trial in the case began in September 2011 and, in October 2011 the court declared a mistrial after the jury failed to reach a verdict. On January 27, 2014, the trial court reversed its prior ruling granting partial summary judgment against plaintiffs' "more dangerous" claim and allowed plaintiffs to pursue that claim. Currently, there is no scheduled trial date.

▪
Miner: In June 2007, the United States Supreme Court reversed the lower court rulings in Miner (formerly known as Watson) that denied plaintiffs’ motion to have the case heard in a state, as opposed to federal, trial court. The Supreme Court rejected defendants’ contention that the case must be tried in federal court under the “federal officer” statute. The case was removed to federal court in Arkansas and the case was transferred to the MDL proceeding discussed above. In November 2010, the district court in the MDL proceeding remanded the case to Arkansas state court. In December 2011, plaintiffs voluntarily dismissed their claims against Altria Group, Inc. without prejudice. In March 2013, plaintiffs filed a class certification motion. On November 8, 2013, the trial court granted class certification. The certified class includes those individuals who, from November 1, 1971 through June 22, 2010, purchased Marlboro Lights, including Marlboro Ultra Lights, for personal consumption in Arkansas. PM USA filed a notice of appeal of the class certification ruling to the Arkansas Supreme Court on December 2, 2013.

Certain Other Tobacco-Related Litigation

▪Tobacco Price Case: One case remains pending in Kansas (Smith) in which plaintiffs allege that defendants, including PM USA and Altria Group, Inc., conspired to fix cigarette prices in violation of antitrust laws. Plaintiffs’ motion for class certification was granted. In March 2012, the trial court granted defendants’ motions for summary judgment. Plaintiffs sought the trial court’s reconsideration of its decision, but in June 2012, the trial court denied plaintiffs’ motion for reconsideration. Plaintiffs have appealed the decision, and defendants have cross-appealed the trial court’s

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class certification decision, to the Court of Appeals of Kansas. Oral argument occurred on December 11, 2013.

▪Ignition Propensity Cases: PM USA and Altria Group, Inc. are currently facing litigation alleging that a fire caused by cigarettes led to individuals’ deaths.  In a Kentucky case (Walker), the federal district court denied plaintiffs’ motion to remand the case to state court and dismissed plaintiffs’ claims in February 2009. Plaintiffs subsequently filed a notice of appeal. In October 2011, the U.S. Court of Appeals for the Sixth Circuit reversed the portion of the district court decision that denied remand of the case to Kentucky state court and remanded the case to Kentucky state court. The Sixth Circuit did not address the merits of the district court’s dismissal order. Defendants’ petition for rehearing with the Sixth Circuit was denied in December 2011. Defendants filed a renewed motion to dismiss in state court in March 2013. Based on new evidence, in June 2013, defendants removed the case for a second time to the U.S. District Court for the Western District of Kentucky and re-filed their motion to dismiss in June 2013. In July 2013, plaintiffs filed a motion to remand the case to Kentucky state court.

▪False Claims Act Case: PM USA is a defendant in a qui tam action filed in the U.S. District Court for the District of Columbia (United States ex rel. Anthony Oliver) alleging violation of the False Claims Act in connection with sales of cigarettes to the U.S. military. The relator contends that PM USA violated “most favored customer” provisions in government contracts and regulations by selling cigarettes to non-military customers in overseas markets at more favorable prices than it sold to the U.S. military exchange services for resale on overseas military bases in those same markets. The relator has dropped Altria Group, Inc. as a defendant and has dropped claims related to post-MSA price increases on cigarettes sold to the U.S. military. In July 2012, PM USA filed a motion to dismiss, which was granted in June 2013, and the case was dismissed with prejudice. In July 2013, the relator appealed the dismissal to the U.S. Court of Appeals for the D.C. Circuit.

▪Argentine Grower Cases: PM USA and Altria Group, Inc. are named as defendants in five cases (Hupan, Chalanuk, Rodriguez Da Silva, Aranda and Taborda) filed in Delaware state court against multiple defendants by the parents of Argentine children born with alleged birth defects. Plaintiffs in these cases allege that they grew tobacco in Argentina under contract with Tabacos Norte S.A., an alleged subsidiary of PMI, and that they and their infant children were exposed directly and in utero to hazardous herbicides and pesticides used in the production and cultivation of tobacco. Plaintiffs seek compensatory and punitive damages against all defendants. Altria Group, Inc. and PM USA are in discussions with PMI regarding indemnification for these cases pursuant to the Distribution Agreement between Altria Group, Inc. and

PMI. See Guarantees and Other Similar Matters below for a discussion of the Distribution Agreement. In December 2012, Altria Group, Inc. and certain other defendants were dismissed from the Hupan, Chalanuk and Rodriguez Da Silva cases. Altria Group, Inc. and certain other defendants were dismissed from Aranda and Taborda in May 2013 and October 2013, respectively. The three remaining defendants in the five cases are PM USA, Philip Morris Global Brands (a subsidiary of PMI) and Monsanto Company.

UST Litigation

Claims related to smokeless tobacco products generally fall within the following categories:
First, UST and/or its tobacco subsidiaries has been named in certain actions in West Virginia (See In re: Tobacco Litigation above) brought by or on behalf of individual plaintiffs against cigarette manufacturers, smokeless tobacco manufacturers and other organizations seeking damages and other relief in connection with injuries allegedly sustained as a result of tobacco usage, including smokeless tobacco products. Included among the plaintiffs are five individuals alleging use of USSTC’s smokeless tobacco products and alleging the types of injuries claimed to be associated with the use of smokeless tobacco products. USSTC, along with other non-cigarette manufacturers, has remained severed from such proceedings since December 2001.
Second, UST and/or its tobacco subsidiaries has been named in a number of other individual tobacco and health suits over time. Plaintiffs’ allegations of liability in these cases are based on various theories of recovery, such as negligence, strict liability, fraud, misrepresentation, design defect, failure to warn, breach of implied warranty, addiction and breach of consumer protection statutes. Plaintiffs seek various forms of relief, including compensatory and punitive damages, and certain equitable relief, including but not limited to disgorgement. Defenses raised in these cases include lack of causation, assumption of the risk, comparative fault and/or contributory negligence, and statutes of limitations. USSTC is currently named in one such action in Florida (Vassallo).

Environmental Regulation

Altria Group, Inc. and its subsidiaries (and former subsidiaries) are subject to various federal, state and local laws and regulations concerning the discharge of materials into the environment, or otherwise related to environmental protection, including, in the United States: The Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “Superfund”), which can impose joint and several liability on each responsible party. Subsidiaries (and former subsidiaries) of Altria Group, Inc. are involved in several matters subjecting them to

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potential costs of remediation and natural resource damages under Superfund or other laws and regulations. Altria Group, Inc.’s subsidiaries expect to continue to make capital and other expenditures in connection with environmental laws and regulations.
Altria Group, Inc. provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change. Other than those amounts, it is not possible to reasonably estimate the cost of any environmental remediation and compliance efforts that subsidiaries of Altria Group, Inc. may undertake in the future. In the opinion of management, however, compliance with environmental laws and regulations, including the payment of any remediation costs or damages and the making of related expenditures, has not had, and is not expected to have, a material adverse effect on Altria Group, Inc.’s consolidated results of operations, capital expenditures, financial position or cash flows.
Guarantees and Other Similar Matters
In the ordinary course of business, certain subsidiaries of Altria Group, Inc. have agreed to indemnify a limited number of third parties in the event of future litigation. At December 31, 2013, Altria Group, Inc. and certain of its subsidiaries were also contingently liable for $32 million of guarantees related to their own performance, consisting primarily of surety bonds. In addition, from time to time, subsidiaries of Altria Group, Inc. issue lines of credit to affiliated entities. These items have not had, and are not expected to have, a significant impact on Altria Group, Inc.’s liquidity.
Under the terms of a distribution agreement between Altria Group, Inc. and PMI (the “Distribution Agreement”), entered into as a result of Altria Group, Inc.'s 2008 spin-off of its former subsidiary PMI, liabilities concerning tobacco products will be allocated based in substantial part on the manufacturer. PMI will indemnify Altria Group, Inc. and PM USA for liabilities related to tobacco products manufactured by PMI or contract manufactured for PMI by PM USA, and PM USA will indemnify PMI for liabilities related to tobacco products manufactured by PM USA, excluding tobacco products contract manufactured for PMI. Altria Group, Inc. does not have a related liability recorded on its consolidated balance sheet at December 31, 2013 as the fair value of this indemnification is insignificant.
As more fully discussed in Note 19. Condensed Consolidating Financial Information, PM USA has issued guarantees relating to Altria Group, Inc.’s obligations under its outstanding debt securities, borrowings under the Credit Agreement and amounts outstanding under its commercial paper program.
Redeemable Noncontrolling Interest
In September 2007, Ste. Michelle completed the acquisition of Stag’s Leap Wine Cellars through one of its consolidated subsidiaries, Michelle-Antinori, LLC (“Michelle-Antinori”), in which Ste. Michelle holds an 85% ownership interest with a 15% noncontrolling interest held by Antinori California (“Antinori”). In connection with the acquisition of Stag’s Leap Wine Cellars, Ste. Michelle entered into a put arrangement with Antinori. The put arrangement, as later amended, provides Antinori with the right to require Ste. Michelle to purchase its 15% ownership interest in Michelle-Antinori at a price equal to Antinori’s initial investment of $27 million. The put arrangement became exercisable on September 11, 2010 and has no expiration date. As of December 31, 2013, the redemption value of the put arrangement did not exceed the noncontrolling interest balance. Therefore, no adjustment to the value of the redeemable noncontrolling interest was recognized on the consolidated balance sheet for the put arrangement.
The noncontrolling interest put arrangement is accounted for as mandatorily redeemable securities because redemption is outside of the control of Ste. Michelle. As such, the redeemable noncontrolling interest is reported in the mezzanine equity section on the consolidated balance sheets at December 31, 2013 and 2012.
Note 19. Condensed Consolidating Financial Information
PM USA, which is a wholly-owned subsidiary of Altria Group, Inc., has guaranteed Altria Group, Inc.’s obligations under its outstanding debt securities, borrowings under its Credit Agreement and amounts outstanding under its commercial paper program (the “Guarantees”). Pursuant to the Guarantees, PM USA fully and unconditionally guarantees, as primary obligor, the payment and performance of Altria Group, Inc.’s obligations under the guaranteed debt instruments (the “Obligations”), subject to release under certain customary circumstances as noted below.
The Guarantees provide that PM USA guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of the Obligations. The liability of PM USA under the Guarantees is absolute and unconditional irrespective of: any lack of validity, enforceability or genuineness of any provision of any agreement or instrument relating thereto; any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any agreement or instrument relating thereto; any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or any other circumstance that might otherwise constitute a defense available to, or a discharge of, Altria Group, Inc. or PM USA.
The obligations of PM USA under the Guarantees are limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of PM USA that are relevant under Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Guarantees, result in PM USA’s obligations under the Guarantees not constituting a fraudulent transfer or conveyance. For this purpose, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.
PM USA will be unconditionally released and discharged from the Obligations upon the earliest to occur of:
▪the date, if any, on which PM USA consolidates with or merges into Altria Group, Inc. or any successor;
▪the date, if any, on which Altria Group, Inc. or any successor consolidates with or merges into PM USA;
▪the payment in full of the Obligations pertaining to such Guarantees; and
▪the rating of Altria Group, Inc.’s long-term senior unsecured debt by Standard & Poor’s of A or higher.
At December 31, 2013, the respective principal wholly-owned subsidiaries of Altria Group, Inc. and PM USA were not limited by long-term debt or other agreements in their ability to pay cash dividends or make other distributions with respect to their common stock.
The following sets forth the condensed consolidating balance sheets as of December 31, 2013 and 2012, condensed consolidating statements of earnings and comprehensive earnings for the years ended December 31, 2013, 2012 and 2011, and condensed consolidating statements of cash flows for the years ended December 31, 2013, 2012 and 2011 for Altria Group, Inc., PM USA and Altria Group, Inc.’s other subsidiaries that are not guarantors of Altria Group, Inc.’s debt instruments (the “Non-Guarantor Subsidiaries”). The financial information is based on Altria Group, Inc.’s understanding of the Securities and Exchange Commission (“SEC”) interpretation and application of Rule 3-10 of SEC Regulation S-X.
The financial information may not necessarily be indicative of results of operations or financial position had PM USA and the Non-Guarantor Subsidiaries operated as independent entities. Altria Group, Inc. and PM USA account for investments in their subsidiaries under the equity method of accounting.

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Balance Sheets
(in millions of dollars)
____________________________

at December 31, 2013	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$3,114	$1	$60	$—	$3,175
Receivables	—	11	104	—	115
Inventories:
Leaf tobacco	—	564	369	—	933
Other raw materials	—	121	59	—	180
Work in process	—	3	391	—	394
Finished product	—	141	231	—	372
	—	829	1,050	—	1,879
Due from Altria Group, Inc. and subsidiaries	590	3,253	1,706	(5,549)	—
Deferred income taxes	2	1,133	26	(61)	1,100
Other current assets	109	125	105	(18)	321
Total current assets	3,815	5,352	3,051	(5,628)	6,590
Property, plant and equipment, at cost	2	3,269	1,546	—	4,817
Less accumulated depreciation	2	2,168	619	—	2,789
	—	1,101	927	—	2,028
Goodwill	—	—	5,174	—	5,174
Other intangible assets, net	—	2	12,056	—	12,058
Investment in SABMiller	6,455	—	—	—	6,455
Investment in consolidated subsidiaries	11,227	2,988	—	(14,215)	—
Finance assets, net	—	—	1,997	—	1,997
Due from Altria Group, Inc. and subsidiaries	4,790	—	—	(4,790)	—
Other assets	157	455	218	(273)	557
Total Assets	$26,444	$9,898	$23,423	$(24,906)	$34,859

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Balance Sheets (Continued)
(in millions of dollars)
____________________________

at December 31, 2013	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Liabilities
Current portion of long-term debt	$525	$—	$—	$—	$525
Accounts payable	26	106	277	—	409
Accrued liabilities:
Marketing	—	464	48	—	512
Employment costs	94	10	151	—	255
Settlement charges	—	3,386	5	—	3,391
Other	302	531	253	(79)	1,007
Dividends payable	959	—	—	—	959
Due to Altria Group, Inc. and subsidiaries	4,487	473	589	(5,549)	—
Total current liabilities	6,393	4,970	1,323	(5,628)	7,058
Long-term debt	13,692	—	300	—	13,992
Deferred income taxes	1,867	—	5,260	(273)	6,854
Accrued pension costs	197	—	15	—	212
Accrued postretirement health care costs	—	1,437	718	—	2,155
Due to Altria Group, Inc. and subsidiaries	—	—	4,790	(4,790)	—
Other liabilities	176	130	129	—	435
Total Liabilities	22,325	6,537	12,535	(10,691)	30,706
Contingencies
Redeemable noncontrolling interest	—	—	35	—	35
Stockholders’ Equity
Common stock	935	—	9	(9)	935
Additional paid-in capital	5,714	3,310	10,328	(13,638)	5,714
Earnings reinvested in the business	25,168	282	1,498	(1,780)	25,168
Accumulated other comprehensive losses	(1,378)	(231)	(981)	1,212	(1,378)
Cost of repurchased stock	(26,320)	—	—	—	(26,320)
Total stockholders’ equity attributable to Altria Group, Inc.	4,119	3,361	10,854	(14,215)	4,119
Noncontrolling interests	—	—	(1)	—	(1)
Total stockholders’ equity	4,119	3,361	10,853	(14,215)	4,118
Total Liabilities and Stockholders’ Equity	$26,444	$9,898	$23,423	$(24,906)	$34,859

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Balance Sheets
(in millions of dollars)
____________________________

at December 31, 2012	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Assets
Cash and cash equivalents	$2,862	$—	$38	$—	$2,900
Receivables	101	7	85	—	193
Inventories:
Leaf tobacco	—	512	364	—	876
Other raw materials	—	127	46	—	173
Work in process	—	3	346	—	349
Finished product	—	117	231	—	348
	—	759	987	—	1,746
Due from Altria Group, Inc. and subsidiaries	834	3,424	1,171	(5,429)	—
Deferred income taxes	—	1,246	16	(46)	1,216
Other current assets	—	193	175	(108)	260
Total current assets	3,797	5,629	2,472	(5,583)	6,315
Property, plant and equipment, at cost	2	3,253	1,495	—	4,750
Less accumulated depreciation	2	2,073	573	—	2,648
	—	1,180	922	—	2,102
Goodwill	—	—	5,174	—	5,174
Other intangible assets, net	—	2	12,076	—	12,078
Investment in SABMiller	6,637	—	—	—	6,637
Investment in consolidated subsidiaries	9,521	3,018	—	(12,539)	—
Finance assets, net	—	—	2,581	—	2,581
Due from Altria Group, Inc. and subsidiaries	4,500	—	—	(4,500)	—
Other assets	136	530	141	(365)	442
Total Assets	$24,591	$10,359	$23,366	$(22,987)	$35,329

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Balance Sheets (Continued)
(in millions of dollars)
____________________________

at December 31, 2012	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Liabilities
Current portion of long-term debt	$1,459	$—	$—	$—	$1,459
Accounts payable	4	155	292	—	451
Accrued liabilities:
Marketing	—	526	42	—	568
Employment costs	27	10	147	—	184
Settlement charges	—	3,610	6	—	3,616
Other	469	506	272	(154)	1,093
Dividends payable	888	—	—	—	888
Due to Altria Group, Inc. and subsidiaries	3,965	409	1,055	(5,429)	—
Total current liabilities	6,812	5,216	1,814	(5,583)	8,259
Long-term debt	12,120	—	299	—	12,419
Deferred income taxes	2,034	—	4,983	(365)	6,652
Accrued pension costs	235	—	1,500	—	1,735
Accrued postretirement health care costs	—	1,759	745	—	2,504
Due to Altria Group, Inc. and subsidiaries	—	—	4,500	(4,500)	—
Other liabilities	222	178	156	—	556
Total Liabilities	21,423	7,153	13,997	(10,448)	32,125
Contingencies
Redeemable noncontrolling interest	—	—	34	—	34
Stockholders’ Equity
Common stock	935	—	9	(9)	935
Additional paid-in capital	5,688	3,321	10,272	(13,593)	5,688
Earnings reinvested in the business	24,316	314	943	(1,257)	24,316
Accumulated other comprehensive losses	(2,040)	(429)	(1,891)	2,320	(2,040)
Cost of repurchased stock	(25,731)	—	—	—	(25,731)
Total stockholders’ equity attributable to Altria Group, Inc.	3,168	3,206	9,333	(12,539)	3,168
Noncontrolling interests	—	—	2	—	2
Total stockholders’ equity	3,168	3,206	9,335	(12,539)	3,170
Total Liabilities and Stockholders’ Equity	$24,591	$10,359	$23,366	$(22,987)	$35,329

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2013	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,231	$3,269	$(34)	$24,466
Cost of sales	—	6,281	959	(34)	7,206
Excise taxes on products	—	6,553	250	—	6,803
Gross profit	—	8,397	2,060	—	10,457
Marketing, administration and research costs	223	1,837	260	—	2,320
Changes to Mondelēz & PMI tax-related receivables/payables	25	(3)	—	—	22
Asset impairment and exit costs	—	3	8	—	11
Amortization of intangibles	—	—	20	—	20
Operating (expense) income	(248)	6,560	1,772	—	8,084
Interest and other debt expense, net	643	2	404	—	1,049
Loss on early extinguishment of debt	1,084	—	—	—	1,084
Earnings from equity investment in SABMiller	(991)	—	—	—	(991)
(Loss) earnings before income taxes and equity earnings of subsidiaries	(984)	6,558	1,368	—	6,942
(Benefit) provision for income taxes	(488)	2,406	489	—	2,407
Equity earnings of subsidiaries	5,031	216	—	(5,247)	—
Net earnings	4,535	4,368	879	(5,247)	4,535
Net earnings attributable to noncontrolling interests	—	—	—	—	—
Net earnings attributable to Altria Group, Inc.	$4,535	$4,368	$879	$(5,247)	$4,535

Net earnings	$4,535	$4,368	$879	$(5,247)	$4,535
Other comprehensive earnings, net of deferred income taxes	662	198	910	(1,108)	662
Comprehensive earnings	5,197	4,566	1,789	(6,355)	5,197
Comprehensive earnings attributable to noncontrolling interests	—	—	—	—	—
Comprehensive earnings attributable to Altria Group, Inc.	$5,197	$4,566	$1,789	$(6,355)	$5,197

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2012	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,531	$3,110	$(23)	$24,618
Cost of sales	—	7,067	893	(23)	7,937
Excise taxes on products	—	6,831	287	—	7,118
Gross profit	—	7,633	1,930	—	9,563
Marketing, administration and research costs	210	1,867	204	—	2,281
Changes to Mondelēz and PMI tax-related receivables/payables	(52)	—	—	—	(52)
Asset impairment and exit costs	1	59	1	—	61
Amortization of intangibles	—	—	20	—	20
Operating (expense) income	(159)	5,707	1,705	—	7,253
Interest and other debt expense (income), net	705	(3)	424	—	1,126
Loss on early extinguishment of debt	874	—	—	—	874
Earnings from equity investment in SABMiller	(1,224)	—	—	—	(1,224)
(Loss) earnings before income taxes and equity earnings of subsidiaries	(514)	5,710	1,281	—	6,477
(Benefit) provision for income taxes	(196)	2,100	390	—	2,294
Equity earnings of subsidiaries	4,498	218	—	(4,716)	—
Net earnings	4,180	3,828	891	(4,716)	4,183
Net earnings attributable to noncontrolling interests	—	—	(3)	—	(3)
Net earnings attributable to Altria Group, Inc.	$4,180	$3,828	$888	$(4,716)	$4,180

Net earnings	$4,180	$3,828	$891	$(4,716)	$4,183
Other comprehensive losses, net of deferred income taxes	(153)	(117)	(242)	359	(153)
Comprehensive earnings	4,027	3,711	649	(4,357)	4,030
Comprehensive earnings attributable to noncontrolling interests	—	—	(3)	—	(3)
Comprehensive earnings attributable to Altria Group, Inc.	$4,027	$3,711	$646	$(4,357)	$4,027

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Earnings and Comprehensive Earnings
(in millions of dollars)
_____________________________

for the year ended December 31, 2011	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Net revenues	$—	$21,330	$2,496	$(26)	$23,800
Cost of sales	—	6,883	823	(26)	7,680
Excise taxes on products	—	6,846	335	—	7,181
Gross profit	—	7,601	1,338	—	8,939
Marketing, administration and research costs	186	2,164	293	—	2,643
Changes to Mondelēz and PMI tax-related receivables/payables	(14)	—	—	—	(14)
Asset impairment and exit costs	8	200	14	—	222
Amortization of intangibles	—	—	20	—	20
Operating (expense) income	(180)	5,237	1,011	—	6,068
Interest and other debt expense, net	698	61	457	—	1,216
Earnings from equity investment in SABMiller	(730)	—	—	—	(730)
(Loss) earnings before income taxes and equity earnings of subsidiaries	(148)	5,176	554	—	5,582
(Benefit) provision for income taxes	(199)	1,930	458	—	2,189
Equity earnings of subsidiaries	3,339	153	—	(3,492)	—
Net earnings	3,390	3,399	96	(3,492)	3,393
Net earnings attributable to noncontrolling interests	—	—	(3)	—	(3)
Net earnings attributable to Altria Group, Inc.	$3,390	$3,399	$93	$(3,492)	$3,390

Net earnings	$3,390	$3,399	$96	$(3,492)	$3,393
Other comprehensive losses, net of deferred income taxes	(403)	(36)	(209)	245	(403)
Comprehensive earnings (losses)	2,987	3,363	(113)	(3,247)	2,990
Comprehensive earnings attributable to noncontrolling interests	—	—	(3)	—	(3)
Comprehensive earnings attributable to Altria Group, Inc.	$2,987	$3,363	$(116)	$(3,247)	$2,987

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2013	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$4,520	$4,192	$387	$(4,724)	$4,375
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(31)	(100)	—	(131)
Proceeds from finance assets	—	—	716	—	716
Other	—	—	17	—	17
Net cash (used in) provided by investing activities	—	(31)	633	—	602
Cash Provided by (Used in) Financing Activities
Long-term debt issued	4,179	—	—	—	4,179
Long-term debt repaid	(3,559)	—	—	—	(3,559)
Repurchases of common stock	(634)	—	—	—	(634)
Dividends paid on common stock	(3,612)	—	—	—	(3,612)
Changes in amounts due to/from Altria Group, Inc. and subsidiaries	432	240	(672)	—	—
Financing fees and debt issuance costs	(39)	—	—	—	(39)
Tender premiums and fees related to early extinguishment of debt	(1,054)	—	—	—	(1,054)
Cash dividends paid to parent	—	(4,400)	(324)	4,724	—
Other	19	—	(2)	—	17
Net cash used in financing activities	(4,268)	(4,160)	(998)	4,724	(4,702)
Cash and cash equivalents:
Increase	252	1	22	—	275
Balance at beginning of year	2,862	—	38	—	2,900
Balance at end of year	$3,114	$1	$60	$—	$3,175

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2012	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$3,063	$4,200	$549	$(3,927)	$3,885
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(35)	(89)	—	(124)
Proceeds from finance assets	—	—	1,049	—	1,049
Other	—	—	(5)	—	(5)
Net cash (used in) provided by investing activities	—	(35)	955	—	920
Cash Provided by (Used in) Financing Activities
Long-term debt issued	2,787	—	—	—	2,787
Long-term debt repaid	(2,000)	—	(600)	—	(2,600)
Repurchases of common stock	(1,082)	—	—	—	(1,082)
Dividends paid on common stock	(3,400)	—	—	—	(3,400)
Changes in amounts due to/from Altria Group, Inc. and subsidiaries	1,128	(475)	(653)	—	—
Financing fees and debt issuance costs	(22)	—	—	—	(22)
Tender premiums and fees related to early extinguishment of debt	(864)	—	—	—	(864)
Cash dividends paid to parent	—	(3,690)	(237)	3,927	—
Other	7	—	(1)	—	6
Net cash used in financing activities	(3,446)	(4,165)	(1,491)	3,927	(5,175)
Cash and cash equivalents:
(Decrease) increase	(383)	—	13	—	(370)
Balance at beginning of year	3,245	—	25	—	3,270
Balance at end of year	$2,862	$—	$38	$—	$2,900

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Condensed Consolidating Statements of Cash Flows
(in millions of dollars)
_____________________________

for the year ended December 31, 2011	Altria Group, Inc.	PM USA	Non- Guarantor Subsidiaries	Total Consolidating Adjustments	Consolidated
Cash Provided by Operating Activities
Net cash provided by operating activities	$3,515	$3,719	$226	$(3,879)	$3,581
Cash Provided by (Used in) Investing Activities
Capital expenditures	—	(26)	(79)	—	(105)
Proceeds from finance assets	—	—	490	—	490
Other	—	1	1	—	2
Net cash (used in) provided by investing activities	—	(25)	412	—	387
Cash Provided by (Used in) Financing Activities
Long-term debt issued	1,494	—	—	—	1,494
Repurchases of common stock	(1,327)	—	—	—	(1,327)
Dividends paid on common stock	(3,222)	—	—	—	(3,222)
Issuances of common stock	29	—	—	—	29
Changes in amounts due to/from Altria Group, Inc. and subsidiaries	441	(28)	(413)	—	—
Financing fees and debt issuance costs	(24)	—	—	—	(24)
Cash dividends paid to parent	—	(3,666)	(213)	3,879	—
Other	41	—	(3)	—	38
Net cash used in financing activities	(2,568)	(3,694)	(629)	3,879	(3,012)
Cash and cash equivalents:
Increase	947	—	9	—	956
Balance at beginning of year	2,298	—	16	—	2,314
Balance at end of year	$3,245	$—	$25	$—	$3,270

Altria Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
_________________________

Note 20. Quarterly Financial Data (Unaudited)

	2013 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$5,528	$6,305	$6,553	$6,080
Gross profit	$2,674	$2,554	$2,821	$2,408
Net earnings	$1,385	$1,266	$1,396	$488
Net earnings attributable to Altria Group, Inc.	$1,385	$1,266	$1,396	$488
Per share data:
Basic and diluted EPS attributable to Altria Group, Inc.	$0.69	$0.63	$0.70	$0.24
Dividends declared	$0.44	$0.44	$0.48	$0.48
Market price — high	$35.47	$37.61	$37.48	$38.58
— low	$31.85	$34.08	$33.12	$34.23

	2012 Quarters
(in millions, except per share data)	1st	2nd	3rd	4th
Net revenues	$5,647	$6,487	$6,242	$6,242
Gross profit	$2,202	$2,494	$2,484	$2,383
Net earnings	$1,195	$1,226	$657	$1,105
Net earnings attributable to noncontrolling interests	—	(1)	—	(2)
Net earnings attributable to Altria Group, Inc.	$1,195	$1,225	$657	$1,103
Per share data:
Basic and diluted EPS attributable to Altria Group, Inc.	$0.59	$0.60	$0.32	$0.55
Dividends declared	$0.41	$0.41	$0.44	$0.44
Market price — high	$31.00	$34.60	$36.29	$34.25
— low	$28.00	$30.74	$32.72	$30.01
During 2013 and 2012, the following pre-tax charges or (gains) were included in net earnings attributable to Altria Group, Inc.:

	2013 Quarters
(in millions)	1st	2nd	3rd	4th
NPM Adjustment Items	$(483)	$(36)	$(145)	$—
Tobacco and health judgments, including accrued interest	6	—	16	—
PMCC decrease to allowance for losses	(20)	(27)	—	—
Asset impairment, exit and implementation costs	1	1	—	10
Loss on early extinguishment of debt	—	—	—	1,084
SABMiller special items	15	(4)	14	6
	$(481)	$(66)	$(115)	$1,100

	2012 Quarters
(in millions)	1st	2nd	3rd	4th
Reduction to cumulative lease earnings related to the Closing Agreement	$—	$7	$—	$—
Tobacco and health judgments, including accrued interest	—	1	3	1
PMCC decrease to allowance for losses and recoveries	—	(11)	(33)	—
Asset impairment, exit and implementation costs	4	25	11	16
Loss on early extinguishment of debt	—	—	874	—
SABMiller special items	(309)	26	19	16
	$(305)	$48	$874	$33
As discussed in Note 14. Income Taxes, Altria Group, Inc. has recognized income tax benefits and charges in the consolidated statements of earnings during 2013 and 2012 as a result of various tax events.